                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)
     (2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            CANAAN ENERGY CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                                 NOT APPLICABLE
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         Common Stock, $.01 par value
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         4,020,560 shares of common stock (which excludes 333,149 shares owned by acquiror, which will be cancelled) and 470,287 shares of common stock issuable upon the exercise of stock options
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         Calculated pursuant to Fee Rate Advisory #8 dated January 16, 2002 based on $18.00 per share for outstanding shares to be acquired and difference between $18.00 and option exercise price for options to be cancelled.
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         $76,388,197
     -------------------------------------------------------------------------
     (5) Total fee paid:
         $7,028.
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------

                           CANAAN ENERGY CORPORATION
                        211 NORTH ROBINSON, SUITE 1000N
                         OKLAHOMA CITY, OKLAHOMA 73102

                                 May   , 2002

Dear Shareholder:

   You are cordially invited to attend a special meeting of shareholders of
Canaan Energy Corporation to be held at                         , on
            , at    [ ].m., local time. At the special meeting, you will be
asked to consider and approve the acquisition of Canaan Energy Corporation by Chesapeake Energy Corporation ("Chesapeake") by means of a merger of CHK Acquisition, Inc., a wholly-owned subsidiary of Chesapeake, with and into Canaan, pursuant to an Agreement and Plan of Merger ("Merger Agreement"), dated as of April 19, 2002. You should carefully read the Merger Agreement, a copy of which is attached as Appendix A to the accompanying proxy statement.

   Upon completion of the merger, each share of our common stock that is issued and outstanding immediately prior to the completion of the merger, other than those owned by Chesapeake and shares held by shareholders who exercise dissenter's appraisal rights, will be converted automatically into the right to receive the merger consideration of $18.00 in cash. We can only complete the merger if the holders of a majority of the outstanding shares approve the Merger Agreement.

   Our board of directors unanimously approved the Merger Agreement, declared the Merger Agreement advisable and in the best interests of our shareholders and unanimously recommended that our shareholders approve the Merger Agreement.

   The proxy statement provides you with a summary of the merger and additional information about the parties involved. If the Merger Agreement is approved by the requisite holders of our common stock, the closing of the merger will occur promptly following the special meeting if all of the other conditions to the closing of the merger are satisfied.

   Please give all of this information your careful attention. Whether or not you plan to attend the special meeting, you are requested to promptly complete, sign and date the enclosed proxy card and return it in the envelope provided. This will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. If you have any questions regarding the proposed transaction, please call Sue Barnard at (405) 604-9200.

                                          Sincerely,

                                          /s/  LEO E. WOODARD

                                          Leo E. Woodard
                                          Chairman of the Board and
                                            Chief Executive Officer

                           CANAAN ENERGY CORPORATION
                        211 North Robinson, Suite 1000N
                         Oklahoma City, Oklahoma 73102

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON             , 2002

To the Shareholders of
Canaan Energy Corporation:

   A special meeting of shareholders of Canaan Energy Corporation, an Oklahoma
corporation, will be held at                         , on             , 2002,
at   :00 [ ].m., local time, for the following purposes:

      1. To consider and act upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 19, 2002, among Canaan Energy Corporation, Chesapeake Energy Corporation and CHK Acquisition, Inc., a wholly-owned subsidiary of Chesapeake, relating to the merger of CHK Acquisition, Inc. with and into Canaan, with Canaan surviving the merger and becoming a wholly-owned subsidiary of Chesapeake; and

      2. To transact any other business as may properly come before the special meeting and any adjournments or postponements of that meeting.

   Our board of directors has fixed the close of business on May 10, 2002 as the record date for the special meeting. Accordingly, only shareholders of record on that date will be entitled to notice of and to vote at the special meeting and any adjournment or postponement of that meeting. On the record date, Canaan had outstanding 4,353,709 shares of common stock. A form of proxy and a proxy statement containing more detailed information with respect to matters to be considered at the special meeting accompany and form a part of this notice.

   All shareholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting, however, you are urged to complete, date, sign and return the enclosed proxy as promptly as possible. We have enclosed a postage-prepaid envelope for that purpose. If you attend the special meeting, you may vote in person even if you have already returned a proxy. IF YOU COMPLETE, SIGN, AND MAIL YOUR PROXY WITHOUT INDICATING HOW YOU WANT TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT. IF YOU ABSTAIN OR DO NOT VOTE, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGER.

                                          By Order of the Board of Directors,

                                          /s/  SUE BARNARD

                                          Sue Barnard
                                          Secretary

   The accompanying proxy statement of Canaan Energy Corporation is dated May , 2002 and the accompanying proxy statement and proxy are first being mailed
to shareholders of record on or about May   , 2002.

Oklahoma City, Oklahoma
May   , 2002

                           CANAAN ENERGY CORPORATION
                        211 North Robinson, Suite 1000N
                         Oklahoma City, Oklahoma 73102

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON             , 2002

                               TABLE OF CONTENTS

    SUMMARY............................................................  1
    The Parties To The Merger..........................................  1
    The Merger.........................................................  1
    Recommendation Of Our Board Of Directors And Reasons For The Merger  2
    Opinion Of Our Financial Advisor...................................  2
    Interests Of Certain Persons In The Merger.........................  2
    The Special Meeting Of Shareholders................................  3
    Record Date And Voting Power.......................................  3
    Vote Required......................................................  3
    Irrevocable Proxies................................................  3
    Proxies, Voting And Revocation.....................................  4
    Exchange Of Stock Certificates.....................................  4
    Solicitation Of Proposals From Other Parties.......................  4
    Termination Of The Merger Agreement................................  5
    Termination Fee....................................................  5
    Dissenting Shareholder Shares......................................  5
    Federal Income Tax Consequences....................................  6

    FORWARD LOOKING STATEMENTS.........................................  7

    THE SPECIAL MEETING................................................  8
    Date, Time And Place Of The Special Meeting........................  8
    Purpose Of The Special Meeting.....................................  8
    Record Date And Voting Power.......................................  8
    Quorum And Vote Required...........................................  8
    Proxies, Voting And Revocation.....................................  8
    Solicitation Of Proxies And Expenses...............................  9

    THE PARTIES TO THE MERGER..........................................  9
    Canaan Energy Corporation..........................................  9
    Chesapeake Energy Corporation...................................... 10
    CHK Acquisition, Inc............................................... 10

    THE MERGER......................................................... 11
    General............................................................ 11
    Background Of The Merger........................................... 11
    Recommendation Of Our Board of Directors And Reasons For The Merger 15
    Opinion Of Our Financial Advisor................................... 17
    Financing Arrangements............................................. 20
    Interests Of Certain Persons In The Merger......................... 20
    Irrevocable Proxies................................................ 23
    Some Effects Of The Merger......................................... 24
    Method Of Accounting............................................... 24


      THE MERGER AGREEMENT............................................  25
      Effective Time Of The Merger....................................  25
      Conversion Of Shares Pursuant To The Merger.....................  25
      Exchange Of Stock Certificates..................................  25
      Representations And Warranties..................................  26
      Covenants and Agreements........................................  27
      Conditions To The Merger........................................  31
      Termination Of The Merger Agreement.............................  32

      YOU HAVE APPRAISAL RIGHTS IN THE MERGER.........................  33
      General.........................................................  33
      Exercising Procedures...........................................  33
      Fair Value Determination........................................  34
      Costs...........................................................  35
      Withdrawal; Loss Of Appraisal Rights............................  35

      FEDERAL INCOME TAX CONSEQUENCES.................................  36

      REGULATORY AND OTHER APPROVALS..................................  36

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..  37

      OTHER MATTERS...................................................  38

      PROPOSALS OF SHAREHOLDERS.......................................  38

      WHERE YOU CAN FIND MORE INFORMATION.............................  38

      APPENDIX A--Merger Agreement.................................... A-1

      APPENDIX B--Fairness Opinion of CIBC World Markets.............. B-1

      APPENDIX C--Section 1091 of the Oklahoma General Corporation Act C-1

                                    SUMMARY

   This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this document and the additional documents to which we refer you, including the Merger Agreement attached as Appendix A.

The Parties To The Merger (page 9)

CANAAN ENERGY CORPORATION
211 North Robinson, Suite 1000N
Oklahoma City, Oklahoma 73102
(405) 604-9200

   The company is referred to as "Canaan" or "we" in this proxy statement. Canaan is an independent oil and natural gas company headquartered in Oklahoma City, Oklahoma, formed in March 1987 as an Oklahoma corporation by Leo E. Woodard and John K. Penton. Mr. Woodard continues to serve as Chief Executive Officer and Mr. Penton continues to serve as President. Our common stock is traded on the NASDAQ National Market under the symbol "KNAN."

CHESAPEAKE ENERGY CORPORATION
6100 N. Western Ave.
Oklahoma City, Ok 73118
(405) 848-8000

   In this proxy statement, we call this company "Chesapeake." Chesapeake is an Oklahoma corporation and is one of the largest independent natural gas producers in the United States headquartered in Oklahoma City. Chesapeake's operations are focused on developmental drilling and property acquisitions in the Mid-Continent region of the United States. Chesapeake's common stock is traded on the New York Stock Exchange under the symbol "CHK".

CHK ACQUISITION, INC.
6100 N. Western Ave.
Oklahoma City, Ok 73118
(405) 848-8000

   CHK Acquisition, Inc. ("CHK") is an Oklahoma corporation and a wholly-owned subsidiary of Chesapeake. CHK was formed to facilitate the consummation of the merger and has conducted no activities other than in connection with the merger and the Merger Agreement.

The Merger (page 11)

   CHK will be merged with and into Canaan, with Canaan being the surviving corporation, pursuant to the Merger Agreement dated as of April 19, 2002, among Chesapeake, CHK and Canaan (the "Merger Agreement").

   At the effective time of the merger, each outstanding share of our common stock (other than shares owned by Chesapeake and shareholders who exercise dissenter's appraisal rights) will be converted automatically into the right to receive $18.00 per share in cash. Also, each outstanding Canaan stock option will become fully vested, will be cancelled and the holders will be entitled to receive the difference between $18.00 per share and the option exercise price of such option, subject to all applicable federal and state tax withholding requirements.

   The closing of the merger will take place promptly following the approval and adoption of the Merger Agreement at the Canaan special meeting of shareholders and the satisfaction of the conditions to the merger. The effective time of the merger will be when the Certificate of Merger is accepted for filing by the Oklahoma Secretary of State or at a later time on which the companies agree, which is to be stated in the Certificate of Merger.

Recommendation Of Our Board Of Directors And Reasons For The Merger (page 15)

   After an evaluation of a variety of business, financial and market factors and consultation with our legal and financial advisors, at a meeting on April 19, 2002, our board of directors determined that the Merger Agreement was fair to, and in the best interests of, our shareholders. The board also unanimously approved the merger, adopted the Merger Agreement and the transactions contemplated by that agreement, determined the merger to be advisable and unanimously voted to recommend that our shareholders approve the Merger Agreement.

   In reaching its recommendation, our board considered, among other things, the following factors:

   . the $18 per share price represents a significant premium to the historical trading prices for our common stock and is more likely than not superior to the value of an investment in Canaan as a stand alone company;

   . our financial condition, assets, results of operations, business and prospects and the risks inherent in achieving those prospects;

   . the judgment, advice and analysis of senior management of Canaan that the merger was the best alternative available for maximization of shareholder value;

   .   the fairness opinion of CIBC World Markets Inc. ("CIBC"); and

   .   the terms and conditions of the merger.

Opinion Of Our Financial Advisor (page 17)

   On April 19, 2002, CIBC rendered an opinion to our board of directors that, as of the date of that opinion, the $18.00 per share in cash to be received by holders of our common stock was fair from a financial point of view to our shareholders.

   The full text of the written opinion of CIBC, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to, and is incorporated by reference in, this proxy statement. The opinion of CIBC does not constitute a recommendation as to how any holder of our common stock should vote with respect to the merger. You should carefully read the opinion in its entirety.

Interests Of Certain Persons In The Merger (page 20)

   Several of our officers and employees have agreements providing for the payment of severance benefits upon involuntary termination, other than for cause, within two years after a change in control of Canaan. In the event of involuntary termination within two years after a change in control, the agreements provide that the officers and employees will receive a lump sum severance payment ranging from three times to one time the sum of the officer's or employee's annual compensation immediately prior to the change in control plus the highest annual bonus received by such officer or employee in the three years immediately preceding the change in control, or any lesser period the officer or employee has been employed by Canaan. In connection with the merger, Canaan and Chesapeake agreed that any officer or employee having a change in control agreement will be entitled to receive any amounts due thereunder at the closing of the merger provided he agrees to resign on such date.

   In addition, the officers, directors and employees of Canaan hold stock options issued under the 2000 Stock Option Plan. At the effective time of the merger, all unexercised options will be vested, all outstanding options shall be cancelled and the holders shall be entitled to receive the difference between the merger consideration of $18.00 per share and the option exercise price of such option, subject to all applicable federal and state tax withholding requirements. Essentially, each stock option will be treated as if it were fully vested and exercised and the underlying common stock were cashed out in the merger.

   Mr. Leo E. Woodard, our Chairman and Chief Executive Officer, Mr. John K. Penton, our President, and Mr. Michael S. Mewbourn, our Chief Financial Officer, will enter into Goodwill Protection Agreements with Chesapeake at the closing of the merger, which will restrict each of them from competing with Chesapeake in areas in which Canaan owns properties for a period of two years following the closing, except under certain circumstances. Chesapeake has agreed to pay them $500,000, $500,000 and $300,000, respectively, over the two year period in exchange for these agreements.

   Messrs. Woodard, Penton and Mewbourn expect to form a new oil and gas company, LJ Natural Gas Company. Chesapeake has agreed to permit LJ Natural Gas to occupy Canaan's offices for up to 90 days rent free after the closing of the merger, agreed to grant to LJ Natural Gas an option to sublease all or a portion of the office space thereafter at the rent specified in the existing lease and also agreed to grant to LJ Natural Gas Company an option to purchase all or a portion of Canaan's office equipment at a price of 25% of its year end 2001 book value.

The Special Meeting Of Shareholders (page 8)

   The special meeting will be held on             , 2002 at
                      , at [ ]:00 [ ].m. At the special meeting, our shareholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement.

Record Date And Voting Power (page 8)

   Our board of directors has fixed the close of business on May 10, 2002 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting.

   On the record date, Canaan had 4,353,709 outstanding shares of common stock held by approximately 300 shareholders of record. There are no shares of capital stock of Canaan of any class issued or outstanding other than the Canaan common stock. Shareholders of record on the record date will be entitled to one vote per share of common stock on any matter that may properly come before the special meeting and any adjournment or postponement of that meeting.

Vote Required (page 8)

   Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of outstanding shares of our common stock. The failure of a holder of common stock to vote, an abstention or broker non-vote has the same effect as a vote against the adoption of the Merger Agreement.

Irrevocable Proxies (page 23)

   All of our officers and directors who own shares of our common stock, who collectively own approximately 27% of the outstanding common stock, have each entered into an agreement with Chesapeake in which they appointed executive officers of Chesapeake as their proxies for purposes of voting in favor of the adoption of the Merger Agreement.

Proxies, Voting And Revocation (page 8)

   Shares of common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at the special meeting, and at any adjournments or postponements of that meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares of common stock represented by that proxy will be voted "For" the approval of the Merger Agreement. Proxies are being solicited on behalf of our board of directors.

   A proxy may be revoked by the person who executed it at, or before, the special meeting by:

   . delivering to our secretary a written notice of revocation of a previously-delivered proxy bearing a later date than the proxy;

   . duly executing, dating and delivering to our secretary a subsequent proxy; or

   .   attending the special meeting and voting in person.

   Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Exchange Of Stock Certificates (page 25)

   At the effective time of the merger, Chesapeake will deposit with UMB Bank, N.A., the exchange agent, cash in an amount sufficient to pay the holders of shares of common stock outstanding immediately prior to the effective time of the merger (other than amounts payable to dissenting shareholders, amounts payable with respect to the stock options and amounts with respect to shares held by Chesapeake), the cash merger consideration to which they are entitled under the Merger Agreement.

   As soon as practicable after the effective time of the merger, the exchange agent will send to each shareholder of record of Canaan's common stock, as of the date immediately prior to the effective time, a letter of transmittal with detailed instructions specifying the procedures to be followed in exchanging Canaan common stock for the merger consideration of $18.00 per share. You should not send any stock certificates to the exchange agent or to anyone else until you receive the letter of transmittal. Upon the surrender of a stock certificate, the exchange agent will issue to the surrendering holder the consideration described above.

Solicitation Of Proposals From Other Parties (page 28)

   We agreed to terminate existing discussions with other parties regarding proposals to acquire all or a portion of our stock or material portion of assets and not to solicit or initiate any offer to acquire our common stock, any offer to acquire a material portion of Canaan's assets, or any transaction that would interfere with the merger.

   If we receive an unsolicited bona fide written "alternative proposal," we may, after written notice to Chesapeake and execution of a confidentiality agreement, supply confidential information and engage in discussions with the proponent of such proposal. In addition, if our board of directors determines in good faith that an alternative proposal is a Superior Proposal, it may recommend the Superior Proposal or withdraw its recommendation regarding the merger. A Superior Proposal is one which the board determines, based on the advice of our counsel, the failure to recommend such proposal would constitute a breach of the board's fiduciary duties, and based on the advice of Canaan's financial advisor, such alternative proposal, if consummated, would result in a transaction more favorable to Canaan's shareholders from a financial point of view than the transaction contemplated by the Merger Agreement, and the person making such Superior Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction. We must notify Chesapeake promptly in writing with respect to any unsolicited inquiry or proposal which we have received that is reasonably likely to lead to an alternative proposal.

Termination Of The Merger Agreement (page 32)

   The Merger Agreement may be terminated at any time prior to the effective time of the merger by, among other things, the mutual written agreement of the parties or, after the occurrence of certain events or actions, by one of the parties acting independently. For example, either party may independently terminate the Merger Agreement if:

   .   the merger has not been completed by December 31, 2002;

   . shareholders holding in excess of a majority of our common stock do not vote to approve the merger; or

   . a court or governmental authority takes any action prohibiting the merger.

   Canaan may terminate the Merger Agreement if as a result of a Superior Proposal received by Canaan, Canaan's board of directors determines to accept the Superior Proposal, provided that prior to the effective date of the termination, Canaan provides Chesapeake with an opportunity to adjust the terms and conditions of the Merger Agreement to enable Canaan to proceed with the merger; if there has been a breach of Chesapeake's representations and warranties, which would cause Chesapeake to be unable to perform its obligations under the Merger Agreement, and the conditions would not be satisfied if the closing were to occur on the day on which Canaan gives Chesapeake notice of such termination; or if Chesapeake has failed to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement and such failure has not been, or cannot be, cured within twenty (20) days after notice and demand for cure.

   In addition, Chesapeake may terminate the Merger Agreement if Canaan breaches any of the representations and warranties contained in the Merger Agreement which would have a Material Adverse Effect and such breach has not been, or cannot be, cured within twenty (20) days after notice and demand for cure; if Canaan has failed to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement and such failure has not been, or cannot be, cured within twenty (20) days after notice and demand for cure, provided, however, Chesapeake may not terminate this Merger Agreement if at the time Chesapeake is in breach of any representation, warranty or covenant such that the conditions to closing will not be satisfied; or if the Canaan board of directors recommends a Superior Proposal or withdraws the merger approval or recommendation.

Termination Fee (page 33)

   We must pay a $5 million Termination Fee if:

   . the Merger Agreement is terminated by Canaan as a result of a Superior Proposal, which is accepted;

   . the Agreement is terminated by Chesapeake because our board recommends an alternative proposal or withdraws its recommendation relating to the merger;

   . either party terminates the Merger Agreement because the requisite shareholder vote was not obtained or Chesapeake terminates the Merger Agreement because of a breach by Canaan, and in either case, at such time there was a pending alternative proposal, which was publicly announced and prior to or within 12 months of the termination Canaan enters into a definitive agreement with the third party who made the alternative proposal which is subsequently consummated.

Dissenting Shareholder Shares (page 31)

   If you do not vote in favor of the proposal to approve and adopt the Merger Agreement, you comply strictly with the applicable provisions of the Oklahoma General Corporation Act, the requisite number of our shareholders approve the Merger Agreement and the merger is completed, you have the right to dissent and be paid cash for the "fair value" of your shares. This payment may be more than, the same as, or less than the merger consideration you would be entitled to receive in the merger. To perfect these dissenter's appraisal rights, you must follow the required procedures precisely. The applicable provisions of the Oklahoma General Corporation Act are attached to this document as Appendix C. It is a condition to the completion of the merger that holders of not more than ten percent of the outstanding voting shares entitled to vote at the special meeting elect to exercise their dissenter's rights.

Federal Income Tax Consequences (page 36)

   If the merger is completed, the exchange of our common stock by any of our shareholders in return for the merger consideration will be a taxable transaction under the Internal Revenue Code of 1986. BECAUSE OF THE COMPLEXITIES OF THE TAX LAWS, WE ADVISE YOU TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE APPLICABLE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER.

                          FORWARD LOOKING STATEMENTS

   This proxy statement includes "forward looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this proxy statement that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward looking statements.

   These forward looking statements are based on assumptions, which we believe are reasonable, but which are open to a wide range of uncertainties and business risks. Factors that could cause actual results to differ materially from those anticipated are discussed in the pertinent sections of this proxy statement and in our periodic filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2001.

                              THE SPECIAL MEETING

Date, Time And Place Of The Special Meeting

   Canaan will hold a special meeting of shareholders at
                        , on             , 2002, at   :00 [ ].m., local time.

Purpose Of The Special Meeting

   At the special meeting, you will be asked to consider and vote upon the adoption of the Merger Agreement under which CHK, a wholly-owned subsidiary of Chesapeake, will merge with and into Canaan, and each share of outstanding Canaan common stock (other than shares owned by Chesapeake and shares owned by shareholders who exercise dissenter's appraisal rights) will be converted into the right to receive $18.00 in cash. Shareholders will also consider and vote upon any other matters that may properly be brought before the meeting. As of the date of this proxy statement, Canaan knows of no business that will be presented for consideration at the meeting other than the matters described in this proxy statement.

Record Date And Voting Power

   Our board of directors has fixed the close of business on May 10, 2002 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. As of the record date, there were 4,353,709 outstanding shares of common stock held by approximately 300 holders of record. There are no shares of capital stock of Canaan of any class issued or outstanding other than the Canaan common stock. Shareholders of record on the record date will be entitled to one vote per share of common stock on any matter that properly comes before the special meeting and any adjournment or postponement of that meeting.

Quorum And Vote Required

   Our bylaws require the presence, in person or by duly executed proxy, of the holders of shares of common stock representing a majority of all of the shares of the stock entitled to vote at the special meeting in order to constitute a quorum. Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. For purposes only of determining the presence or absence of a quorum for the transaction of business, we intend to count abstentions and broker non-votes as present at the special meeting. Abstentions and broker non-votes are not, however, counted as favorable votes and, therefore, have the same effect as a vote against the merger.

   Broker non-votes are proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner or other person entitled to vote the shares, which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

Proxies, Voting And Revocation

   Shares of our common stock represented at the special meeting by properly executed proxies received prior to, or at, the special meeting, and not revoked, will be voted at the special meeting, and at any adjournment or postponement of that meeting, in accordance with the instructions on those proxies. If a proxy is duly executed and submitted without instructions, the shares of our common stock represented by that proxy will be voted "For" the approval and adoption of the Merger Agreement. Proxies are being solicited on behalf of our board.

   In the event that a quorum is not present at the special meeting, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the special meeting with or without a vote of the shareholders.

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   A proxy may be revoked at any time before it is voted at the special meeting, other than proxies which have been granted by our directors and officers covering approximately 27% of the outstanding shares which are irrevocable. A proxy may be revoked by the person who executed it at, or before, the special meeting by:

   . delivering to our secretary a written notice of revocation of a previously-delivered proxy bearing a later date than the proxy;

   . duly executing, dating and delivering to our secretary a subsequent proxy; or

   .   attending the special meeting and voting in person.

   Attendance at the special meeting will not, in and of itself, constitute revocation of a previously delivered proxy.

   Any written notice revoking a proxy should be delivered to Canaan Energy Corporation, 211 North Robinson, Suite 1000N, Oklahoma City, Oklahoma 73102,
Attention: Sue Barnard.

Solicitation Of Proxies And Expenses

   The enclosed proxy is being solicited by the Canaan board of directors. We will bear the entire cost of solicitation of proxies from our shareholders, including preparation, assembly, printing and mailing of this proxy statement, the proxy, and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to our directors, officers or other regular employees for these services, but these individuals may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of common stock they hold of record.

                           THE PARTIES TO THE MERGER

Canaan Energy Corporation

   Canaan, formerly known as Coral Reserves Group, Ltd., is an independent oil and natural gas company headquartered in Oklahoma City, Oklahoma. Canaan was formed in March 1987 as an Oklahoma corporation by Leo E. Woodard and John K. Penton. Mr. Woodard continues to serve Canaan as Chief Executive Officer and Mr. Penton continues to serve as President.

   From inception, Canaan engaged in and achieved growth through the acquisition and exploitation of producing properties. Between 1990 and 1996 Canaan formed eight limited partnerships (the "Partnerships"). Coral Reserves, Inc. ("Coral Inc.") and Coral Reserves Energy Corp. ("Coral Corp."), subsidiaries of Canaan, (collectively referred to as the "General Partners") served as general partners of the Partnerships and Canaan provided management services to Coral Inc. and Coral Corp. The purposes of the Partnerships were to acquire producing oil and natural gas properties primarily in Oklahoma and to conduct limited additional development activity relating to the acquired properties. Canaan Securities, Inc. ("CSI"), an unaffiliated broker/dealer, served as placement agent in connection with the private placement of the limited partnership interests in the Partnerships.

   In 1997, Canaan and the General Partners began to consider the possibility of combining the Partnerships into a publicly held oil and natural gas company in order to achieve the benefits of a corporate entity with a larger asset base and greater growth potential than available to an individual partnership. In February 1999,

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

Indian Oil Company ("Indian"), a privately held Oklahoma corporation which was engaged in oil and natural gas exploration, development and production, Canaan and the General Partners entered into an agreement for Canaan to acquire all the outstanding stock of Indian. Shortly thereafter, management initiated a plan to effect a series of combination transactions whereby Canaan would acquire all of the limited partners' interests in the Partnerships and 100% of the stock of Coral Inc., Coral Corp., CSI and Indian with registered common shares of Canaan. Canaan and the other entities entered into a plan of combination in February 2000 providing for the terms of the combination transactions.

   On October 23, 2000, the combination transactions were overwhelmingly approved at meetings of the former shareholders of Indian, Coral Inc., Coral Corp., CSI and the limited partners. Canaan issued 4,368,815 shares of our common stock as consideration for the acquired entities. Canaan also paid a stock dividend of 562,368 shares to our shareholders of record immediately prior to the transaction for the purpose of increasing Canaan's existing shares to the amount allocated to Canaan's existing shareholders under the terms of the combination transaction. Trading of Canaan's common shares on the NASDAQ National Market under the ticker symbol of "KNAN" commenced on October 26, 2000.

   As of December 31, 2001, Canaan operated 190 of the 949 wells in which it owned a working interest, and these operated wells accounted for 35% of total net production based on estimated production for January 2002. For the month of January 2002, Canaan's daily net production averaged 20.8 MMcfe, consisting of
18.2 MMcf of natural gas and 435 Bbls of oil. Total net proved reserves as of December 31, 2001 were 94.9 Bcfe, of which 91% were natural gas, with proved developed reserves representing 77% of the total and proved undeveloped reserves accounting for the remaining 23%. All historical information in this document relating to Canaan includes information relating to the Partnerships and the General Partners.

Chesapeake Energy Corporation

   Chesapeake is an Oklahoma corporation and is one of the ten largest independent natural gas producers in the United States. Chesapeake began operations in 1989 and completed its initial public offering in 1993. Its common stock trades on the New York Stock Exchange under the symbol CHK.

   At the end of 2001, Chesapeake owned interests in approximately 8,700 producing oil and gas wells. Its primary operating area is the Mid-Continent region of the United States, which includes Oklahoma, western Arkansas, southwestern Kansas and the Texas Panhandle. Other operating areas include the Deep Giddings field in Texas, a portion of the Permian Basin region of southeastern New Mexico and a portion of the Williston Basin located in eastern Montana and western North Dakota.

CHK Acquisition, Inc.

   CHK Acquisition, Inc. is an Oklahoma corporation recently formed by Chesapeake to facilitate the consummation of the merger. It has not conducted any business or activity except in connection with activities related to the merger.

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

                                  THE MERGER

   The discussion of the merger in this proxy statement is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Appendix A. You should carefully read the entire Merger Agreement.

General

   The Merger Agreement provides for the merger of CHK with and into Canaan, with Canaan being the surviving corporation. As of the effective time of the merger, holders of shares of Canaan common stock will have no further ownership interest in the surviving corporation. Instead, each holder of common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Chesapeake and dissenters' shares) will be entitled to receive $18.00 in cash per share, without interest. Upon completion of the merger, each outstanding Canaan stock option will become fully vested and will be cancelled and the holders will be entitled to receive the difference between the merger consideration of $18.00 per share and the exercise price of such option, subject to all applicable federal and state tax withholding requirements.

Background Of The Merger

   Since becoming a public company in October, 2000, Canaan began a number of efforts to enhance shareholder value through the development of our property base and sought methods of improving our public float and liquidity through possible public offerings or business combinations with other oil and gas companies. Since our inception as a public company, however, our common stock price has traded in only limited amounts and at prices substantially below what we believe to be the inherent net asset value of Canaan. As a result, the implementation of any potential plans which involve raising of additional equity capital or issuance of shares in acquisitions has been difficult due to the possible value dilution that would be experienced by our existing shareholders.

   On May 23, 2001, Chesapeake presented to our board a written proposal to acquire Canaan in exchange for cash or Chesapeake common stock at a price of $18.00 per share, subject to completion of customary due diligence and the negotiation of acceptable definitive documentation. At the time this proposal was submitted, our common stock was trading at approximately $12.50 per share. Chesapeake indicated a desire to work together to reach a consensual agreement and stated that it intended the discussions to be confidential.

   On May 29, 2001, our board of directors met to consider the proposal. After consultation with our legal counsel, Crowe & Dunlevy, the board concluded that the proposal represented a significant premium to Canaan's current market price and authorized management to engage a financial advisor to assist in the evaluation of the proposal as well as Canaan's other strategic alternatives. On June 4, 2001, we advised Chesapeake that we intended to engage a financial advisor to assist our board in the evaluation of the Chesapeake proposal and would advise Chesapeake after such evaluation process was completed. We also advised Chesapeake of our belief that our common stock price was undervalued relative to other small cap E&P companies because of the unique manner by which we became a public company and because of the limited time our stock was publicly traded.

   Between June 4 and August 7, 2001, we and Chesapeake exchanged communication in which Chesapeake encouraged us to consider its proposal as quickly as possible and solicited opportunities to address our board. We advised Chesapeake that we intended to evaluate the Chesapeake proposal and our strategic alternatives only after a complete review by our board with the assistance of our financial and legal advisors. During the course of these exchanges, Chesapeake reiterated its position that its proposal should be confidential. During June and July, we interviewed several potential financial advisors and ultimately the board approved the engagement of Hibernia Southcoast Capital ("Hibernia") to assist us in evaluating our strategic alternatives and the Chesapeake proposal.

   On August 7, 2001, our board met with representatives of Hibernia and members of Crowe & Dunlevy to review our strategic alternatives and the Chesapeake proposal. Our counsel reviewed the board's fiduciary responsibilities. Hibernia presented its analysis of Canaan's potential value and strategic alternatives. Management expressed its view that only limited time had been provided to management to implement the business plan for Canaan as a publicly held company, but that it continued to believe it could do so to enhance shareholder value. Additionally, management believed that the Company possessed two significant unproven projects, either of which could add significant value to the Company with a relatively minimal investment. It was noted that testing of these two unproven projects was scheduled to commence prior to December 31, 2001. Management also reported that a number of contacts had already been made to discuss possible strategic acquisitions and mergers and it was possible that such efforts could be successful. After a full review and discussion of the alternatives available to Canaan, the board concluded that Chesapeake's proposal was inadequate and authorized representatives of Hibernia to communicate such decision to Chesapeake. On August 27, 2001, representatives of Hibernia advised Chesapeake that we were not interested in a business combination transaction.

   On September 21, 2001, Canaan engaged CIBC as a financial advisor to assist Canaan in seeking a strategic partner with a preliminary list of prospective parties. All the prospective parties were contacted either by Canaan or CIBC over the next several months to determine their level of interest in a possible business combination transaction. Contacts with the prospective parties did not lead to substantive negotiations.

   On November 19 and 20, 2001, we were notified of proposed sales of 560,169 shares of our common stock by certain former shareholders of Indian Oil Company ("Indian") to Chesapeake at a price of $12.00 per share. Such notification was given to us pursuant to our rights under a shareholders' agreement with these former shareholders by which we retained a right of first refusal in connection with any proposed sales. The board of directors met on November 21 and 23, 2001, and determined that it would be in the best interest of Canaan and its shareholders to exercise the right of first refusal. Accordingly, on November 30, 2001, we purchased 560,169 shares of common stock from the former Indian shareholders for a total purchase price of $6.7 million.

   Subsequently, on December 4, 2001, certain former shareholders of Indian notified us that they proposed to sell an additional 221,231 shares of Canaan common stock to Chesapeake for a purchase price of $12.00 per share or a total purchase price of $2.7 million. Our board elected not to exercise Canaan's option to purchase such shares primarily due to lack of available funding for such purpose.

   On December 13, 2001, Chesapeake filed a Schedule 13D with the Securities and Exchange Commission disclosing its ownership of 333,149 shares, or 7.7% of our total outstanding shares, acquired at $12.00 per share for an aggregate cost of $4.0 million. In the Schedule 13D, Chesapeake indicated that it was considering seeking a business combination or other transaction with Canaan or its shareholders for the purpose of acquiring control. It indicated its intent to retain legal and financial advisors to assist it in reviewing and evaluating Chesapeake's strategic alternatives with respect to Canaan.

   On December 27, 2001, Chesapeake, as a shareholder of Canaan, requested a copy of the shareholders list to enable it to solicit proxies from shareholders regarding future meetings and to make offers to purchase additional stock and to take one or more of the actions listed in its Schedule 13D. Canaan complied with this request and provided a shareholders list to Chesapeake.

   On Tuesday, January 8, 2002, Leo E. Woodard, our Chairman and Chief Executive Officer and John K. Penton, our President, met personally with Aubrey
K. McClendon, Chesapeake's Chairman and Chief Executive Officer, and Tom Ward, its Chief Operating Officer. Messrs. McClendon and Ward reiterated Chesapeake's interest in acquiring Canaan but did not make a specific proposal at that time. Messrs. Woodard and Penton requested that Chesapeake be patient and expressed their belief that Canaan's business plan would over time enhance shareholder value. Messrs. McClendon and Ward indicated that they would consider this and would advise Canaan before taking further action.

   On March 11, 2002, Chesapeake delivered to our board and publicly announced a proposal that Chesapeake acquire the remaining outstanding common stock for a price of $12.00 per share in cash and indicated its intent to commence a tender offer at that price within the next few days.

   On March 13, 2002, the board of directors of Canaan convened a meeting. Representatives of CIBC and Crowe & Dunlevy were present. At that meeting, the board modified the terms of its existing engagement of CIBC as its financial advisor to include assistance in evaluating the Chesapeake proposal and to advise Canaan with respect to all of its strategic alternatives. The board also formally approved a shareholders rights plan which had been under consideration by the board of directors well before the announcement of the proposed tender offer by Chesapeake. Pursuant to the board's direction, representatives of CIBC advised Mr. McClendon that CIBC had been engaged as a financial advisor, that the Canaan board would be evaluating the proposal and would meet with Chesapeake at a later date after completion of the evaluation. On March 14, 2002, we publicly announced the adoption of the rights plan and the engagement of CIBC. Chesapeake publicly announced on March 15, 2002, that it was postponing its proposed tender offer in light of the willingness of senior management and the financial advisors of Canaan to discuss the proposal with Chesapeake.

   On March 25, 2002, the board of directors met with representatives of CIBC and counsel present to consider the preliminary valuation analysis of Canaan and a review of its strategic alternatives presented by CIBC. Management expressed its firm opinion that the $12.00 per share offer from Chesapeake was inadequate in relation to Canaan's underlying reserve value and indicated management's view that the board should reject the Chesapeake proposal at that price. Management also recommended to the board that the process of soliciting alternative proposals which had been commenced in the fall of the preceding year should be accelerated to establish a competitive environment and a better benchmark for Canaan's value. The board discussed the various events that had occurred since the original Chesapeake proposal in 2001 and the circumstances of Canaan at that time compared to the current circumstances. Management expressed its view to the board that the circumstances were not significantly different from the circumstances Canaan faced when Chesapeake first made its $18.00 per share offer in May 2001. Although the unproved prospects the Company had in May 2001 were not successful, management noted other new prospects had been generated since that time. After discussion, the board authorized CIBC to communicate the position to Chesapeake that the $12.00 offer was inadequate and to offer Chesapeake the opportunity to conduct due diligence.

   On March 25, 2002, representatives of CIBC met with Mr. McClendon and communicated the board's position that the price was inadequate, but that the board would authorize access to nonpublic information, subject to Chesapeake signing a confidentiality agreement with appropriate standstill provisions. In response, on the same day, Chesapeake orally increased its offer to $16.00 per share in cash subject to Canaan's providing exclusivity to Chesapeake during a two week due diligence period.

   On March 26, 2002, our board met again to discuss the new $16.00 cash offer. Management indicated its view that the $16.00 cash offer was more competitive, but was still inadequate. Management also recommended that solicitation of additional prospective buyers be accelerated. After a full discussion of the alternatives available, the board authorized CIBC and management to continue to pursue other alternative buyers and authorized Canaan to provide nonpublic information to Chesapeake subject to the conditions that Canaan not be restricted from seeking other offers and that Chesapeake agree to appropriate confidentiality and "standstill" provisions. On March 29, 2002, Canaan and Chesapeake entered into a confidentiality agreement permitting Chesapeake access on a nonexclusive basis to nonpublic information concerning Canaan's reserves and other properties. In such agreement, Chesapeake agreed not to pursue any unilateral action relating to an acquisition of Canaan until after April 5, 2002. Over the weekend of March 30 and 31, Chesapeake reviewed Canaan's information and on April 1, 2002, representatives of Chesapeake had due diligence meetings with representatives of Canaan at Canaan's offices.

   On April 2, 2002, Mr. McClendon advised representatives of CIBC that Chesapeake was increasing its offer to $18.00 per share.

   On April 4, 2002, our board met to consider the most recent proposal by Chesapeake. Representatives of CIBC and Crowe & Dunlevy were present in person or by telephone. Management advised that none of the other parties that had been solicited had yet proposed a price comparable to the $18.00 per share price. Management indicated that they felt the Chesapeake offer at this price was very compelling and recommended that they and CIBC be authorized to negotiate further with Chesapeake. Management advised that at $18.00 per share or above, the sale of Canaan would be the most desirable alternative for the shareholders. Further, management indicated that Chesapeake's announced hostile intent significantly impaired Canaan's ability to execute a business plan that would involve Canaan remaining independent because of the time required to deliver the comparable value. However, management, CIBC and counsel all recommended that negotiations with Chesapeake continue on a non-exclusive basis if possible to permit additional time for other possible offers to be received. The board also discussed the possibility of suggesting to Chesapeake that its offer include a component consisting of Chesapeake common stock. After extensive discussion, the board concluded that an all cash transaction would be preferable given the complications that a stock transaction would potentially entail, the difficulties in evaluating Chesapeake stock and the possibility that Chesapeake would not offer equivalent consideration in its own stock. Accordingly, the board authorized Canaan's management to continue to negotiate with Chesapeake for a share price greater than $18.00 on a non-exclusive basis.

   On the afternoon of April 4, 2002, representatives of CIBC met with representatives of Chesapeake to negotiate an increase in the purchase price and provided Chesapeake with additional information about Canaan's probable and possible reserves. An additional meeting was held on the afternoon of April 8 between Mr. Penton and Mr. McClendon. On Monday and Tuesday, April 8 and 9, Mr. McClendon advised Mr. Penton that Chesapeake could not increase its $18.00 per share price and further proposed certain additional terms of a transaction, including that Messrs. Woodard and Penton and possibly others would be required to execute agreements to refrain from competing with Chesapeake in areas in which Canaan owns properties, that Chesapeake would be willing to consider a possible sublease of Canaan's office space to former management of Canaan and that the termination fee if Canaan accepted an alternative transaction after a definitive agreement was executed be $7.5 million.

   On Tuesday, April 9, 2002, the board met again to consider the most recent developments, with representatives of Crowe & Dunlevy present. Management reported on the continuing interest of other prospective acquirors, three of which had conducted, or were scheduled to conduct, on site due diligence during the weeks of April 1 and 8, 2002, but noted that no other prospective acquiror had submitted an indication of interest at a price level comparable to Chesapeake. Management presented the new proposed transaction terms relating to the proposed non-compete and office space agreements and the proposed termination fee. At such meeting, the board authorized management, legal counsel and financial advisors to commence negotiation of definitive agreements with Chesapeake for further presentation to the board. The board also directed management and CIBC to continue discussions with other potential bidders to determine whether their prices could be increased to be more competitive.

   During the period from April 9 to April 19, representatives of Canaan and Chesapeake negotiated the terms of a proposed agreement and plan of merger, including an irrevocable proxy from members of the board to vote any shares they owned in favor of the merger, a goodwill protection agreement pursuant to which Messrs. Woodard, Penton and Mewbourn would agree not to compete with Chesapeake in certain areas for a period of two years and an office space agreement pursuant to which a company to be organized by former members of Canaan management would have the right to occupy the Canaan office space after closing of the merger and an offer to sublease all or a portion of such space and to acquire certain office equipment. During the course of these negotiations, Chesapeake agreed to a reduction in the proposed termination fee to $5.0 million after Canaan's advisors proposed a $4.0 million fee.

   On April 19, 2002, our board, together with representatives of CIBC and Crowe & Dunlevy met again to consider the final terms of the proposed Merger Agreement and the transactions contemplated by that agreement. Management, together with our legal and financial advisors, reviewed the background of the proposed merger, the potential benefits of the merger to our shareholders, financial and valuation analysis of the transaction, and the terms of the Merger Agreement and related agreements. CIBC delivered to our board its oral opinion, subsequently confirmed in writing, that based on matters presented to our board and as set forth in its opinion, the consideration received by the holders of common stock pursuant to the Merger Agreement was fair to such holders from the financial point of view. The board reviewed with management the terms of the proposed goodwill protection agreements and office space agreements to determine whether in the opinion of management the terms of such agreements had any effect on the merger consideration offered to the shareholders.
Messrs. Woodard, Penton and Mewbourn were then excused from the meeting and the board, together with its legal and financial advisors, discussed the terms of such agreements. The disinterested board members reached a consensus that the terms of such arrangements did not affect the merger consideration being offered to shareholders. Messrs. Woodard, Penton and Mewbourn were invited to return to the meeting. After considering the presentations of management and our legal advisor and the presentation and opinion of CIBC, along with various other factors discussed below, our board unanimously:

   . Approved and adopted the Merger Agreement and transactions contemplated by that agreement and determined it to be advisable;

   .   Authorized our officers to execute the Merger Agreement on our behalf;

   . Approved a recommendation that our shareholders vote in favor of the approval of the Merger Agreement;

   . Approved the amendment to our rights agreement which would render the rights inapplicable to the merger and the other transactions contemplated by the Merger Agreement; and

   . Approved a change in control severance policy for employees without pre-existing change in control or employment agreements.

   On Friday, April 19, 2002, after the markets closed, officers of Chesapeake and Canaan executed and delivered the Merger Agreement and all of our directors and officers who owned shares of common stock executed irrevocable proxies appointing Chesapeake as proxy to vote all of their shares of common stock in favor of merger and the Merger Agreement.

   On Monday, April 22, 2002, before the markets opened, Chesapeake and Canaan issued a joint press release announcing the proposed merger.

Recommendation Of Our Board of Directors And Reasons For The Merger

   As described above in the section entitled "Background of the Merger," our board unanimously approved and adopted the Merger Agreement and determined that the Merger Agreement is advisable and in the best interest of Canaan and its shareholders. Accordingly, our board recommends approval and adoption of the Merger Agreement by our shareholders.

   Our board determined the merger is in the best interests of shareholders because it believes the $18.00 per share merger consideration is more likely than not to be superior to the value of an investment in Canaan as a stand-alone company. Our board considered the following factors in reaching its decision:

   . The $18.00 per share consideration to be received by our shareholders in the merger represents a premium of:

      . 137% over the closing price of $7.60 per share on November 26, 2001, which was one day prior to the announcement by Canaan of the exercise of its right of first refusal to purchase shares proposed to be sold to Chesapeake for $12.00 per share.

      . 97% over the closing price of $9.15 per share on March 11, 2002, which was one day prior to the announcement by Chesapeake of its proposed tender offer;

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

      . 30% over the closing price of $13.89 per share on April 19, 2002, which was one day prior to the public announcement of execution of the Merger Agreement; and

      . 50% above the originally proposed tender offer price of $12.00 per share by Chesapeake.

   . The judgment, advice and analysis of senior management of Canaan, including senior management's analysis of the underlying value of Canaan's net assets and the strategic alternatives available to Canaan, including the risks and challenges associated with Canaan's continued pursuit of its business plan as an independent company. Senior management of Canaan recommended to the Board that the merger was the best alternative available for maximization of shareholder value.

   . The judgment and analysis of senior management of Canaan relating to the difficulties associated with establishing improved stock liquidity and investor relations program and larger public float for our common stock.

   . A review of the discussions that Canaan management and CIBC had had over the last several weeks with various third parties regarding their interest in a potential business combination transaction and the negotiations with Chesapeake leading to the belief that the value of the Chesapeake proposal represented the highest price per share that could be negotiated for Canaan common stock.

   . The discussions with Canaan's counsel regarding the terms of Merger Agreement and the irrevocable proxy and the ability of Canaan under certain conditions to consider unsolicited alternative proposals, the ability to terminate the Merger Agreement in certain situations and the termination fee payable in the event of the occurrence of certain termination events. The board also considered that the prohibition on soliciting further acquisition proposals and the requirement of the payment of the termination fee on the occurrence of certain events would have the effect of deterring alternative acquisition proposals. The board concluded that this effect was not so great as to preclude the emergence of a superior offer for Canaan and that the Merger Agreement contains appropriate provisions allowing the board to terminate the merger in order to accept such an offer if one were made.

   . The opinion of CIBC described below that, as of the date of such opinion and subject to the limitations and assumptions set forth in the opinion, the consideration to be received by Canaan shareholders in the merger was fair from a financial point of view to Canaan's shareholders.

   . The possibility that the market price of our common stock would have dropped sharply if the board rejected the Chesapeake proposal and we announced a decision to remain independent.

   . An analysis of the potential benefits to certain directors, officers and employees as discussed in the section entitled "Interest of Certain Persons in the Merger" including the change in control payments to be made to Messrs. Woodard, Penton, Mewbourn and Henson and various other employees under their respective change in control agreements, the severance payments potentially to be made to each of the other eligible employees, the goodwill protection agreement payments to be made to Messrs. Woodard, Penton and Mewbourn, the terms of the office space agreement and the acceleration of vesting of all outstanding options to acquire common stock.

   . The fact that the merger is a taxable transaction, and as a result, holders of our common stock will be required to pay taxes on any built-in gain as a result of their receipt of the cash consideration in the transaction. The board considered the value being offered by Chesapeake to outweigh any potentially adverse tax consequences.

   . A review of the existing financial condition, assets, results of operations, business and prospects of Canaan, including limitations on capital availability to fund drilling projects or new acquisitions.

   . The conditions to Chesapeake's obligation to consummate the merger are reasonably limited and thus the risk that the merger will not be consummated is reasonably small;

   .   The fact that Chesapeake has sufficient funds to consummate the merger.

   The Merger Agreement was the end product of a process involving contacts with a number of companies that included several interested parties who received presentations by management of Canaan or its investment bankers. Three of these companies devoted significant time and effort to study non-public data concerning Canaan and a possible acquisition of Canaan, but none submitted an indication of interest in acquiring Canaan at a price comparable to the $18.00 per share price offered by Chesapeake.

   In reaching its decision to approve the Merger Agreement and the merger and to recommend adoption of the Merger Agreement by Canaan shareholders, our board did not view any single factor as determinative, and did not find it necessary or practicable, to assign any relative or specific weights to the various factors considered. Furthermore, individual directors may have given differing weights to different factors. Our board believes that each of the factors listed above supports the decision to adopt the Merger Agreement. Our board did not specifically adopt CIBC's opinion, but did rely on it in reaching its conclusion that the merger is advisable and fair and in the best interest of Canaan and its shareholders. The board also considered it an important factor in determining whether to approve the Merger Agreement.

Opinion Of Our Financial Advisor

   At the April 19, 2002 meeting of our board of directors, CIBC delivered its oral opinion, which was subsequently confirmed in a written opinion (the "Opinion") dated as of April 19, 2002, to our board of directors, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in the Opinion, the consideration to be received by holders of Canaan's common stock (including the associated preferred share purchase rights issued pursuant to Canaan's Rights Agreement), excluding Chesapeake, in the merger pursuant to the Merger Agreement is fair from a financial point of view.

   The full text of the Opinion, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by CIBC, is attached as Appendix B to this proxy statement. Shareholders of Canaan are urged to read the Opinion in its entirety. The Opinion was provided for the use and benefit of our board of directors in its evaluation of the merger, was directed only to the fairness to the holders of our common stock, excluding Chesapeake, of the consideration to be received pursuant to the Merger Agreement from a financial point of view, and does not constitute a recommendation as to how any shareholder should vote with respect to the merger or any other matters relating to the merger. This summary of the Opinion is qualified in its entirety by reference to the full text of the Opinion.

   In arriving at the Opinion CIBC:

   (a) reviewed a draft Merger Agreement, dated April 16, 2002 (the "Proposed Agreement"), which did not differ materially from the Merger Agreement;

   (b) reviewed Canaan's audited financial statements for the three fiscal years ended December 31, 2001;

   (c) reviewed certain financial projections of Canaan prepared by the management of Canaan and furnished to CIBC by Canaan;

   (d) reviewed Canaan's Annual Reports and Forms 10-K for the three fiscal years ended December 31, 2001;

   (e) reviewed the historical market prices and trading volume for Canaan's common stock;

   (f) held discussions with senior management of Canaan with respect to the business and prospects for future growth of Canaan;

   (g) reviewed and analyzed certain publicly available financial data for certain companies CIBC deemed comparable to Canaan;

   (h) performed discounted cash flow analyses of Canaan using certain assumptions of future performance provided by the management of Canaan;

   (i) reviewed and analyzed an independent reserve report with respect to Canaan prepared by Netherland, Sewell & Associates, Inc., dated December 31, 2001 (without independent verification or investigation that such report was reasonably prepared on a basis reflecting the best available information, estimates and judgement);

   (j) reviewed and analyzed certain publicly available financial information for transactions CIBC deemed comparable to the merger;

   (k) compared the financial and operating performance of Canaan with publicly available information concerning certain other companies deemed relevant; and

   (l) performed such other analyses and reviewed such other information as CIBC deemed appropriate.

   In rendering the Opinion, CIBC relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to them by Canaan and its employees, representatives and affiliates and Netherland, Sewell & Associates, Inc. With respect to forecasts of future financial condition and operating results provided by Canaan, CIBC assumed at the direction of Canaan's management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgment of Canaan and its management. At the direction of representatives of Canaan, CIBC also assumed that the final terms of the Merger Agreement would not vary materially from those set forth in the Proposed Agreement reviewed by CIBC. CIBC has neither made nor obtained any independent evaluations or appraisals of the assets, liabilities or oil and gas reserves of Canaan other than the independent reserve report prepared by Netherland Sewell & Associates, Inc. provided to CIBC by Canaan. CIBC is not expressing any opinion as to the underlying valuation, future performance or long-term viability of the surviving corporation following the merger. CIBC has not been asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Canaan, or the effect of any other transaction in which Canaan might engage. CIBC's opinion is necessarily based on the information available to CIBC and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by CIBC as of the date of the Opinion. It should be understood that, although subsequent developments may affect the Opinion, CIBC does not have any obligation to update, revise or reaffirm the Opinion.

   The following is a summary of certain financial and comparative analyses performed by CIBC in arriving at the Opinion.

   Net Asset Value Analysis. CIBC reviewed the estimated net asset value of Canaan at three different commodity price cases: (i) the current "strip case" using natural gas prices per thousand cubic feet ("Mcf") of $3.18 in 2002 and $3.68 in 2003 and beyond and crude oil prices per barrel: $21.64 in 2002, $21.00 in 2003 and $20.00 in 2004 and beyond (ii) the "flat case" using $3.00 per Mcf of natural gas and $21.00 per barrel of oil and (iii) the "SEC case" using $2.65 per Mcf of natural gas and $16.75 per barrel of oil. This analysis produced a range of equity values for Canaan of $6.36 to $16.28 per share.

   Precedent Corporate Transactions Premiums Paid. CIBC reviewed premiums paid in comparable transactions involving the sale of natural gas companies that have occurred over the last two years. The average one-day, one-week and one-month premiums prior to announcement were 16.9%, 17.3% and 19.7%, respectively. This analysis was applied to Canaan's one-day, one-week and one-month prior to announcement trading prices, and produced equity values for Canaan of $9.72, $10.46 and $8.91 per share, respectively, with an average of $9.69 per share.

   Discounted Cash Flow Analysis. CIBC performed a discounted cash flow ("DCF") analysis using projected cash flow as estimated by Canaan. CIBC applied a range of discount rates from 8.5% to 11.5% to the cash flows, and earnings before interest, taxes, depreciation, depletion and amortization expenses ("EBITDA") terminal value multiples of 4.5x to 6.5x. The average EBITDA terminal value multiple of 5.5x at the respective discount rates applied indicated a range of equity values from $12.61 to $15.45 per share.

   Precedent Mid-Continent Asset Transactions Analysis. CIBC reviewed transactions involving the sale of natural gas and oil assets located in the Mid-Continent area that have occurred over the last two years. CIBC derived an implied per share value for Canaan by applying a range of transaction value / thousand cubic feet equivalent ("Mcfe") of proved reserves from these precedent transactions to the proved reserves of Canaan (range calculated as one-half standard deviation above and below the average). The values ranged from $0.62/Mcfe of proved reserves to $0.85/Mcfe of proved reserves, with an average value of $0.74/Mcfe of proved reserves. This analysis produced a range of equity values for Canaan of $6.13 to $11.56 per share, with an average of $8.85 per share.

   Precedent Corporate Transactions Analysis. CIBC reviewed transactions involving the sale of natural gas and oil companies with operations primarily in the Mid-Continent area that have occurred over the last two years. CIBC derived an implied per share value for Canaan by applying a range of transaction value / Mcfe of proved reserves and transaction value / last twelve months' EBITDA ("LTM EBITDA") multiples from these precedent transactions (range calculated as one-half standard deviation above and below the average). The values ranged from $0.94/Mcfe of proved reserves to $1.16/Mcfe of proved reserves with an average transaction value of $1.05/Mcfe of proved reserves and LTM EBITDA multiples ranging from 4.8x to 7.6x with an average of 6.2x LTM EBITDA for transactions less than $1.0 billion in value. This analysis produced a range of equity values for Canaan of $11.65 to $19.42 per share, with an average of $15.53 per share.

   Comparable Company Trading Analysis. CIBC analyzed publicly-traded natural gas exploration and production companies with operations comparable to those of Canaan. CIBC derived an implied per share equity value for Canaan by applying a range of multiples of 2002 estimated EBITDA (range of 2.4x to 7.9x with an average of 6.1x), 2002 estimated Cash Flow (range of 1.5x to 8.6x with an average of 4.7x) and $/Mcfe of proved reserves (range of $0.83/Mcfe to $2.00/Mcfe with an average of $1.42/Mcfe). This analysis produced a range of equity values for Canaan of $3.48 to $21.29 per share, with an average of $13.04 per share.

   The summary set forth above does not purport to be a complete description of the analyses performed by CIBC in arriving at the Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to a partial analysis or summary description. CIBC believes that its analyses must be considered as a whole and that selecting a portion of the analysis or the factors considered by CIBC, without considering all such factors and analyses, could create a misleading view of the processes underlying the Opinion. CIBC did not assign relative weights to any of its analyses in preparing the Opinion. The matters considered by CIBC in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Canaan's and Chesapeake's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by CIBC are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. None of the comparable companies used in the comparable public companies analysis described above is identical to Canaan or Chesapeake, and none of the comparable transactions used in the comparable transactions analysis described above is identical to the merger. Accordingly, an analysis of publicly traded comparable companies and transactions is not mathematical; but, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

   Our board of directors selected CIBC to act as its financial advisor on the basis of the reputation of CIBC as an internationally recognized investment banking firm with substantial expertise in transactions similar to the merger and because it is familiar with Canaan and its business. As part of its financial advisory business, CIBC is continually engaged in the valuation of businesses and related securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. CIBC has acted as a financial advisor to Canaan's board of directors in connection with the merger and will receive a fee for its services. In the ordinary course of business, CIBC or its affiliates may trade in the debt and equity securities of Canaan and Chesapeake for CIBC's own account and for the accounts of CIBC's customers, and accordingly may at any time hold a long or short position in such securities.

   The terms of the engagement of CIBC by the board of directors are set forth in a letter dated March 13, 2002 (the "Engagement Agreement"). Pursuant to the terms of the Engagement Agreement, Canaan has agreed to pay to CIBC a fee of approximately $1.9 million upon the closing of the merger. In addition to this compensation, Canaan has also agreed to reimburse CIBC for its reasonable out-of-pocket expenses (including the fees of its legal counsel) and to indemnify CIBC and certain related persons from and against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws, arising out of its engagement.

   Canaan also has an agreement dated July 20, 2001 with Hibernia. Pursuant to this agreement, Canaan paid Hibernia an advisory fee of $115,000 for its review of Canaan's strategic alternatives presented to the Canaan Board in August 2001. Under the terms of the agreement with Hibernia, Hibernia is not entitled to any further fees.

Financing Arrangements

   Chesapeake estimates that it will require approximately $130 million in order to finance the merger. These funds will be used to:

   . pay the merger consideration, including payments for the surrender of outstanding stock options and payments to dissenting shareholders;

   .   repay outstanding debt under Canaan's bank credit facility; and

   . pay the fees and expenses incurred in connection with the merger, including change of control and severance payments.

   Chesapeake expects to fund all amounts from cash on hand. In the Merger Agreement, Chesapeake represents and warrants to Canaan that Chesapeake has available adequate funds or the means to obtain adequate funds to pay the merger consideration to our shareholders and all associated merger costs.

Interests Of Certain Persons In The Merger

  Change in Control Agreements

   Messrs. Leo E. Woodard, John K. Penton, Michael S. Mewbourn and Thomas H. Henson, who are officers and directors, each have an agreement with Canaan entered into in October 2000 when Canaan became a public company, providing for the payment of severance benefits on involuntary termination, other than for cause, within two years after a change in control of Canaan. The agreements are intended to promote the retention of these officers by providing them with an extra measure of financial security in the event of a change of control of Canaan. In the event of involuntary termination within two years after a change in control, the agreements provide that each officer will receive a lump sum severance payment equal to three times the sum of the officer's annual compensation immediately prior to the change in control plus the highest annual bonus received by the officer in the three years immediately preceding the change in control or any lesser period the officer has been employed by Canaan. The amounts payable under the agreements are subject to a limitation that is equal to the amount that would be deductible by Canaan under applicable Internal Revenue Code (golden parachute) payment limitations, after taking into consideration all payments to the officer covered by such limitation, which would include payments deemed to have been received due to any acceleration of vesting of stock options or other benefits. Canaan has entered into similar agreements with an additional 15 key employees of Canaan providing severance benefits ranging from one time to three times annual compensation, including Michael O'Kelly, Vice President--Drilling and Production, and Sue Barnard, Secretary, who are entitled to payments of one time and two times annual compensation, respectively.

   Chesapeake has agreed that the amounts payable under these change in control agreements will be paid at the closing of the merger provided such employees tender their resignation. Messrs. Woodard, Penton, Mewbourn and Henson will not be employed after the closing and their payments would be made in any event. It is possible that other employees may receive change in control payments at the closing but may be offered employment by Chesapeake after the closing. The amounts payable under these change in control agreements are:

                                Name                          Amount
                                ----                        ----------
         Leo E. Woodard.................................... $  856,000
          Chairman and Chief Executive Officer

         John K. Penton....................................    852,000
          President

         Michael S. Mewbourn...............................    253,000
          Senior Vice President and Chief Financial Officer

         Thomas H. Henson..................................    343,000
          Senior Vice President--Investor Relations

         Sue Barnard.......................................    132,000
          Secretary

         Michael D. O'Kelley...............................    114,480
          Vice President--Drilling and Production

         All Other Employees...............................  2,057,520
                                                            ----------
            Total.......................................... $4,569,399
                                                            ==========

  Stock Options

   The executive officers, directors and employees of Canaan hold stock options issued under the 2000 Stock Option Plan covering an aggregate of 470,287 shares of common stock as of the record date. At the effective time of the merger, all outstanding options will become vested, all options shall be cancelled and the holders of any outstanding options shall be entitled to receive the difference between the merger consideration of $18.00 per share and the option exercise price of such option subject to all applicable federal and state tax withholding requirements. In effect, each stock option will be treated as if it were fully vested, exercised and the underlying common stock were cashed out in the merger. The weighted average Canaan stock option exercise price for all outstanding options is $9.37. Canaan estimates the aggregate amount to be paid to all executive officers and directors in consideration of their stock options at approximately $3,100,150. An additional $917,967 will be paid to all other employees. The following table shows the amount to be paid to each director and executive officer, assuming that no stock options are exercised after the record date for the special meeting:

                    Weighted Average
                    Per Share Option    Shares of Common
       Name          Exercise Price  Stock Subject to Option Option Value in Merger
       ----         ---------------- ----------------------- ----------------------
Leo E. Woodard.....      $ 9.44              100,000               $  856,000
John K. Penton.....        9.44              100,000                  856,000
Michael S. Mewbourn        9.44               75,000                  642,000
Thomas H. Henson...        9.44               75,000                  642,000
Michael D. O'Kelley        9.00                8,750                   78,750
Sue Barnard........        9.00                2,500                   22,500
Mischa Gorkuscha...        9.00                  100                      900
Randy Harp.........        9.00                  100                      900
Scott Rayburn......       12.50                  100                      550
Kevin White........       12.50                  100                      550
                                             -------               ----------
   Total...........                          361,650               $3,100,150
                                             =======               ==========

  Goodwill Protection Agreements

   Messrs. Woodard, Penton, and Mewbourn have agreed to enter into Goodwill Protection Agreements ("Goodwill Protection Agreements") with Chesapeake at the closing of the merger to induce Chesapeake to perform the Merger Agreement, to protect the goodwill acquired by Chesapeake under the Merger Agreement and to provide for certain payments to such officers. For two years following the closing, each of these persons agrees not to directly or indirectly:

   . own, acquire or solicit the acquisition of any oil and gas interests, or any option or other right to acquire any oil and gas interests, pertaining to or covering any and all lands in a "restricted area" lying within one mile of any well and drilling or spacing unit in which Canaan had an interest as of the effective time of the merger;

   . conduct (or assist any third person to conduct) any oil and gas business on or with respect to the restricted area;

   . acquire any interest or the right to acquire any interest in a person that owns or acquires oil and gas interests in the restricted area that results in the individual (or Messrs. Woodard, Penton and Mewbourn collectively) owning or having the right to acquire more than forty percent (40%) of such person, without the prior written consent of Chesapeake; or

   . without the prior consent of Chesapeake, terminate, own, acquire, solicit or otherwise interfere with any of Canaan's oil and gas interests in the restricted area.

   The Goodwill Protection Agreements apply to each of Messrs. Woodard, Penton and Mewbourn individually, to their immediate family members, and to any entity in which they individually own or have the right to acquire 20% of the equity interest or they collectively own or have the right to acquire 40% of the equity interest. The Goodwill Protection Agreements do not prevent the affected individuals from being employed by an entity that competes in the restricted area so long as no confidential information is used.

   These limitations will not prohibit the individual from investing in securities which are listed on a public exchange or the National Association of Securities Dealers Automated Quotation System issued by a company, firm, corporation, partnership, trust or other entity involved in or conducting an oil and gas business, as long as the individual owns no more than fifteen percent (15%) of the outstanding voting securities of such entity. The limitations also do not apply to acquisitions involving at least 25 separate properties with at least 75% of the total value of the acquisition outside of the restricted area. In connection with acquisitions not meeting these criteria, Chesapeake is granted a preferential right to purchase any properties acquired within the restricted area.

   The Goodwill Protection Agreements also require these individuals to return to Chesapeake all confidential information relating to Canaan in their possession. Each individual agrees that for a period of two years, he will keep all confidential information strictly confidential and will not use any of the data, information or results or disclose any of the data, information or results to any person, unless otherwise required by law or regulation, and then only after written notice to Chesapeake.

   As consideration for their execution, delivery and performance of the Goodwill Protection Agreements, Chesapeake has agreed to pay Messrs. Woodard, Penton and Mewbourn $500,000, $500,000 and $300,000, respectively, payable in three equal payments. The first payment is due on the execution of the Goodwill Protection Agreement, the second payment is due one year after the execution of the agreement and the third payment is due two years after the execution of the agreement. The payments to Messrs. Woodard and Penton are subject to possible adjustment as described below under "Employee Severance Policy."

  Office Space Agreement

   Messrs. Woodard, Penton and Mewbourn expect to form a new oil and gas company, LJ Natural Gas Company. At the closing of the merger, LJ Natural Gas and Canaan will enter into an Office Space Agreement ("Office Agreement"), whereby Canaan will agree to permit LJ Natural Gas, for a period of ninety (90) days after the closing of the merger, to use the office space currently leased by Canaan, without paying rent and to use the office equipment, some of which is also equipment leased by Canaan. The use of the office space and equipment is subject to receipt of any required consents and the payment by LJ Natural Gas of all expenses other than rent on the office space.

   The Office Agreement will also give LJ Natural Gas an option, exercisable at any time during the 90-day use period, to sublease all or a portion of the office space after the expiration of the 90 day use period, at the rent and for the remaining term specified in the existing lease with Canaan. LJ Natural Gas also will have an option to purchase all or a portion of Canaan's office equipment and nonproprietary oil and gas information at a purchase price equal to twenty five percent (25%) of the book value for all of the items of equipment to be purchased reduced to the nearest multiple of $25,000, plus all costs and expenses associated with the assumption of any acquired equipment leases. If LJ Natural Gas subleases a portion of the office space, the Office Agreement further gives LJ Natural Gas a right of first refusal for two years after the closing of the merger on the portion of the office space which LJ Natural Gas is not subleasing in the event of future subleases, assignments or surrenders by Canaan.

  Employee Severance Policy

   For employees who do not have change in control agreements, our board approved a change of control severance policy at the same time it approved the merger. Under this policy, any eligible employee who remains employed until the closing date of the merger and is not offered continuing employment in a comparable position and salary is entitled to a severance payment of one month for each year of service with a minimum severance of 3 months. If all eligible employees received severance, the aggregate severance benefit would be approximately $606,000. To the extent this cost exceeds $406,000, Messrs. Woodard and Penton have each agreed that the last payments due them under the Goodwill Protection Agreements may be reduced by 50% of the excess.

  Indemnification

   Under the terms of the Merger Agreement, Canaan's existing directors and officers will be entitled to indemnification in some circumstances, as more fully described in the section entitled "The Merger Agreement--Covenants and Agreements--Indemnification."

Irrevocable Proxies

   All of our officers and directors who own shares of common stock of Canaan (who collectively own approximately 27% of the outstanding common stock) have entered into agreements with Chesapeake whereby they granted irrevocable limited proxies to executive officers of Chesapeake for purposes of voting in favor of adoption of the Merger Agreement. The persons who have executed these proxies are Messrs. Woodard, Penton, Mewbourn, Henson and Gorkuscha. If the executive officers of Chesapeake are unable or decline to exercise the power and authority granted by the proxy for any reason, the shareholder agrees to vote in favor of adoption of the merger and the Merger Agreement at any meeting at which such matters are considered and voted upon. The persons executing these proxies also agree not to, directly or indirectly sell, transfer, assign, cause to be redeemed or otherwise dispose of any of the stock or grant any proxy, power-of-attorney or other authorization with respect to the stock pertaining or relating to the Merger Agreement.

Some Effects Of The Merger

   If the merger is completed, holders of shares of our common stock will not have an opportunity to continue their equity interest in Canaan as an ongoing corporation and, therefore, will not have the opportunity to share in Canaan's future earnings, dividends or growth, if any. In addition, upon completion of the merger, Canaan's common stock will no longer be listed on the NASDAQ National Market and will cease to be registered with the Securities and Exchange Commission.

Method Of Accounting

   Chesapeake will account for the merger under the purchase method of accounting. Purchase accounting requires that the purchase price and costs of the acquisition be allocated to all of the assets acquired and liabilities assumed, based upon relative fair values.

                             THE MERGER AGREEMENT

   The terms of and conditions to the merger are contained in the Merger Agreement, a copy of which is attached to this proxy statement as Appendix A and incorporated in this document by reference. Set forth below is a description of the material terms and conditions of the merger. This description is qualified in its entirety by, and made subject to, the more complete information set forth in the Merger Agreement.

Effective Time Of The Merger

   The closing of the merger will take place no later than the second business day following the day after the shareholders of Canaan have adopted the Merger Agreement and all other conditions to the merger have been satisfied. The merger will become effective immediately when the Secretary of State of the State of Oklahoma has accepted for filing the Certificate of Merger in accordance with the Oklahoma General Corporation Act or at a later time as specified in the Certificate of Merger. At that time, CHK will be merged with and into Canaan, CHK will cease to exist as a separate entity and Canaan will become a wholly-owned subsidiary of Chesapeake. We expect the merger to become effective as soon as practicable after approval of the merger by our shareholders and the satisfaction of all other conditions to closing the merger.

Conversion Of Shares Pursuant To The Merger

   At the effective time of the merger and without any action on the part of any of our shareholders, each issued and outstanding share of our common stock (other than shares owned by Chesapeake and shares owned by shareholders who exercise dissenter's appraisal rights) will be converted into the right to receive $18.00 in cash, without interest. Also at the effective time, each stock option outstanding under our stock option plan, whether or not currently exercisable, will become fully vested and cancelled and will be converted into the right to receive an amount of cash equal to the difference between $18.00 and the exercise price of the option, subject to applicable federal and state tax withholding requirements. Treasury shares and shares held by Chesapeake will be cancelled and no consideration will be paid or payable in exchange for such shares.

Exchange Of Stock Certificates

   Chesapeake has designated UMB Bank, N.A., to act as exchange agent in the merger. The Merger Agreement provides that as soon as reasonably practicable after the effective time of the merger, the exchange agent will mail a letter of transmittal to each record holder of an outstanding stock certificate or certificates, which immediately prior to the effective time represented shares of Canaan common stock and were converted into the right to receive the merger consideration. The letter of transmittal will specify that delivery will be effected and risk of loss and title to stock certificates will pass only upon delivery of the stock certificate to the exchange agent. In addition, the exchange agent will also mail to each record holder instructions on how to properly surrender the stock certificates for payment. You should not surrender your stock certificates until you receive a letter of transmittal and instructions.

   Upon the surrender to the exchange agent of your stock certificate, together with a duly completed and executed letter of transmittal and any other required documents, and subject to any required withholding of taxes, you will be paid the merger consideration for each share of Canaan common stock previously represented by your stock certificate, and the stock certificate will then be canceled. No interest will be paid or accrued on the cash payable upon the surrender of your stock certificate. Until surrendered in accordance with the provisions stated above, each certificate will, after the effective time of the merger, represent only the right to receive the merger consideration.

   After the effective time of the merger, there will be no transfers of certificates that previously represented shares of our common stock on Canaan's stock books. If, after the effective time, stock certificates are presented to the surviving corporation or the exchange agent for payment, they will be canceled and exchanged for the merger consideration, without interest. However, no holder of a stock certificate will have any greater rights against the surviving corporation than may be accorded to general creditors of the surviving corporation under applicable law.

   If you have a lost, stolen or destroyed certificate, in order to receive the merger consideration, you will have to sign an affidavit stating that your certificate was lost, stolen or destroyed. In addition, if Chesapeake requires, you may have to post a bond indemnifying Chesapeake against any claims against it with respect to the lost, stolen or destroyed certificate.

   Any cash held by the exchange agent that has not been paid to Canaan's shareholders pursuant to the Merger Agreement one year following the closing of the merger will be delivered to Chesapeake upon Chesapeake's request. From and after that time, if you have not yet exchanged your shares of common stock for the merger consideration, you must surrender your certificates to Chesapeake, rather than the exchange agent, to receive the merger consideration.

Representations And Warranties

   The Merger Agreement contains a number of representations and warranties made by the parties customary in a transaction of this type, including those relating to:

   .   corporate organization;

   .   authority and enforceability;

   .   authorizations;

   .   consents and approvals;

   .   broker's fees;

   .   restrictions;

   .   litigation;

   .   no knowledge of breach of representations; and

   .   this proxy statement.

   In the Merger Agreement, Canaan also makes various representations and warranties to Chesapeake, concerning Canaan business and assets. These representations and warranties cover various matters, such as:

   . absence of conflicts with law, contracts, certificate of incorporation, or bylaws;

   .   SEC documents;

   .   financial statements;

   .   capital structure;

   .   government regulation;

   . absence of certain changes or events, including material adverse change since December 31, 2001;

   .   taxes;

   .   employee benefit plans;

   .   labor and employment matters;

   .   environmental matters;

   .   compliance with laws;

   .   vote required;

   .   insurance;

   .   intangible property;

   .   title to assets;

   .   oil and gas operations;

   .   financial and commodity hedging;

   .   books and records;

   .   other entities;

   .   account information;

   .   powers of attorney;

   .   plugging status;

   .   opinion of financial adviser;

   .   board recommendation;

   .   equipment;

   .   current commitments;

   .   payout balances;

   .   gas imbalances, and take or pay;

   .   certain agreements; and

   .   affiliate transactions.

   Chesapeake also has made representations and warranties with respect to adequate funding, interim operations of CHK and prior purchases of Canaan stock.

Covenants and Agreements

  Conduct Of The Business Before The Merger

   We have agreed that, prior to the merger, Canaan will carry on its business in the ordinary course consistent with past practices, subject to certain restrictions concerning the conduct of business, including with respect to the following matters:

   .   amending Canaan's organizational documents;

   . issuing, selling, pledging, disposing of, granting, encumbering, or authorizing capital stock, options, warrants, convertible securities or other rights to acquire shares of capital stock, or Canaan's assets, except for sales of oil and gas production in the ordinary course of business;

   .   declaring dividends and distributions of our capital stock;

   . splitting, combining, reclassifying, subdividing, redeeming or purchasing any capital stock or amending or modifying any warrant or other right to acquire capital stock;

   . acquiring another entity or material amount of assets other than in the ordinary course of business, incurring indebtedness in excess of the borrowing base under Canaan's existing credit agreement, issuing debt securities, assuming, guaranteeing or endorsing the obligations of any person, making loans or advances to or investments in any other person, except in the ordinary course of business and less than $100,000;

   . increasing employee or officer compensation unless in accordance with past practices, granting severance pay, establishing, adopting, entering into or modifying any collective bargaining, bonus, profit sharing or other type of benefit or compensation plan;

   .   making a material tax election or settling any tax liability;

   . discharging certain claims or liabilities other than in the ordinary course business;

   . undertaking capital commitments, leases or capital expenditures in excess of $10,000;

   .   making material changes in accounting methods;

   . entering into, renewing, modifying or waiving any material provisions in any material agreements;

   . entering into any non-compete agreements or similar agreements limiting our ability to compete in any line of business; or

   . amending, modifying, terminating, or waiving any right of first refusal or similar preferential right.

  Access to Information

   We have agreed to furnish information to Chesapeake pertaining to the business affairs of Canaan and Chesapeake has agreed to keep confidential all such information and any other information provided under the Merger Agreement.

  No Solicitation

   The Merger Agreement contains detailed provisions prohibiting Canaan from seeking an acquisition proposal as an alternative to the merger. For this purpose, an "alternative proposal" is any proposal to acquire any of Canaan's common stock (other than upon exercise of employee stock options), to acquire all or any material portion of Canaan's assets, business or equity interests, or relating to a transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the merger, whether by merger, purchase of assets, tender offer, exchange offer or otherwise. Under these "no solicitation" provisions, Canaan has agreed that:

   . we will terminate any and all existing activities, discussions and negotiations with other parties regarding alternative proposals;

   . we will not solicit, initiate or encourage any offer relating to an alternative proposal;

   . we will not engage in negotiations or discussions concerning or provide any non-public information to any person relating to an alternative proposal; and

   . we will not agree to, approve or recommend, or otherwise facilitate any effort or attempt to make or implement, any alternative proposal, or withdraw Canaan's board of directors recommendation with respect to the merger.

   However, the Merger Agreement permits Canaan's board of directors to disclose a position regarding an alternative proposal if necessary to comply with Rules 14d-9 and 14e-2 under the Securities Exchange Act.

   If Canaan receives an unsolicited bona fide written alternative proposal, we may, after written notice to Chesapeake, engage in discussions or negotiations with such third party and may supply confidential information if, prior to furnishing such information to the third party, the third party executes a confidentiality agreement not materially less favorable to Canaan than the Confidentiality Agreement dated March 28, 2002, between Canaan and Chesapeake. In addition, our board of directors may recommend such alternative proposal or withdraw, modify or not make its recommendation relating to the merger, if and only to the extent the Canaan board of directors determines in good faith that, based on the advice of our counsel, the failure to recommend such alternative proposal would constitute a breach of the board's fiduciary duties, and based on the advice of our financial advisor, such alternative proposal, if consummated, would result in a transaction more favorable to our shareholders from a financial point of view than the transaction contemplated by the Merger Agreement (a "Superior Proposal") and the person making such Superior Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction. We must keep Chesapeake informed of the receipt of, and proposed actions with respect to, any alternative proposals.

  Shareholder Approval

   Canaan has agreed to promptly distribute this proxy statement and call a meeting of shareholders to obtain approval of the merger. The board of directors, subject to its fiduciary duties as described above in "No Solicitation", has agreed to recommend the merger to the shareholders.

  Proxy Statement

   Canaan and Chesapeake have agreed to promptly prepare and file with the Securities and Exchange Commission this proxy statement. Both parties must approve the distribution to Canaan's shareholders of the proxy statement and any amendments.

  Public Announcements

   The parties consulted with each other and mutually agreed upon a joint press release on the execution of the Merger Agreement. Canaan is required to consult with Chesapeake prior to issuing a press release or public announcement pertaining to the merger, unless as may be otherwise required by law.

  Notification of Certain Matters

   Both parties must promptly notify the other of the occurrence or impending or threatened occurrence of any event likely to cause any of the representations or warranties to be untrue and any failure to satisfy any covenant or condition set forth in the Merger Agreement.

  Indemnification

   Chesapeake has agreed that it will indemnify the present and former officers and directors of Canaan prior to the effective time, against all actions by them in their capacities as officers or directors of Canaan, whether commenced or asserted before or after the effective time. All existing indemnification arrangements will remain in effect. The indemnified party must promptly notify Chesapeake upon learning of a claim. Chesapeake may assume the defense and will not be liable to the indemnified party for other counsel. However, if Chesapeake does not assume the defense, the counsel retained by the indemnified party must be reasonably satisfactory to Chesapeake. All settlements must be approved by Chesapeake, which approval will not be unreasonably withheld.

  Employee and Severance Matters

   On the closing date, Canaan will pay all amounts payable to each employee with a change in control agreement if such employee has tendered his resignation. Canaan will also pay severance amounts to its employees who are not offered comparable positions with Chesapeake. See "The Merger--Interests Of Certain Persons In The Merger." Neither party is obligated to retain or hire Canaan employees after the effective time. However, Chesapeake is obligated to give all continuing employees the opportunity to participate in all Chesapeake employee benefit plans giving full credit for prior service with Canaan for purposes of eligibility and vesting and waiving any limitations as to pre-existing conditions, exclusions or waiting periods and providing credit for co-payments and deductibles for 2002. For any continuing employee who is terminated without cause within 6 months following the closing, the terminated employee will receive severance equal to the greater of the amount payable under the Canaan Severance Policy or any Chesapeake severance plan.

   For 18 months following the effective time, Chesapeake or the surviving corporation must maintain Canaan's health benefit plans for the continuing and terminated employees or provide these persons with the rights and benefits of Chesapeake's plans.

  Reasonable Best Efforts

   Each party agrees to use its reasonable best efforts to do all things reasonably necessary to effect the transactions contemplated by the Merger Agreement including: obtaining necessary consents, approvals or waivers from governmental authorities; making all necessary registrations and filings; obtaining necessary consents or waivers from third parties; defending any lawsuits or other proceedings challenging the transaction; and executing and delivering any documents necessary to consummate the merger. In addition, Canaan has agreed to take all action necessary to ensure state take over statutes or similar regulation is not applicable to the merger.

  Stock Options

   Our board of directors has adopted resolutions and taken other actions necessary so that (i) all options will be converted into the right to receive the same consideration that the option holders would have received had the options been exercised immediately prior to the merger; and (ii) that as of the effective time of the merger, all unvested options will vest, all outstanding options will be cancelled and the holders thereof will be entitled to receive the difference between the merger consideration of $18.00 per share and the per share option exercise price of such option subject to all applicable federal and state tax withholding requirements.

   Our board of directors will also take the necessary action to cause Canaan's stock option plans to terminate as of the effective time and the provisions of any other plan providing for the issuance of any of Canaan's capital stock to also be terminated as of the effective time.

  Shareholder Litigation

   Canaan has agreed that Chesapeake will be given the opportunity to participate in the defense or settlement of any shareholder litigation or claims against us relating to the merger. Chesapeake must consent before Canaan may agree to any settlement of such litigation or claims.

  Further Assurances

   The officers and directors of the surviving corporation are authorized to execute and deliver any documents or to take any actions necessary to vest, in the surviving corporation, all right, title and interest in the properties or assets of Canaan.

  Rights Agreement

   Canaan's board of directors has agreed that it will take all action necessary to render the Canaan Rights (preferred share purchase rights issued pursuant to the Rights Plan) inapplicable to the merger and that Canaan will not amend the Rights Agreement, redeem the Canaan Rights or take any action under the Rights Agreement that is adverse to Chesapeake. On April 19, 2002 our board of directors adopted and approved an amendment to the Rights Agreement to provide that the execution, delivery and performance of the Merger Agreement will not result in the Rights becoming exercisable.

  Expenses

   All costs and expenses incurred in connection with the merger will be paid by the party incurring the expense regardless whether the merger is consummated.

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

  Dissenting Shareholder Payments

   Payments made to settle appraisal rights of dissenting shareholders will be paid out of Canaan's assets.

Conditions To The Merger

  Conditions To The Obligation Of Each Party

   The obligations of Chesapeake and Canaan to consummate the merger depend upon the satisfaction of the following conditions:

   . the Merger Agreement shall have been approved and adopted by the vote of the holders of a majority of our outstanding common stock;

   .   the receipt of all necessary governmental approvals; and

   . the absence of any injunction, order or other legal restraint or prohibition that would prohibit the consummation of the merger.

  Conditions To Chesapeake's Obligations

   Chesapeake's obligation to consummate the merger is further subject to satisfaction of the following conditions:

   . the representations and warranties of Canaan, to the extent qualified by a Material Adverse Effect or any other materiality qualification must be true and correct as of the date of the Merger Agreement and as of the closing date, and to the extent not qualified by a Material Adverse Effect or any other materiality qualification must be true and correct in all material respects as of the date of the Merger Agreement and the closing date; provided that the condition will be satisfied, unless the failure of the representations and warranties to be true and correct, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Canaan;

   . Canaan has performed in all material respects, all covenants and agreements required to be performed at or prior to the closing date;

   . from the date of the Merger Agreement to the closing date, there are no changes in the condition, operations or business of Canaan that would have or reasonably be expected to have a Material Adverse Effect on Canaan;

   . no more than 10% of the holders of our outstanding common stock will have exercised appraisal or dissenter's rights because of the merger;

   . the officers and directors of Canaan have executed a release and resignation as officer and director reasonably acceptable to Chesapeake; and

   . Chesapeake receives an opinion from Canaan's counsel in the form attached to the Merger Agreement.

   For purposes of the Merger Agreement, Material Adverse Effect means an event or condition or series of related events or conditions that:

   .   has an adverse financial impact of more than $5 million on Canaan;

   . materially and adversely affects the business, assets and liabilities or financial condition of Canaan; or

   . materially and adversely affects Canaan's ability to consummate the transactions contemplated by the Merger Agreement or fulfill the conditions to the closing.

   However, there will be no Material Adverse Effect to the extent that any material adverse effect or change is caused by or results from conditions affecting the United States economy generally or the economy of a nation or region in which Canaan or Chesapeake conducts business or generally affecting the natural gas industry including, without limitation, the price of natural gas and oil, or is caused by or results from the announcement or pendency of the merger.

  Conditions To Our Obligation

   Our obligation to consummate the merger is further subject to satisfaction or waiver of the following conditions:

   . the representations and warranties of Chesapeake must be true and correct in all material respects as of the date of the closing date; provided that, the condition will be deemed satisfied even if one or more of the representations and warranties are not true and correct, as long as the failure of such representations and warranties to be true and correct (in the aggregate) does not result in Chesapeake being unable to perform its obligations under the Merger Agreement; and

   . Chesapeake has performed in all material respects, all covenants and agreements required to be performed at or prior to the closing date.

Termination Of The Merger Agreement

   The Merger Agreement may be terminated at any time prior to the effective time, whether before or after approval by our shareholders:

   .   by mutual agreement of Chesapeake and Canaan;

   . by either Chesapeake or Canaan, if the merger has not been completed by December 31, 2002, provided however, that the right to terminate for failure to consummate by December 31, 2002, is not available to any party whose breach of any representation or warranty or failure to perform any covenant or agreement has been the cause of or resulted in the failure of the merger to occur on or before that date;

   . by either Chesapeake or Canaan, if the requisite shareholder approval is not obtained by a vote of our shareholders at the special meeting;

   . by either Chesapeake or Canaan, if a court or governmental authority takes any action prohibiting the merger;

   . by Chesapeake if Canaan is in breach of any of our representations and warranties which would have a Material Adverse Effect on Canaan and such breach has not been, or cannot be, cured within twenty days after notice and demand for cure, unless Chesapeake is in breach of any of its representations, warranties or agreements at the time which would result in Chesapeake being unable to perform its obligations under the Merger Agreement;

   . by Chesapeake if we have failed to comply in any material respect with any of our covenants or agreements and such failure has not been, or cannot be, cured within twenty days after notice and demand for cure, unless Chesapeake is in breach of any of its representations, warranties or agreements at the time which would result in Chesapeake being unable to perform its obligations under the Merger Agreement;

   . by Chesapeake if our board of directors recommends an alternative proposal or withdraws or modifies in a manner adverse to Chesapeake its approval or recommendation of the Merger Agreement or the merger or, on request of Chesapeake, fails to reaffirm such approval or recommendation;

   . by Canaan if Canaan accepts a Superior Proposal and Canaan has given Chesapeake at least five business days notice prior to such termination and given Chesapeake an opportunity to adjust the terms and conditions of the merger;

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

   . by Canaan if Chesapeake breaches any representation or warranty the aggregate effect of which would cause Chesapeake to be unable to perform its obligations and the conditions to closing would not be satisfied if the closing were to occur on the day on which Canaan gives Chesapeake notice of such termination; or

   . by Canaan if Chesapeake fails to comply in any material aspect with any of its covenants or agreements and such failure has not been, or cannot be, cured within twenty days after notice and demand for cure.

   If the Merger Agreement is terminated by either party pursuant to the conditions above, the Merger Agreement will become void and neither party will have any further obligations except for representation warranties and covenants regarding:

   .   brokers;

   .   finder's fees;

   .   this proxy statement;

   .   payment of expenses; and

   .   termination fee.

  Termination Fee

   If the merger is terminated for the following reasons, Canaan must pay to Chesapeake a cash termination fee of $5 million:

   . the Merger Agreement is terminated by Canaan as a result of a Superior Proposal and Canaan's board of directors resolves to accept the proposal;

   . the Merger Agreement is terminated by Chesapeake because our board of directors recommends an alternative proposal or withdraws its recommendation relating to the merger; or

   . either party terminates the Merger Agreement because the requisite shareholder vote was not obtained or Chesapeake terminates the Merger Agreement because of a breach by Canaan, and in either case, at the time there was an alternative proposal, which was publicly announced and remained pending, and prior to or within twelve (12) months of the termination we enter into a definitive agreement with the third party who made the alternative proposal which is subsequently consummated.

                    YOU HAVE APPRAISAL RIGHTS IN THE MERGER

General

   Our shareholders are entitled to dissent and be paid cash for the "fair value" of their shares of our common stock. This payment may be more than, the same as, or less than the merger consideration our shareholders will receive in the merger. These appraisal rights arise under Section 1091 of the Oklahoma General Corporation Act, or OGCA. Section 1091 of the OGCA is reprinted in its entirety as Appendix C to this proxy statement.

Exercising Procedures

   The following discussion addresses the material provisions of Section 1091 of the OGCA. If you wish to exercise statutory appraisal rights or preserve your right to do so, you should review this discussion and Appendix C carefully to comply strictly with the procedures set forth below and in Appendix C, or you may lose your appraisal rights.

   If you elect to demand the appraisal of your shares, you must deliver to Canaan before the taking of the vote on the Merger Agreement, a written demand for appraisal of your shares. You should not vote in favor of the Merger Agreement.

   Your demand is in addition to and separate from your proxy or vote against the Merger Agreement. Voting against, abstaining from voting, or failing to vote on the Merger Agreement will not constitute a demand for appraisal. If you elect to demand appraisal rights, you will not be granted appraisal rights if you have voted in favor of, or consented in writing to, the Merger Agreement, including by granting the proxy solicited by this proxy statement or by returning a signed proxy without specifying a vote against the Merger Agreement or a direction to abstain from the vote. Additionally, appraisal rights will not be granted if you do not continuously hold your shares of our common stock for which you demand appraisal through the effective time of the merger.

   You must fully and correctly sign your demand for appraisal as your name appears on the certificate or certificates representing your shares of our common stock. If your shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the fiduciary must execute the demand. If the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, only one of the joint owners must execute the demand. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal. However, the agent must identify you as the record owner and expressly disclose the fact that, in exercising the demand, that person is acting as your agent. If you hold shares of our common stock through a broker who in turn holds the shares through a central securities depository nominee, a demand for appraisal must be made on behalf of the depository nominee and must identify the depository nominee as a holder of record.

   If you elect to exercise your appraisal rights, you must mail or deliver your written demand to Canaan at 211 North Robinson, Suite 1000N, Oklahoma City, Oklahoma 73102, Attention: Ms. Sue Barnard. Your written demand must specify:

   .   your name and mailing address;

   .   the number of shares of our common stock that you own; and

   .   that you are demanding appraisal of your shares.

   Within 10 days after the effective time of the merger, Canaan, as the surviving corporation, must provide notice of the effective time to all shareholders who have complied with Section 1091 and who have not voted for or consented to the Merger Agreement.

Fair Value Determination

   Within 120 days after the effective time of the merger, either Canaan or any shareholder who has complied with Section 1091 may file a petition in an Oklahoma district court demanding a determination of the value of the shares of our common stock held by dissenting shareholders. If a petition for an appraisal is timely filed, after a hearing on the petition, the district court will determine which shareholders are entitled to appraisal rights and will appraise the shares of our common stock owned by those shareholders.

   The district court will determine the fair value of those shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the district court is required to take into account all relevant factors.

   If you seek appraisal, you should know that the "fair value" of your shares of our common stock determined under Section 1091 could be more than, the same as, or less than the merger consideration you would have received in the merger, and that the fairness opinion of CIBC is not an opinion as to fair value under Section 1091. Moreover, we reserve the right to assert in any appraisal proceeding that, for purposes of Section 1091, the "fair value" of the common stock is less than $18.00 per share.

Costs

   The cost of the appraisal proceeding may be determined by the district court and assessed against the parties as the district court deems equitable in the circumstances. Upon application of a dissenting shareholder, the district court may order that all or a portion of the expenses incurred by any dissenting shareholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of our common stock entitled to appraisal.

Withdrawal; Loss Of Appraisal Rights

   At any time within 60 days after the effective time of the merger, you will have the right to withdraw your demand for appraisal and to accept the terms offered in the merger. After this period, you may withdraw your demand for appraisal only with our consent. If no petition for appraisal is filed with the district court within 120 days after the effective time of the merger, shareholders' appraisal rights will cease, and all holders of shares of our common stock will be entitled to receive the merger consideration as provided in the Merger Agreement. Because Canaan has no obligation to file any petition for an appraisal, and have no present intention to do so, any dissenting shareholder is advised to file a petition for appraisal on a timely basis. However, no petition timely filed by a shareholder in the district court demanding appraisal will be dismissed without the approval of the district court, and that approval may be conditioned on any terms that the court deems just.

   YOU SHOULD BE AWARE THAT ANY FAILURE TO PROCEED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 1091 WILL RESULT IN LOSS OF APPRAISAL RIGHTS. IN ADDITION, IF THE MERGER IS ABANDONED PRIOR TO ITS CONSUMMATION, NO APPRAISAL RIGHTS WILL BE AVAILABLE.

                        FEDERAL INCOME TAX CONSEQUENCES

   The following is a discussion of the material federal income tax consequences of the merger to our shareholders. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings, and judicial and administrative decisions in effect as of the date of this proxy statement. This discussion assumes that your Canaan common stock is generally held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to any of our shareholders subject to special rules, such as non-United States persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies.

   Your receipt of cash for Canaan common stock pursuant to the merger will be a taxable transaction for federal income tax purposes to you, and may be a taxable transaction for state, local and foreign tax purposes as well. You will recognize a gain or loss measured by the difference between your tax basis for the Canaan common stock owned by you at the time of the merger and the amount of cash you receive for your Canaan common stock. Your gain or loss will be a capital gain or loss if your Canaan common stock is a capital asset in your hands. If your Canaan common stock was held as a capital asset, your gain or loss will be long-term capital gain or loss if you held your stock for more than one year; otherwise, it will be short-term gain or loss.

   THE TAX CONSEQUENCES OF THE MERGER TO YOU MAY VARY DEPENDING UPON YOUR PARTICULAR CIRCUMSTANCES. THEREFORE, YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THOSE RELATING TO STATE, LOCAL AND/OR FOREIGN TAXES.

                        REGULATORY AND OTHER APPROVALS

   There are no federal or state regulatory requirements which remain to be complied with in order to consummate the merger, other than the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma. The merger did not require filings with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth our information as of May 10, 2002 relating to the beneficial ownership of our common stock, by

   . any person known to Canaan to own beneficially more than 5% of the outstanding shares of our common stock;

   .   each of our directors;

   .   each of our executive officers; and

   .   all of our current executive officers and directors as a group.

                                                                Beneficial Ownership
                                                                -------------------
                                                                Number of Percentage
                 Beneficial Owner                                Shares    of Total
                 ----------------                               --------- ----------
Chesapeake Energy Corporation(1)...............................   333,149    7.65%
Leo E. Woodard(2)..............................................   517,072   11.81%
John K. Penton(2)..............................................   518,072   11.83%
Thomas H. Henson(3)............................................   148,862    3.40%
Michael S. Mewbourn(3).........................................    69,772    1.60%
Michael D. O'Kelley(4).........................................     2,188    0.05%
Sue Barnard(5).................................................       625    0.01%
Mischa Gorkuscha(6)............................................     1,100    0.03%
Randy Harp(6)..................................................       100      --
Scott M. Rayburn(6)............................................       100      --
Kevin R. White(6)..............................................       100      --
All executive officers and directors as a group (10 persons)(7) 1,257,991   28.30%

--------
(1) The address of Chesapeake is 6100 North Western Avenue, Oklahoma City, OK 73118. The information is based on Amendment No. 3 to Schedule 13D as filed with the Securities and Exchange Commission on April 23, 2002. The shares listed exclude 1,167,278 shares subject to the limited proxy granted to Chesapeake by certain of our directors and officers as described under "The Merger--Irrevocable Proxies."
(2) The business address of Messrs. Woodard and Penton is 211 North Robinson, Suite N1000, Oklahoma City, OK 73102. The shares listed include exercisable options to acquire 25,000 shares each pursuant to Canaan's stock option plan.
(3) The shares listed include exercisable options to acquire 18,750 shares each pursuant to Canaan's stock option plan.
(4) The shares listed include an exercisable option to acquire 2,188 shares pursuant to Canaan's stock option plan.
(5) The shares listed include an exercisable option to acquire 625 shares pursuant to Canaan's stock option plan.
(6) The shares listed include an exercisable option to acquire 100 shares each pursuant to Canaan's stock option plan.
(7) Includes exercisable options to purchase 90,713 shares.

                                 OTHER MATTERS

   Our management knows of no other business to be presented at the special meeting. If other matters do properly come before the special meeting, it is the intention of the persons named in the proxy to vote on these matters according to their best judgment unless the authority to do so is withheld in the proxy.

                           PROPOSALS OF SHAREHOLDERS

   Due to the contemplated consummation of the merger, Canaan does not currently expect to hold a 2002 annual meeting of shareholders because, following the merger, it will not be a publicly held company. However, if the merger is not consummated for any reason, Canaan will convene an annual meeting of shareholders as promptly as practicable and will inform shareholders of the dates by which Canaan must receive shareholder proposals intended to be presented at that meeting, for inclusion in Canaan's proxy statement and form of proxy relating to that meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

   You should rely only on the information contained in this proxy statement to vote on the merger. We have not authorized anyone to give any information that is different from what is contained in this proxy statement. The delivery of this proxy statement will not create an implication that there has been no change in the affairs of Chesapeake or us since the date of this proxy statement or that the information in this proxy statement is correct as of any time after the date of this proxy statement.

                         APPENDIX A--MERGER AGREEMENT

                         AGREEMENT AND PLAN OF MERGER

                                     among

                          CANAAN ENERGY CORPORATION,

                             CHK ACQUISITION, INC.

                                      and

                         CHESAPEAKE ENERGY CORPORATION

                               TABLE OF CONTENTS

                  1.  Definitions......................... A-1
                      1.1    Affiliate(s)................. A-1
                      1.2    Agreement.................... A-1
                      1.3    Alternative Proposal......... A-1
                      1.4    Bank Credit Agreement........ A-1
                      1.5    Canaan....................... A-1
                      1.6    Canaan Area.................. A-2
                      1.7    Canaan Certificate........... A-2
                      1.8    Canaan Common Stock.......... A-2
                      1.9    Canaan Disclosure Schedule... A-2
                      1.10   Canaan Employee(s)........... A-2
                      1.11   Canaan Employee Benefit Plans A-2
                      1.12   Canaan Financial Statements.. A-2
                      1.13   Canaan Material Agreements... A-2
                      1.14   Canaan Permits............... A-2
                      1.15   Canaan Plans................. A-2
                      1.16   Canaan Predecessor........... A-2
                      1.17   Canaan Representative........ A-2
                      1.18   Canaan Rights................ A-2
                      1.19   Canaan Rights Agreement...... A-2
                      1.20   Canaan SEC Documents......... A-2
                      1.21   Canaan Severance Policy...... A-2
                      1.22   Canaan Specified Stockholders A-2
                      1.23   Canaan Stock Option(s)....... A-2
                      1.24   Canaan Stockholder Meeting... A-2
                      1.25   Canaan Termination Fee....... A-2
                      1.26   CERCLA....................... A-2
                      1.27   Certificate of Merger........ A-2
                      1.28   Closing...................... A-3
                      1.29   Closing Date................. A-3
                      1.30   COBRA........................ A-3
                      1.31   Code......................... A-3
                      1.32   Confidentiality Agreement.... A-3
                      1.33   Contract Employee............ A-3
                      1.34   Defensible Title............. A-3
                      1.35   Dissenting Stockholders...... A-3
                      1.36   Effective Time............... A-3
                      1.37   Environmental Law............ A-3
                      1.38   ERISA........................ A-3
                      1.39   Exchange Act................. A-3
                      1.40   Exchange Agent............... A-3
                      1.41   Exchange Fund................ A-3
                      1.42   GAAP......................... A-3
                      1.43   Goodwill Protection Agreement A-3
                      1.44   Governmental Authority....... A-3
                      1.45   Hazardous Material........... A-4
                      1.46   HSR Act...................... A-4
                      1.47   Hydrocarbons................. A-4
                      1.48   Indemnified Parties.......... A-4
                      1.49   Irrevocable Proxy............ A-4

    1.50 Lien(s)...................................................................  A-4
    1.51 Material Adverse Effect...................................................  A-4
    1.52 Merger....................................................................  A-4
    1.53 Merger Consideration......................................................  A-4
    1.54 Net Revenue Interests.....................................................  A-4
    1.55 Office Space Agreement....................................................  A-4
    1.56 OGCA......................................................................  A-4
    1.57 Oil and Gas Interests.....................................................  A-4
    1.58 Ownership Interests.......................................................  A-5
    1.59 Parent....................................................................  A-5
    1.60 Parent Companies..........................................................  A-5
    1.61 Parent Representative.....................................................  A-5
    1.62 Parent Subsidiaries.......................................................  A-5
    1.63 Parties...................................................................  A-5
    1.64 Payout Balance............................................................  A-5
    1.65 Permitted Encumbrances....................................................  A-5
    1.66 Per Share Merger Consideration............................................  A-6
    1.67 Person(s).................................................................  A-6
    1.68 Proxy Statement...........................................................  A-6
    1.69 Returns...................................................................  A-6
    1.70 SEC.......................................................................  A-6
    1.71 Securities Act............................................................  A-6
    1.72 Sub.......................................................................  A-6
    1.73 Sub Common Stock..........................................................  A-6
    1.74 Superior Proposal.........................................................  A-6
    1.75 Surviving Corporation.....................................................  A-6
    1.76 Tax(es)...................................................................  A-6
    1.77 Third-Party Consent.......................................................  A-6
    1.78 Transaction Documents.....................................................  A-6
    1.79 Working Interest..........................................................  A-6

2.  Consummation of the Merger.....................................................  A-7
    2.1  The Merger................................................................  A-7
    2.2  Effect of the Merger......................................................  A-7
    2.3  Governing Instruments, Directors and Officers of the Surviving Corporation  A-7
         2.3.1 Certificate of Incorporation........................................  A-7
         2.3.2 Bylaws..............................................................  A-7
         2.3.3 Name................................................................  A-7
         2.3.4 Directors and Officers..............................................  A-7
    2.4  Effect on Securities......................................................  A-7
         2.4.1 Sub Common Stock....................................................  A-7
         2.4.2 Canaan Common Stock.................................................  A-7
         2.4.3 Canaan Stock Options................................................  A-7
         2.4.4 Treasury Stock and Parent Owned Stock...............................  A-8
         2.4.5 Dissenting Stockholder Shares.......................................  A-8
    2.5  Exchange of Certificates..................................................  A-8
         2.5.1 Exchange Fund.......................................................  A-8
         2.5.2 Notice and Surrender................................................  A-9
         2.5.3 Full Satisfaction...................................................  A-9
         2.5.4 Unclaimed Exchange Fund.............................................  A-9
         2.5.5 No Liability........................................................  A-9
         2.5.6 Lost, Stolen or Destroyed Certificates............................... A-10

               2.5.7           Investment of Exchange Fund.......... A-10
          2.6  Closing.............................................. A-10
          2.7  Effective Time of the Merger......................... A-10
          2.8  Taking of Necessary or Further Action................ A-10

      3.  Canaan Representations and Warranties..................... A-10
          3.1  Corporate Organization............................... A-10
          3.2  Authority and Enforceability......................... A-10
          3.3  No Violations........................................ A-11
          3.4  Consents and Approvals............................... A-11
          3.5  Canaan SEC Documents................................. A-12
          3.6  Financial Statements................................. A-12
          3.7  Capital Structure.................................... A-12
          3.8  Governmental Regulation.............................. A-12
          3.9  Litigation........................................... A-12
          3.10 Brokers.............................................. A-13
          3.11 Absence of Certain Changes or Events................. A-13
          3.12 Compliance with Laws, Material Agreements and Permits A-13
          3.13 No Restrictions...................................... A-13
          3.14 Taxes................................................ A-14
          3.15 Employee Benefit Plans............................... A-15
          3.16 Environmental Matters................................ A-16
          3.17 Vote Required........................................ A-17
          3.18 Canaan Board of Directors Actions.................... A-17
          3.19 Employment Contracts and Benefits.................... A-17
          3.20 Labor Matters........................................ A-17
          3.21 Insurance............................................ A-17
          3.22 Intangible Property.................................. A-18
          3.23 Title to Assets...................................... A-18
          3.24 Opinion of Financial Advisor......................... A-18
          3.25 Oil and Gas Operations............................... A-18
          3.26 Financial and Commodity Hedging...................... A-18
          3.27 Books and Records.................................... A-18
          3.28 Other Entities....................................... A-18
          3.29 Account Information.................................. A-18
          3.30 Powers of Attorney................................... A-18
          3.31 Plugging Status...................................... A-19
          3.32 No Knowledge of Breach of Representations............ A-19
          3.33 Proxy Statement...................................... A-19
          3.34 Equipment............................................ A-19
          3.35 Current Commitments.................................. A-19
          3.36 Payout Balances, Gas Imbalances and Take or Pay...... A-19
          3.37 Full Disclosure...................................... A-19
          3.38 Certain Agreements................................... A-20
          3.39 Affiliate Transactions............................... A-20

      4.  Parent and Sub Representations and Warranties............. A-20
          4.1  Organization and Standing............................ A-20
          4.2  Authority and Enforceability......................... A-20
          4.3  No Restriction....................................... A-20
          4.4  Consents and Approvals............................... A-20
          4.5  Authorization........................................ A-20
          4.6  Litigation........................................... A-20

     4.7  Broker's or Finder's Fees...................................... A-21
     4.8  Funding........................................................ A-21
     4.9  Interim Operations of Sub...................................... A-21
     4.10 Proxy Statement................................................ A-21
     4.11 No Knowledge of Breach of Representations...................... A-21
     4.12 Prior Purchases................................................ A-21

 5.  Covenants........................................................... A-21
     5.1  Conduct of Canaan Business Pending Closing..................... A-21
     5.2  Access to Information.......................................... A-23
     5.3  No Solicitation................................................ A-23
     5.4  Canaan Stockholder Meeting..................................... A-24
     5.5  Proxy Statement................................................ A-25
     5.6  Public Announcements........................................... A-25
     5.7  Notification of Certain Matters................................ A-25
     5.8  Indemnification................................................ A-26
     5.9  Employee and Severance Matters................................. A-26
     5.10 Reasonable Best Efforts........................................ A-28
     5.11 Stock Options.................................................. A-29
     5.12 Stockholder Litigation......................................... A-29
     5.13 Further Assurances............................................. A-29
     5.14 Rights Agreement; Consequences if Rights Triggered............. A-29
     5.15 Payment of Expenses............................................ A-29
     5.16 Canaan Termination Fee......................................... A-30
     5.17 Dissenting Stockholder Payments................................ A-30
     5.18 Name........................................................... A-30
     5.19 Related Agreements............................................. A-30

 6.  Conditions Precedent................................................ A-30
     6.1  Conditions to Each Party's Obligation to Effect the Merger..... A-30
          6.1.1 Stockholder Approval..................................... A-30
          6.1.2 Other Approvals.......................................... A-30
          6.1.3 No Injunctions or Restraints............................. A-31
     6.2  Conditions to Obligations of Parent and Sub.................... A-31
          6.2.1 Representations and Warranties........................... A-31
          6.2.2 Performance of Covenants and Agreements by Canaan........ A-31
          6.2.3 No Adverse Change........................................ A-31
          6.2.4 Dissenting Stockholders.................................. A-31
          6.2.5 Releases................................................. A-31
          6.2.6 Opinion of Counsel....................................... A-31
     6.3  Conditions to Obligation of Canaan............................. A-31
          6.3.1 Representations and Warranties........................... A-31
          6.3.2 Performance of Covenants and Agreements by Parent and Sub A-32

 7.  Termination......................................................... A-32
     7.1  Termination Rights............................................. A-32
          7.1.1 Mutual Consent........................................... A-32
          7.1.2 Date Certain............................................. A-32
          7.1.3 By Parent................................................ A-32
          7.1.4 By Canaan................................................ A-32
          7.1.5 Superior Proposal........................................ A-33
     7.2  Effect of Termination.......................................... A-33


        8.  Miscellaneous......................................... A-33
            8.1     Nonsurvival of Representations and Warranties. A-33
            8.2     Amendment..................................... A-33
            8.3     Notices....................................... A-33
            8.4     Counterparts.................................. A-34
            8.5     Severability.................................. A-34
            8.6     Entire Agreement; No Third Party Beneficiaries A-34
            8.7     Applicable Law................................ A-34
            8.8     No Remedy in Certain Circumstances............ A-34
            8.9     Enforcement of Agreement...................... A-34
            8.10    Assignment.................................... A-35
            8.11    Waivers....................................... A-35
            8.12    References and Titles......................... A-35
            8.13    Incorporation................................. A-35
                    Exhibit "A"--Irrevocable Proxy
                    Exhibit "B"--Goodwill Protection Agreement
                    Exhibit "C"--Office Space Agreement
                    Exhibit "D"--Release
                    Exhibit "E"--Opinion

                         AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER is entered into effective the 19/th day of April, 2002, by and among CANAAN ENERGY CORPORATION, an Oklahoma corporation ("Canaan"), CHK ACQUISITION, INC., an Oklahoma corporation ("Sub"), and CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation ("Parent"). /

                                  BACKGROUND:

   A. The board of directors of each of Parent, Sub and Canaan has determined that it is in the best interests of its respective stockholders to approve the acquisition by Parent of Canaan by means of the merger of Sub with and into Canaan, upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the OGCA;

   B. The board of directors of each of Parent, Sub and Canaan has unanimously adopted resolutions approving the Merger, this Agreement and the transactions contemplated hereby, and the board of directors of Canaan has unanimously agreed to recommend that the stockholders of Canaan approve this Agreement, the Merger and the transactions contemplated hereby;

   C. Parent, Sub and Canaan desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

   D. Parent has advised Canaan and the Canaan Specified Stockholders that it will not enter into this Agreement unless the Canaan Specified Stockholders execute and deliver to Parent an Irrevocable Proxy in the form set forth in Exhibit "A" attached hereto and made a part hereof;

   E. Parent has advised Canaan that Parent will not consummate this Agreement unless Leo E. Woodard, John K. Penton and Michael S. Mewbourn execute and deliver to Parent a Goodwill Protection Agreement in the form set forth in Exhibit "B" attached hereto and made a part hereof; and

   F. Upon consummation of the Merger pursuant to this Agreement, all of the issued and outstanding Canaan Common Stock and Canaan Stock Options will be converted into the right to receive the Merger Consideration as determined in accordance with the terms of this Agreement.

   NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

   1. Definitions. As used in this Agreement, each of the following terms has the meaning given in this paragraph or in the paragraphs referred to below:

      1.1 Affiliate(s). With respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.

      1.2 Agreement. This Agreement and Plan of Merger, as amended, supplemented or modified from time to time.

      1.3 Alternative Proposal. As defined in paragraph 5.3.2 of this Agreement.

      1.4 Bank Credit Agreement. The Restated and Consolidated Agreement dated October 23, 2000, by and among Canaan and a lending group led by Bank One, Oklahoma, N.A. as amended October 9, 2001 and November 21, 2001.

      1.5  Canaan.  Canaan Energy Corporation, an Oklahoma corporation.

      1.6  Canaan Area.  As defined in paragraph 5.1.10 of this Agreement.

      1.7 Canaan Certificate. A certificate representing shares of Canaan Common Stock.

      1.8 Canaan Common Stock. Canaan's common stock, $0.01 par value per share.

      1.9 Canaan Disclosure Schedule. The disclosure schedule attached hereto entitled the Canaan Disclosure Schedule and any documents listed on such disclosure schedule or expressly incorporated therein by reference.

      1.10  Canaan Employee(s).  As defined in paragraph 5.9 of this Agreement.

      1.11 Canaan Employee Benefit Plans. As defined in paragraph 3.15 of this Agreement.

      1.12 Canaan Financial Statements. The audited and unaudited consolidated financial statements of Canaan (including the related notes) included (or incorporated by reference) in Canaan's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the SEC.

      1.13 Canaan Material Agreements. The: (1) Bank Credit Agreement; (2) the Cedar Brush Prospect Agreement dated November 5, 2001, between Canaan and Union Gas Corporation, a Texas corporation; (3) all agreements or instruments filed with or listed in the Canaan SEC Documents as material contracts; and (4) any other written or oral agreements, contracts, commitments or understandings to which Canaan is a party, by which any of Canaan is directly or indirectly bound, or to which any asset of any of Canaan may be subject, involving total value, consideration or obligations in excess of One Million Dollars ($1,000,000.00).

      1.14  Canaan Permits.  As defined in paragraph 3.12 of this Agreement.

      1.15 Canaan Plans. The stock option plans and related agreements listed in section 2.4.3 of the Canaan Disclosure Schedule.

      1.16 Canaan Predecessor. As defined in paragraph 3.14.1 of this Agreement.

      1.17 Canaan Representative. Any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of Canaan.

      1.18 Canaan Rights. The preferred share purchase rights issued pursuant to the Canaan Rights Agreement for each share of Canaan Common Stock outstanding on March 25, 2002.

      1.19 Canaan Rights Agreement. The Rights Agreement dated as of March 13, 2002 between Canaan and UMB Bank, N.A., as rights agent setting forth the terms and conditions of the Canaan Rights.

      1.20  Canaan SEC Documents.  As defined in paragraph 3.5 of this
   Agreement.

      1.21 Canaan Severance Policy. As defined in paragraph 5.9.1(b) of this Agreement.

      1.22  Canaan Specified Stockholders.  The stockholders of Canaan who are:
   (a) on Canaan's board of directors; or (b) executive officers of Canaan.

      1.23 Canaan Stock Option(s). Any unexpired option or other right to purchase Canaan Common Stock issued under the Canaan Plans and outstanding as of the Effective Time (regardless of whether vested, unvested or currently exercisable).

      1.24 Canaan Stockholder Meeting. The meeting of the stockholders of Canaan for the purpose of voting on this Agreement and the Merger.

      1.25  Canaan Termination Fee.  As defined in paragraph 5.16 of this
   Agreement.

      1.26 CERCLA. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

      1.27 Certificate of Merger. The Certificate of Merger to be prepared and executed in accordance with the applicable provisions of the OGCA and filed with the Secretary of State of Oklahoma to reflect the consummation of the Merger.

      1.28 Closing. The closing of the Merger and the consummation of the other transactions contemplated by this Agreement.

      1.29 Closing Date. Unless otherwise agreed to by Parent and Canaan in writing, the Closing will take place on the second business day following the day after which both of the following have occurred: (a) the Canaan Stockholder Meeting; and (b) the satisfaction of the conditions to the Merger as set forth in this Agreement (other than conditions that by their nature are to be satisfied at Closing).

      1.30 COBRA. The Consolidated Omnibus Reconciliation Act of 1985, as amended, as contained in section 4980B of the Code.

      1.31  Code.  The Internal Revenue Code of 1986, as amended.

      1.32 Confidentiality Agreement. The letter agreement dated March 28, 2002 between Canaan and Parent relating to Canaan's furnishing of information to Parent in connection with Parent's evaluation of a possible transaction between Parent and Canaan.

      1.33 Contract Employee. As defined in paragraph 5.9.1(d) of this Agreement.

      1.34 Defensible Title. Such right, title and interest to an asset that is: (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice; (b) subject to Permitted Encumbrances; and (c) free and clear of all other Liens, claims, infringements, burdens or other defects.

      1.35 Dissenting Stockholders. Any holder or holders of Canaan Common Stock who validly perfect appraisal rights under Section 1091 of the OGCA.

      1.36  Effective Time.  As defined in paragraph 2.7 of this Agreement.

      1.37 Environmental Law. Any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization relating to: (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the natural environment (including, without limitation, ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land); (b) the generation, treatment, storage, disposal, use, handling, manufacture, transportation or shipment of Hazardous Materials; or (c) the pollution of the environment, solid waste or operation or reclamation of mines.

      1.38 ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

      1.39 Exchange Act. The Securities Exchange Act of 1934, as amended from time to time.

      1.40 Exchange Agent. UMB Bank, N.A., the paying agent for shares of Canaan Common Stock.

      1.41  Exchange Fund.  As defined in paragraph 2.5.1 of this Agreement.

      1.42 GAAP. Generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

      1.43 Goodwill Protection Agreement. The agreement to be executed and delivered at the Closing by Leo E. Woodard, John K. Penton and Michael S. Mewbourn in favor of Canaan and Parent substantially in the form attached hereto as Exhibit "B."

      1.44 Governmental Authority. Any national, state, county or municipal government, (whether domestic or foreign), agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over Canaan, Parent or Sub or any of their respective properties or assets.

      1.45 Hazardous Material. Any: (a) "hazardous substance" as defined by CERCLA; (b) "hazardous waste" as defined by the Resource Conservation and Recovery Act, as amended; (c) hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof; (e) asbestos-containing materials in any form or condition; or (f) polychlorinated biphenyls in any form or condition.

      1.46 HSR Act. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

      1.47 Hydrocarbons. Oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

      1.48 Indemnified Parties. As defined in paragraph 5.8.1 of this Agreement.

      1.49 Irrevocable Proxy. The irrevocable proxy in the form attached hereto as Exhibit "A" to be executed by the Canaan Specified Stockholders granting to Parent the right to vote such holders' Canaan Common Stock in connection with the stockholders' vote concerning the Merger and any and all related matters.

      1.50 Lien(s). Any lien, mortgage, security interest, pledge, deposit, production payment, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.

      1.51 Material Adverse Effect. An event or condition or a series of related events or conditions that: (1) has an adverse financial impact of more than Five Million Dollars ($5,000,000) on Canaan; (2) materially and adversely affects the business, assets, liabilities or financial condition of Canaan; or (3) with respect to either Party, materially and adversely affects the ability of the party to consummate the transactions contemplated by this Agreement in accordance herewith or fulfill the conditions to Closing. Notwithstanding the foregoing the following will not be taken into account in determining whether there has been a Material Adverse Effect: (x) any adverse affect or change that is caused by or results from conditions affecting the United States economy generally or the economy of any nation or region in which Canaan or Parent (as the case may be) conducts business on a consolidated basis; (y) any adverse affect or change that is caused by or results from conditions generally affecting the natural gas industry including, without limitation, the prices of natural gas and oil; and (z) any adverse affect or change that is caused by or results from the announcement or pendency of this Agreement, the Merger or the transactions contemplated hereby.

      1.52  Merger.  As defined in paragraph 2.1 of this Agreement.

      1.53  Merger Consideration.  The aggregate amount equal to the sum of:
   (1) the total number of shares of Canaan Common Stock that are issued and outstanding as of the Effective Time other than those held by Parent or Sub multiplied by the Per Share Merger Consideration; plus (2) the aggregate amount by which the Per Share Merger Consideration exceeds the exercise price of each of the Canaan Stock Options identified in Section 2.4.3 of the Canaan Disclosure Schedule which are in the money (based on the Per Share Merger Consideration) and which are outstanding at the Effective Time.

      1.54 Net Revenue Interests. Canaan's interest in Hydrocarbons produced from or attributable to Canaan's Oil and Gas Interests, after deducting all lessor's royalties, overriding royalties, production payments, and other interests or burdens on Hydrocarbons produced from Canaan's oil and gas properties or any well thereon.

      1.55 Office Space Agreement. The agreement to be executed between Canaan and LJ Natural Gas Company, in substantially the form attached hereto as Exhibit "C."

      1.56  OGCA.  The Oklahoma General Corporation Act, as amended.

      1.57 Oil and Gas Interests. Any and all: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and interests related to any of the foregoing), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and
   (d) interests in fixtures, equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

      1.58 Ownership Interests. The Net Revenue Interests, Working Interests and other ownership interests, if any, of Canaan in Canaan's Oil and Gas Interests which were classified as having proved reserves as of December 31, 2001 as reported in the Canaan SEC Reports and listed in Section 1.58 of the Canaan Disclosure Schedule.

      1.59  Parent.  Chesapeake Energy Corporation, an Oklahoma corporation.

      1.60  Parent Companies.  Parent and the Parent Subsidiaries.

      1.61 Parent Representative. Any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of Parent or Parent Subsidiaries.

      1.62 Parent Subsidiaries. Sub and all other direct or indirect wholly owned subsidiaries of Parent.

      1.63  Parties.  The collective reference to Parent, Sub and Canaan.

      1.64  Payout Balance.  As defined in paragraph 3.36 of this Agreement.

      1.65 Permitted Encumbrances. Any: (a) Liens for Taxes, assessments or other governmental charges or levies that are not at the particular time in question due and delinquent, foreclosure, distraint, sale or other similar proceedings have not been commenced or if commenced, have been stayed or are being contested in good faith by appropriate proceedings and if Canaan will have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by GAAP or otherwise determined by its board of directors to be adequate with respect thereto;
   (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings, if Canaan will have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by GAAP or otherwise determined by its board of directors to be adequate with respect thereto; (c) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance and other social security legislation (other than ERISA); (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property and not (i) reducing the Canaan Net Revenue Interest set forth in
   Section 1.58 of the Canaan Disclosure Schedule, (ii) increasing the Canaan Working Interests in any Oil and Gas Interest set forth in Section 1.58 of the Canaan Disclosure Schedule or (iii) impairing the value of the assets of Canaan or interfering with the ordinary conduct of the business of Canaan or rights to any of their assets; (f) Liens created or arising by operation of law to secure a party's obligations as a purchaser of oil and gas; (g) all rights to consent by, required notices to, filings with, or other actions by any

   Governmental Authority to the extent customarily obtained subsequent to Closing; (h) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the ordinary course of business that do not (x) reduce the Canaan Net Revenue Interests set forth in Section 1.58 of the Canaan Disclosure Schedule, (y) increase the Canaan Working Interests in any Oil and Gas Interest set forth in Section 1.58 of the Canaan Disclosure Schedule or (z) adversely affect the value of any asset of Canaan; (i) any defects, irregularities or deficiencies in title to easements, rights-of-way or other surface use agreements that do not (x) reduce the Canaan Net Revenue Interests set forth in Section 1.58 of the Canaan Disclosure Schedule, (y) increase the Canaan Working Interests in any Oil and Gas Interest set forth in Section 1.58 of the Canaan Disclosure Schedule or (z) adversely affect the value of any asset of Canaan; (j) preferential rights to purchase and Third-Party Consents disclosed in
   Section 1.65 of the Canaan Disclosure Schedule; (k) Liens arising under or created pursuant to the Bank Credit Agreement; and (l) Liens specifically described in Section 1.65 of the Canaan Disclosure Schedule.

      1.66 Per Share Merger Consideration. Eighteen Dollars ($18.00) per share of Canaan Common Stock including the associated Canaan Rights.

      1.67 Person(s). Any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, limited liability partnership, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

      1.68 Proxy Statement. A proxy statement in a definitive form relating to the Canaan Stockholder Meeting.

      1.69  Returns.  As defined in paragraph 3.14.1 of this Agreement.

      1.70  SEC.  The Securities and Exchange Commission.

      1.71 Securities Act. The Securities Act of 1933, as amended from time to time.

      1.72 Sub. CHK Acquisition, Inc., an Oklahoma corporation and wholly-owned subsidiary of Parent.

      1.73  Sub Common Stock.  Sub's common stock, par value $1.00 per share.

      1.74  Superior Proposal.  As defined in paragraph 5.3.2 of this Agreement.

      1.75 Surviving Corporation. As defined in paragraph 2.2 of this Agreement.

      1.76 Tax(es). Any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, license, registration and documentation fees, and custom duties, tariffs, and similar charges.

      1.77 Third-Party Consent. The consent or approval of any Person other than Canaan, Parent, Sub or any Governmental Authority.

      1.78 Transaction Documents. This Agreement, the Irrevocable Proxy, the Goodwill Protection Agreement, the Office Space Agreement and the other documents and instruments executed and delivered in connection with any of the foregoing.

      1.79 Working Interest. Canaan's share of all of the costs, expenses, burdens, and obligations of any type or nature attributable to Canaan's interests in its oil and gas properties or any well thereon.

   2.  Consummation of the Merger.  The Merger will be consummated as follows:

      2.1 The Merger. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, Sub will be merged with and into Canaan in accordance with the provisions of this Agreement and the OGCA. Such merger is referred to in this Agreement as the "Merger."

      2.2 Effect of the Merger. Upon the effectiveness of the Merger, the separate existence of Sub will cease and Canaan, as the surviving corporation in the Merger (the "Surviving Corporation"), will continue its corporate existence under the laws of the State of Oklahoma. The Merger will have the effects specified in this Agreement and the OGCA.

      2.3 Governing Instruments, Directors and Officers of the Surviving Corporation.

          2.3.1 Certificate of Incorporation. The certificate of incorporation of Canaan, as in effect immediately prior to the Effective Time amended to reflect the change in the name of the Surviving Corporation as provided herein, will be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with its terms and applicable law.

          2.3.2 Bylaws. The bylaws of Canaan, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until duly amended in accordance with their terms and applicable law.

          2.3.3 Name. The name of the Surviving Corporation will be CHK Acquisition, Inc., however, at the option of Parent, the name of the Surviving Corporation may be changed.

          2.3.4 Directors and Officers. The directors and officers of Sub at the Effective Time will be the directors and officers, respectively, of the Surviving Corporation from the Effective Time until their respective successors have been duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable law.

      2.4 Effect on Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, the Sub Common Stock, the Canaan Common Stock and other Canaan securities will be treated as follows subject to the terms and conditions of this Agreement:

          2.4.1 Sub Common Stock. Each share of Sub Common Stock outstanding immediately prior to the Effective Time will be automatically converted into and become one (1) share of common stock of the Surviving Corporation on a one for one basis. As a result of the Merger the foregoing stock will represent one hundred percent (100%) of the issued and outstanding capital stock of the Surviving Corporation immediately after the Effective Time.

          2.4.2 Canaan Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Canaan Common Stock that is issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Per Share Merger Consideration. Notwithstanding the foregoing, the shares of Canaan Common Stock covered by paragraph 2.4.4 of this Agreement will be controlled by such paragraph and will not receive the Per Share Merger Consideration. Each share of Canaan Common Stock, when so converted, will automatically be canceled and retired, will cease to exist and will no longer be outstanding, and the holder of any Canaan Certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration upon the surrender of such Canaan Certificate in accordance with paragraph 2.5.

          2.4.3 Canaan Stock Options. Section 2.4.3 of the Canaan Disclosure Schedule lists: (a) each of the Canaan Plans; and (b) each Canaan Stock Option outstanding as of the date hereof specifying the Canaan Plan under which such Canaan Stock Option was issued, the number of shares of Canaan Common Stock covered by such Canaan Stock Option, the term of such Canaan Stock Option, the vesting schedule for such Canaan Stock Option and the exercise price for such Canaan Stock Option. Each Canaan Stock Option remaining outstanding at the Effective Time will be or become fully vested at the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Canaan Stock Option will be canceled and each Canaan Stock Option will be converted into the right to receive, for each share of Canaan Common Stock with respect to which such Canaan Stock Option is exercisable, cash in an amount equal to the Per Share Merger Consideration, less the per share exercise price of such Canaan Stock Option. On presentation to Parent of the Canaan Stock Option or compliance with the provisions of paragraph 2.5.6 with respect thereto, the Parent will pay or cause to be paid to each holder of a Canaan Stock Option, for each share of Canaan Common Stock with respect to which such Canaan Stock Option is exercisable, cash in an amount equal to (i) the amount by which (A) the Per Share Merger Consideration, exceeds (B) the per share exercise price of such Canaan Stock Option, less (ii) amounts required to be withheld by Parent or Canaan, if any, in respect of federal taxes and other payroll withholding as a consequence of the cancellation and conversion of such Canaan Stock Option in accordance herewith. Without limiting the foregoing, except as expressly disclosed in Section 2.4.3 of the Canaan Disclosure Schedule, Canaan further hereby represents and warrants to Parent that: (i) all adjustments required to be made to the number of shares issuable or the exercise price for exercise under each of the Canaan Stock Options has been accurately made as disclosed in Section
       2.4.3 of the Canaan Disclosure Schedule; and (ii) all required notices have been given to the holders of the Canaan Stock Options including, without limitation, adjustment notices. As of the Effective Time, as a result of the Merger, the provisions in any of the Canaan Plans or any other program, arrangement, option, warrant or other agreement providing for the issuance or grant of any interest in respect of the capital stock of Canaan will be canceled, cease to exist and no longer be outstanding as of the Effective Time and Canaan will take all action necessary to ensure that following the Effective Time no Person will have any right thereunder to acquire equity securities of Canaan, the Surviving Corporation or any subsidiary thereof.

          2.4.4 Treasury Stock and Parent Owned Stock. At the Effective Time, by virtue of the Merger, all shares of Canaan Common Stock that are issued and held as treasury stock, if any, and all shares of Canaan Common Stock held by Parent will be canceled and retired and will cease to exist, and no Merger Consideration or other consideration will be paid or payable in exchange therefor.

          2.4.5 Dissenting Stockholder Shares. Except as provided herein, any issued and outstanding shares of Canaan Common Stock held by a Dissenting Stockholder will be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the OGCA. If a Dissenting Stockholder effectively withdraws the demand for appraisal or loses the right of appraisal as provided under the OGCA, the shares of Canaan Common Stock held by such Dissenting Stockholder will be deemed to be converted under paragraph 2.4.2 of this Agreement (without interest). Canaan will provide prompt notice to Parent of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the OGCA and will provide to Parent the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the OGCA. Absent the prior written consent of Parent and Sub, Canaan will not negotiate, settle or offer to settle any demand for appraisal, provided, however that any and all payments made to settle such appraisal rights or made pursuant to the OGCA will be made solely out of Canaan assets and neither Parent nor Sub will have any liability therefor. Notwithstanding anything contained in this paragraph 2.4.5, if the Merger is rescinded or abandoned or if the stockholders of Canaan revoke the authority to effect the Merger, then the right of any Dissenting Stockholder to receive such consideration as may be determined to be due in respect of such Dissenting Stockholder's Canaan Common Stock pursuant to the OGCA will cease.

      2.5 Exchange of Certificates. The exchange of Canaan Common Stock for the Per Share Merger Consideration will be consummated as follows:

          2.5.1 Exchange Fund. At the Effective Time, Parent will deposit with the Exchange Agent, for the benefit of the holders of shares of Canaan Common Stock and for exchange in accordance with this Agreement, funds representing the Merger Consideration to be paid in exchange for shares of Canaan

       Common Stock pursuant to paragraph 2.5.2, less the amount of the Merger Consideration which: (i) would have been payable to Dissenting Stockholders; and (ii) will be payable with respect to the Canaan Stock Options. The funds delivered to the Exchange Agent pursuant hereto are referred to herein as the "Exchange Fund." The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, will deliver the Per Share Merger Consideration to be paid pursuant to paragraph 2.5.2 out of the Exchange Fund, and the Exchange Fund will not be used for any other purpose whatsoever.

          2.5.2 Notice and Surrender. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to each holder of record of Canaan Common Stock that, immediately prior to the Effective Time, were converted into the right to receive the Per Share Merger Consideration pursuant to paragraph 2.4.2, a letter of transmittal to be used to effect the exchange of such Canaan Common Stock for the Per Share Merger Consideration, along with instructions for using such letter of transmittal to effect such exchange. The letter of transmittal (or the instructions thereto) will specify that delivery of any Canaan Certificate will be effected, and the risk of loss and title thereto will pass, only upon delivery of such Canaan Certificate to the Exchange Agent and will be in such form and have such other provisions as Parent may reasonably specify. On surrender to the Exchange Agent of a Canaan Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents: (a) the holder of such Canaan Certificate will be entitled to receive in exchange therefor the Per Share Merger Consideration for each share of Canaan Common Stock represented by such Canaan Certificate (after giving effect to any required withholding of Taxes); and (b) the Canaan Certificate so surrendered will forthwith be canceled. No interest will be paid or accrued on the Per Share Merger Consideration. In the event of a transfer of ownership of Canaan Common Stock that is not registered in the transfer records of Canaan, the Per Share Merger Consideration may be paid to a transferee if the Canaan Certificate representing such shares of Canaan Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this paragraph 2.5.2, each Canaan Certificate will be deemed at any time after the Effective Time to represent only the right to receive on such surrender the Per Share Merger Consideration for the number of shares of Canaan Common Stock represented by such Canaan Certificate as provided in paragraph 2.4.2.

          2.5.3 Full Satisfaction. Payment of the Per Share Merger Consideration upon the surrender for exchange of shares of Canaan Common Stock in accordance with the terms hereof will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Canaan Common Stock. After the Effective Time, there will be no further registration of transfers on the Surviving Corporation's stock transfer books of the shares of Canaan Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Canaan Certificate is presented to the Surviving Corporation or Parent for any reason, it will be canceled and exchanged as provided in this paragraph 2.5.

          2.5.4 Unclaimed Exchange Fund. Any portion of the Exchange Fund held by the Exchange Agent in accordance with the terms of this paragraph 2.5 that remains unclaimed by the former stockholders of Canaan for a period of one (1) year following the Effective Time will be delivered to Parent, on demand. Thereafter, any former stockholders of Canaan who have not theretofore complied with the provisions of this paragraph 2.5 will look only to Parent for payment of their claim for the Per Share Merger Consideration for the number of shares of Canaan Common Stock owned. No interest will be paid or payable on any Per Share Merger Consideration regardless of the date actually paid.

          2.5.5 No Liability. Neither Parent, Sub, Canaan, the Surviving Corporation, the Exchange Agent nor any other Person will be liable to any former holder of shares of Canaan Common Stock for any amount properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by former holders of Canaan Common

       Stock for a period of three (3) years following the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Authority) will, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

          2.5.6 Lost, Stolen or Destroyed Certificates. If any Canaan Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Canaan Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against Parent with respect to such Canaan Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Canaan Certificate the Per Share Merger Consideration deliverable with respect thereto pursuant to this Agreement.

          2.5.7 Investment of Exchange Fund. The Exchange Agent will invest any cash included in the Exchange Fund from time to time, as directed by Parent, in short term money market assets or similar securities. Any interest and other income resulting from such investments will be payable to Parent on demand and will be the sole property of Parent.

      2.6 Closing. The Closing will take place on the Closing Date at such time and place as is agreed upon by Parent and Canaan.

      2.7 Effective Time of the Merger. The Merger will become effective immediately when the Certificate of Merger is accepted for filing by the Secretary of State of Oklahoma or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time"). The Certificate of Merger will be filed on the Closing Date as soon as practicable after the Closing; provided, however, that the Certificate of Merger may be filed prior to the Closing Date or prior to the Closing so long as it provides for an Effective Time that occurs after the Closing.

      2.8 Taking of Necessary or Further Action. Each of Parent, Sub and Canaan will use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the OGCA as promptly as commercially practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either Sub or Canaan, the officers and directors of the Surviving Corporation are fully authorized, in the name of the Surviving Corporation or otherwise to take, and will take all such lawful and necessary action.

   3. Canaan Representations and Warranties. Except as set forth in the Canaan Disclosure Schedule with a reference to each paragraph of this Agreement modified by such item of disclosure, Canaan hereby represents and warrants to Parent and Sub that:

      3.1 Corporate Organization. Canaan: (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of Oklahoma; (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is presently being conducted; and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Canaan). Copies of the certificate or articles of incorporation and bylaws of Canaan have heretofore been delivered to Parent and such copies are accurate and complete as of the date hereof.

      3.2 Authority and Enforceability. The board of directors of Canaan (at a meeting duly called and held) has: (a) determined that the Merger is advisable; and (b) resolved to approve the Merger and recommend the approval and adoption of this Agreement by Canaan's stockholders. In addition, the board of directors of Canaan has taken all action necessary to render the Control Share Acquisition Act, Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes and Section 1090.3 of the OGCA inapplicable to the Merger and the other transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation applies or purports to apply to Canaan with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement. Canaan has the requisite corporate power and authority to execute and deliver this Agreement and (with respect to consummation of this Agreement and the Merger, subject to the approval of the stockholders of Canaan) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and (with the approval by the stockholders of Canaan) the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Canaan, including approval by the board of directors of Canaan, and no other corporate proceedings on the part of Canaan are necessary to authorize the execution or delivery of this Agreement or (with approval by the stockholders of Canaan) to consummate the transactions contemplated hereby. The board of directors of Canaan has taken all action necessary to render the Canaan Rights inapplicable to this Agreement, the other Transaction Documents and the Merger and ensure that neither Parent nor Sub nor any of their Affiliates or associates is or will become an "Acquiring Person" (as defined in the Canaan Rights Agreement) by reason of any of the Transaction Documents or the Merger. In addition, a "Distribution Date" (as defined in the Canaan Rights Agreement) will not occur by reason of the execution of this Agreement, the execution of any of the Transaction Documents or the consummation of the Merger. This Agreement has been duly and validly executed and delivered by Canaan and constitutes a valid and binding obligation of Canaan, enforceable against Canaan in accordance with its terms.

      3.3 No Violations. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance by Canaan with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation (excluding any change of control put or acceleration) or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Canaan under, any provision of: (a) the certificate of incorporation or bylaws of Canaan; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Canaan; or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph 3.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Canaan or any of Canaan's properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Canaan.

      3.4 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration, or filing with, or permit from, any Governmental Authority is required by or with respect to Canaan in connection with the execution and delivery of this Agreement by Canaan or the consummation by Canaan of the transactions contemplated hereby except for the following: (1) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Canaan; (2) the filing of the Certificate of Merger with the Secretary of State of Oklahoma pursuant to the provisions of the OGCA; (3) the filing, if necessary, of a pre-merger notification report under the HSR Act and the expiration or termination of the applicable waiting period; (4) the filing with the SEC of the Proxy Statement and such other reports under
   Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; and (5) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws. No Third-Party Consent is required by or with respect to Canaan in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for: (x) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Canaan;
   (y) the valid approval of this

   Agreement and the Merger by the stockholders of Canaan; and (z) any consent, approval or waiver required by the terms of the Bank Credit Agreement, which consent, approval or waiver Canaan agrees to use reasonable efforts to obtain if requested by Parent or Sub.

      3.5 Canaan SEC Documents. Parent has had available to it a true, correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Canaan with the SEC since December 31, 2000, and prior to the Effective Time (the "Canaan SEC Documents"), which are all the documents that Canaan was or will be required to file with the SEC since such date. As of their respective dates, the Canaan SEC Documents complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Canaan SEC Documents, and none of the Canaan SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      3.6 Financial Statements. The Canaan Financial Statements were prepared in accordance with the applicable published rules and regulations of the SEC with respect thereto and in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects, in accordance with applicable requirements of GAAP, the financial position of Canaan as of their respective dates and the results of operations and the cash flows of Canaan for the periods presented therein.

      3.7 Capital Structure. The authorized capital stock of Canaan consists of 50,000,000 shares of Canaan Common Stock and 1,000,000 shares of preferred stock, 25,000 of which have been designated as Series A Junior Participating Preferred Stock, par value $.01. As of April 17, 2002: (a) 4,353,646 shares of Canaan Common Stock were validly issued and outstanding;
   (b) 500,000 shares of Canaan Common Stock were reserved for issuance pursuant to the Canaan Plans, of which Canaan Stock Options to purchase a total of 470,450 shares of Canaan Common Stock were issued and outstanding;
   (c) there are no shares of capital stock of Canaan of any class authorized, issued or outstanding other than the Canaan Common Stock ; and (d) 578,169 shares of Canaan Common Stock were held by Canaan as treasury stock. Except for changes resulting from the exercise of Canaan Stock Options listed in section 2.4.3 of the Canaan Disclosure Schedule Canaan will notify Parent in writing simultaneously with any change after April 17, 2002, in any of the numbers of securities set forth in the immediately preceding sentence together with a detailed explanation of the event giving rise to such change. Except as described in subpart (a) above, as described in Section
   2.4.3 of the Canaan Disclosure Schedule and the Canaan Rights under the Canaan Rights Plan, there are: (i) no outstanding shares of capital stock or other voting securities of Canaan; (ii) no outstanding securities of Canaan or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Canaan; and (iii) no outstanding subscriptions, options, warrants, calls, rights (including preemptive rights, stock appreciation rights, phantom stock rights, conversion rights, commitments, understandings or agreements to which Canaan is a party or by which it is bound) obligating Canaan to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other securities of Canaan or obligating Canaan to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement. All outstanding shares of capital stock of Canaan are validly issued, fully paid and nonassessable and not subject to any preemptive right. As of the date hereof there is no, and at the Effective Time there will not be any, stockholder agreement, voting trust or other agreement or understanding to which Canaan is a party or by which it is bound relating to the voting of any shares of the capital stock of Canaan.

      3.8 Governmental Regulation. Canaan is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 or any state public utilities laws.

      3.9 Litigation. There is no litigation, arbitration, investigation or other proceeding of any Governmental Authority or other Person pending or, to the knowledge of Canaan, threatened against Canaan or Canaan's assets which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Canaan. Canaan has no knowledge of any facts that are likely to give rise to any litigation, arbitration, investigation or other proceeding of any Governmental Authority or other Person which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Canaan. Canaan is not subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders and any injunction, judgment, order, decree or ruling that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Canaan). There is no litigation, investigation or other proceeding of any Governmental Authority or other Person pending or, to the knowledge of Canaan, threatened against or affecting Canaan that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Canaan in connection with the transactions contemplated hereby.

      3.10 Brokers. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Canaan for which Canaan or Parent or Sub will have any obligation or liability.

      3.11 Absence of Certain Changes or Events. Since December 31, 2001, Canaan has conducted its business only in the ordinary course of business consistent with past practices and, since such date, there has not been any event (financial or otherwise, whether or not in the ordinary course of business), circumstance or condition that: (a) would be reasonably likely to have a Material Adverse Effect on Canaan; or (b) would have required the consent of Parent pursuant to paragraph 5.1 had such event occurred after the date of this Agreement.

      3.12 Compliance with Laws, Material Agreements and Permits. Canaan is not in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (a) its certificate or articles of incorporation or bylaws or other governing document; (b) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority; or (c) any Canaan Material Agreement, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Canaan. Canaan has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets ("Canaan Permits"), except for Canaan Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Canaan. Canaan is in compliance with the terms of each of the Canaan Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Canaan. No investigation or review by any Governmental Authority with respect to Canaan is pending or, to the knowledge of Canaan, threatened, other than those, the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on Canaan. To the knowledge of Canaan, no party to any Canaan Material Agreement is in material breach of the terms, provisions and conditions of such Canaan Material Agreement.

      3.13 No Restrictions. Canaan is not a party to: (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital stock; (b) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness reflected in the Canaan Financial Statements or indebtedness incurred in the ordinary course of business); (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person; (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business); or (e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

      3.14 Taxes. During the period beginning on January 1, 1998, and ending on the date hereof, except as expressly provided below:

          3.14.1 Canaan and any affiliated, combined or unitary group of which Canaan or any subsidiary is or was a member and any Person that has been acquired by Canaan (a "Canaan Predecessor") has properly completed and timely (taking into account any extensions) filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed in respect of any Tax and has timely paid all Taxes that are shown by such Returns to be due and payable and the Returns correctly and accurately (except for one or more matters the aggregate effect of which would not reasonably be expected to have a Material Adverse Effect) reflect the facts regarding the income, business and assets, operations, activities, status or other matters of Canaan required to be shown thereon or any other information required to be shown thereon and are not subject to penalties under Section 6662 of the Code, relating to accuracy-related penalties, or any corresponding provision of applicable state, local or foreign tax law or any predecessor provision. Canaan has established reserves that are adequate in the aggregate for the payment of all material Taxes not yet due and payable with respect to the results of operations of Canaan through the date hereof, and has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and the filing of material federal, state or local Returns except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

          3.14.2 Section 3.14.2 of the Canaan Disclosure Schedule sets forth the last taxable period through which the federal income Tax Returns of Canaan and any Canaan Predecessor have been examined by the IRS. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in Canaan's most recent audited financial statements. No Tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Canaan would be liable, and no deficiency which has not yet been paid for any such Taxes has been proposed, asserted or assessed against Canaan with respect to any period which would reasonably be expected to have a Material Adverse Effect. No claim has been asserted by an authority in any jurisdiction where Canaan do not file Returns that any Canaan Company is subject to Tax in that jurisdiction.

          3.14.3 Canaan and the Canaan Predecessors have not executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority: (a) any agreement extending the period for assessment or collection of any Tax for which Canaan is liable for any period that is open under the applicable statute of limitations; or (b) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to Canaan for the current or any future taxable period. Canaan and the Canaan Predecessors have not made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Canaan. Canaan is not a party to, is not bound by and has no obligation under any tax sharing agreement or similar agreement or arrangement. Canaan is not a party to any agreement or other arrangement that would result separately or in the aggregate in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          3.14.4 There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Canaan.

          3.14.5 Canaan has never been a member of an "affiliated group of corporations" within the meaning of Section 1504 of the Code, other than as a common parent corporation.

          3.14.6 After the date hereof, no election which is inconsistent with past practices with respect to Taxes will be made by Canaan without the written consent of Parent.

          3.14.7 None of the assets of Canaan are property that is required to be treated as being owned by any other Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

          3.14.8 None of the assets of Canaan directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets of Canaan is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          3.14.9 Canaan has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which will have any adverse effect on any Tax for a period which ends after December 31, 2000.

          3.14.10 Canaan and the Canaan Predecessors have not participated in an international boycott within the meaning of Section 999 of the Code.

          3.14.11 Canaan and the Canaan Predecessors have not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

          3.14.12 Section 3.14.12 of the Canaan Disclosure Schedule identifies each arrangement to which Canaan is currently a party and which is a partnership for federal income tax purposes and which was required to file an income tax return for a taxable year of such partnership which ended in 2001 (taking into account any election which permitted such arrangement not to file a return).

          3.14.13 Canaan did not have an excess loss account in any subsidiary which had on December 31, 2001, assets with a fair market value in excess of $500,000.

          3.14.14 Canaan is in compliance with all applicable laws, rules, regulations and orders applicable to the Oil and Gas Interests to the extent pertaining to escheatment or similar laws affecting the payment of revenues except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Canaan.

      3.15  Employee Benefit Plans.

          3.15.1 Section 3.15.1 of the Canaan Disclosure Schedule lists: (i) the "employee benefit plans" (within the meaning of Section 3(3) of ERISA), which Canaan maintains or sponsors or with respect to which Canaan has any material liability (actual or contingent, primary or secondary); and (ii) all other (A) director or employee compensation or benefit plans, programs or arrangements, (B) stock purchase, stock option, severance, bonus, incentive and deferred compensation plans, (C) written employment or consulting contracts, and (D) change-in-control agreements which Canaan maintains, sponsors or is a party to or with respect to which Canaan has or could have any material liability (such plans, programs, arrangements, contracts and agreements are collectively referred to herein as the "Canaan Employee Benefit Plans").

          3.15.2 (i) The reserves reflected in the balance sheet contained in the Canaan Financial Statements for the period ending December 31, 2001 (together with all footnotes attached thereto, the "Balance Sheet") relating to any unfunded benefits under the Canaan Employee Benefit Plans were adequate in the aggregate under GAAP as of December 31, 2001; and (ii) Canaan has not incurred any material unfunded liability in respect of any such Canaan Employee Benefit Plans since that date.

          3.15.3 There are no suits, investigations or claims (other than undisputed claims for benefits) pending or, to the knowledge of Canaan threatened (or any basis therefor) relating to or for benefits under the Canaan Employee Benefit Plans.

          3.15.4 Each Canaan Employee Benefit Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and each Canaan Employee Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified.

          3.15.5 (i) No Canaan Employee Benefit Plan currently has any "accumulated funding deficiency" as such term is defined in ERISA
       Section 302 and Code Section 412 (whether or not waived); (ii) no event or condition exists or is expected to occur which is a reportable event within the meaning of ERISA Section 4043 with respect to any Canaan Employee Benefit Plan that is subject to Title IV of ERISA and with respect to which the 30-day notice requirement has not been waived;
       (iii) each member of Canaan's Controlled Group (as defined below) has made all required premium payments when due to the Pension Benefit Guaranty Corporation ("PBGC"); (iv) neither Canaan nor any member of its Controlled Group is subject to any liability to the PBGC for any Canaan Employee Benefit Plan termination; (v) no amendment has occurred which requires Canaan or any member of its Controlled Group to provide security pursuant to Code Section 401(a)(29); and (vi) neither Canaan nor any member of its Controlled Group has engaged in a transaction which is reasonably likely to subject it to liability under ERISA
       Section 4069. For the purposes of this paragraph 3.15, the term "Controlled Group" means all corporations, trades or businesses which, together with Canaan, are treated as a single employer under Section 414 of the Code.

          3.15.6 No Canaan Employee Benefit Plan is a multiemployer plan (within the meaning of Section 3(37) of ERISA) and neither Canaan nor any member of its Controlled Group has incurred or is reasonably likely to incur any liability to any multiemployer plan nor has or is engaged in a transaction which is reasonably expected to subject Canaan or any member of its Controlled Group to any liability under ERISA Section 4212(c).

          3.15.7 Each Canaan Employee Benefit Plan described in subpart 3.15.1(i) above can be unilaterally terminated at any time by Canaan without material liability to Canaan.

      3.16  Environmental Matters.

          3.16.1 (i) The reserves reflected in the Canaan Financial Statements relating to environmental matters were adequate under GAAP as of December 31, 2001, and Canaan has not incurred any liability in respect of any environmental matter since that date which would reasonably be expected to have a Material Adverse Effect; and (ii) the Canaan SEC Documents include all information relating to environmental matters required to be included therein under the rules and regulations of the SEC applicable thereto.

          3.16.2 To the knowledge of Canaan, except for any matters which would not reasonably be expected to have a Material Adverse Effect: (i) each of Canaan and Canaan Predecessors has conducted its business and operated its assets, and is conducting its business and operating its assets, in compliance with all Environmental Laws; (ii) Canaan has not been notified by any Governmental Authority that any of the operations or assets of Canaan is the subject of any investigation or inquiry by any Governmental Authority evaluating whether any material remedial action is needed to respond to a release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material; (iii) neither Canaan nor any other Person has filed any notice under any federal, state or local law indicating that (A) Canaan or any Canaan Predecessor is responsible for the improper release into the environment, or the improper storage or disposal of any Hazardous Material, or (B) any Hazardous Material is improperly stored or disposed of upon any property of Canaan or any Canaan Predecessor; (iv) Canaan does not have any contingent liability in connection with a release into the environment at or on the property now or previously owned or leased by Canaan or any Canaan Predecessor, or the storage or disposal of any Hazardous Material; (v) neither Canaan or any of the Canaan Predecessor has received any claim, complaint, notice, inquiry or request for information which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property owned, leased or operated by Canaan or any Canaan Predecessor; (vi) there are no sites, locations or operations at which Canaan is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, as required by Environmental Laws; and (vii) all underground storage tanks and solid waste disposal facilities owned or operated by Canaan are used and operated in material compliance with Environmental Laws.

      3.17 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Canaan Common Stock voting as one class is the only vote of the holders of any class or series of Canaan capital stock or other voting securities necessary to approve this Agreement and the Merger. The affirmative vote of the holders of Canaan capital stock, or any of them, is not necessary to approve any of the Transaction Documents other than this Agreement or to consummate any transaction other than the Merger.

      3.18 Canaan Board of Directors Actions. The board of directors of Canaan has by requisite vote of all directors present: (a) determined that the Merger is advisable; (b) approved the Merger in accordance with the provisions of Section 1081 of the OGCA and the transactions contemplated by this Agreement; and (c) recommended the approval of this Agreement and the Merger by the holders of Canaan Common Stock and directed that the Merger be submitted for consideration by the holders of Canaan Common Stock at a meeting of such stockholders contemplated by paragraph 5.4 hereof.

      3.19 Employment Contracts and Benefits. Except as otherwise provided for in any Canaan Employee Benefit Plan: (a) Canaan is not subject to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees or any other Person; and (b) no employee of Canaan, the Canaan Predecessor or any other Person owns, or has any rights granted by Canaan to acquire, any interest in any of the assets or business of Canaan. Section
   3.19 of the Canaan Disclosure Schedule sets forth all indebtedness, promissory notes and other obligations owing by any employee, officer or non-employee director of Canaan including, without limitation, by any employee, officer or non-employee director, the principal amount thereof, the interest rate applicable thereto, any collateral securing payment thereof, the payment terms and the maturity date thereof.

      3.20 Labor Matters. No employees of Canaan are represented by any labor organization. No labor organization or group of employees of Canaan has made a demand for recognition or certification as a union or other labor organization, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities involving Canaan pending with any labor organization or group of employees of Canaan. Canaan is in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or social security Taxes and similar Taxes, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Canaan.

      3.21 Insurance. Each of the insurance policies currently maintained by Canaan is described in Section 3.21 of the Canaan Disclosure Schedule. Canaan maintains, and through the Closing Date will maintain, such insurance in full force and effect. Canaan may terminate each of its insurance policies or binders at or after the Closing and will incur no penalties or other material costs in doing so other than any short rate premium adjustments. None of such policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, nor has Canaan failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. There (a) are no outstanding claims under any such policies or binders and, to the knowledge of Canaan, there has not occurred any event that might reasonably form the basis of any claim against or relating to Canaan that is not covered by any of such policies or binders;
   (b) is no notice of cancellation or non-renewal of any such policies or binders which has been received; and (c) no performance bonds outstanding with respect to Canaan.

      3.22 Intangible Property. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of Canaan or for the ownership and operation, or continued ownership or operation, of any of Canaan's assets, for which Canaan does not hold valid and continuing authority in connection with the use thereof. Section 3.22 of the Canaan Disclosure Schedule lists each seismic agreement to which Canaan is a party.

      3.23 Title to Assets. Canaan has Defensible Title subject only to Permitted Encumbrances to: (1) all Oil and Gas Interests of Canaan included or reflected in the Ownership Interests and included in section 1.58 of the Canaan Disclosure Schedule as having proved reserves; (2) all other Oil and Gas Interests of Canaan as listed in section 3.23 of the Canaan Disclosure Schedule detailing the type of interest and general location; (30 all other assets owned by Canaan. Each Oil and Gas Interest included or reflected in the Ownership Interests entitles Canaan to receive not less than the undivided Net Revenue Interest set forth in (or derived from) the Ownership Interests of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of such costs and expenses of operation and development of such Oil and Gas Interest that is borne or to be borne by Canaan is not greater than the undivided Working Interest set forth in (or derived from) the Ownership Interests.

      3.24 Opinion of Financial Advisor. The board of directors of Canaan has received the opinion of CIBC World Markets, Inc., that, as of such date, the Per Share Merger Consideration to be received by the holders of Canaan Common Stock is fair to such holders from a financial point of view.

      3.25 Oil and Gas Operations. (a) All wells included in the Oil and Gas Interests of Canaan have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance with applicable oil and gas leases and applicable laws, rules, regulations, except where the failure or violation would not reasonably be expected to have a Material Adverse Effect on Canaan; and (b) proceeds from the sale of Hydrocarbons produced from Canaan's Oil and Gas Interests are being received by Canaan in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $250,000 held in suspense in the ordinary course of business).

      3.26 Financial and Commodity Hedging. Section 3.26 of the Canaan Disclosure Schedule accurately summarizes the outstanding Hydrocarbon and financial hedging positions of Canaan (including fixed price controls, collars, swaps, caps, hedges and puts) as of the date reflected on the Canaan Disclosure Schedule. After the date hereof, Canaan has not and will not enter into, terminate or modify any hedging positions without Parent's prior written consent, which will not be unreasonably withheld.

      3.27 Books and Records. All books, records and files of Canaan (including those pertaining to Canaan's Oil and Gas Interests, wells and other assets, the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records):
   (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures; and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by Canaan of their respective assets.

      3.28 Other Entities. Canaan has no direct or indirect equity interest in any corporation, partnership, limited liability company, joint venture, business association or other entity (other than joint venture, joint operating or ownership arrangements related to oil and gas activities entered into in the ordinary course of business or other partnerships that, individually or in the aggregate, are not material to the operations or businesses of Canaan).

      3.29 Account Information. Section 329 of the Canaan Disclosure Schedule contains an accurate list of the name and addresses of every bank and other financial institution in which Canaan maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and Persons having signature authority or legal access thereto.

      3.30 Powers of Attorney. There are no outstanding powers of attorney relating to or affecting Canaan.

      3.31 Plugging Status. All wells operated by Canaan or any Canaan Predecessor that have been permanently plugged and abandoned have been so plugged and abandoned in accordance in with all applicable requirements of each Governmental Authority having jurisdiction over Canaan and the Oil and Gas Interests except where failure to comply would not reasonably be expected to have a Material Adverse Effect.

      3.32 No Knowledge of Breach of Representations. Canaan has no actual knowledge that any of the representations of Parent or Sub contained in this Agreement are untrue as of the date of this Agreement. If and to the extent that Canaan has any such knowledge as of the date of this Agreement, Canaan will not assert any remedy under this Agreement for breach of such representation (including, but not limited to, any right to not close the Merger due to a failure to satisfy the condition to Closing set forth in paragraph 6.3.1 arising solely as a result of any such breach).

      3.33 Proxy Statement. None of the information supplied or to be supplied by Canaan for inclusion or incorporation by reference in the Proxy Statement and any amendments or supplements thereto will, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Canaan, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to Effective Time any event with respect to Canaan or Canaan's officers and directors occurs which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event will be so described, and such amendment or supplement will be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Canaan. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

      3.34 Equipment. All equipment constituting part of the Oil and Gas Interests operated by Canaan has been installed, maintained, and operated by Canaan as a prudent operator in accordance with oil and gas industry standards, and is currently in a state of repair so as to be adequate for normal operations by Canaan, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Canaan.

      3.35 Current Commitments. Section 3.35 of the Canaan Disclosure Schedule contains a true and reasonably complete list as of April 17, 2002, of all oral or written commitments for Canaan's portion of capital expenditures of more than $50,000 with respect to any of the Oil and Gas Interests for which all of the activities anticipated in such commitments are not reasonably expected to have been completed by the Effective Time. Except for those set forth in Section 3.35 of the Canaan Disclosure Schedule or as otherwise permitted by paragraph 5.1.10 of this Agreement, as of Closing there will be no oral or written commitments for capital expenditures with respect to the Oil and Gas Interests.

      3.36 Payout Balances, Gas Imbalances and Take or Pay. To the knowledge of Canaan the Payout Balance for each well owned and operated by Canaan is properly reflected in Section 3.36 of the Canaan Disclosure Schedule as of the respective date(s) shown thereon. To the knowledge of Canaan, the Payout Balance for any such third-party operated well in which Canaan owns an interest is properly reflected in Section 3.36 of the Canaan Disclosure Schedule as of the respective date(s) shown thereon. "Payout Balance(s)" means the status, as of the dates of the Canaan's calculations, of the recovery by Canaan or a third party of a cost amount specified in the contract relating to a well out of the revenue from such well where the Net Revenue Interest of Canaan therein will be reduced or the Working Interest therein will be increased when such amount has been recovered. With respect to the Oil and Gas Interests (a) there are no production, transportation or processing imbalances existing with respect to Canaan or the Oil and Gas Interests, and (b) Canaan have received no deficiency payments under gas contracts for which any party has a right to take deficiency gas from Canaan, nor has Canaan received any payments for production which are subject to refund or recoupment out of future production.

      3.37 Full Disclosure. The representations, warranties or other statements by Canaan in this Agreement or in the Canaan Disclosure Schedule or Exhibits hereto or any documents distributed generally to Canaan's stockholders, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

      3.38 Certain Agreements. There are no contracts, agreements, arrangements or understandings to which Canaan is a party which create, govern or purport to govern the right of another party (other than Parent or Sub) to acquire Canaan.

      3.39 Affiliate Transactions. There are no transactions between Canaan and any of Canaan's Affiliates, which are required to be disclosed in the Canaan SEC Documents which are not disclosed.

   4. Parent and Sub Representations and Warranties. Parent and Sub hereby jointly and severally represent and warrant to Canaan that:

      4.1 Organization and Standing. Each of Parent and Sub is a corporation duly formed, validly existing and in good standing under the laws of the State of Oklahoma and has the corporate power and authority to own its property and to carry on its business as such business is now being conducted.

      4.2 Authority and Enforceability. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub, including approval by the respective boards of directors of Parent and Sub and by Parent as the sole stockholder of Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize the execution or delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and (with respect to consummation of this Agreement and the Merger, assuming that this Agreement constitutes a valid and binding obligation of Canaan) constitutes a valid and binding obligation of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

      4.3 No Restriction. Neither Parent nor Sub is subject to any order, judgment or decree, or the subject of any litigation, claim or proceeding, pending or threatened, or any other restriction of any kind or character known to either Parent or Sub, which would affect its ability to carry out the transactions contemplated by this Agreement.

      4.4 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration, or filing with, or permit from, any Governmental Authority is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent and Sub of the transactions contemplated hereby except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect; (b) the filing of the Certificate of Merger with the Secretary of State of Oklahoma pursuant to the provisions of the OGCA;
   (c) the filing, if necessary, of a pre-merger notification report by Parent under the HSR Act and the expiration or termination of the applicable waiting period; (d) the filing with the SEC of the Proxy Statement and such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; (e) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws; and (f) the valid approval of this Agreement and the Merger by the board of directors of Parent and Sub.

      4.5 Authorization. All corporate action on the part of each of Parent and Sub, their directors and stockholders necessary for the transaction contemplated by this Agreement has been taken. This Agreement is legal, valid and binding with respect to each of Parent and Sub and is enforceable in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally.

      4.6 Litigation. There are no actions, proceedings, or investigations pending, or to the knowledge of Parent or Sub, any basis or threat thereof, which question the validity of this Agreement or any other action taken or to be taken in connection herewith or which would have a material adverse effect on the ability of either Parent or Sub to consummate the transactions contemplated hereby.

      4.7 Broker's or Finder's Fees. Neither Parent nor Sub has incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement for which either Canaan or any of its stockholders will have any responsibility whatsoever.

      4.8 Funding. Parent has available adequate funds or the means to obtain adequate funds in an aggregate amount sufficient to pay (a) all amounts required to be paid by Parent and Sub under this Agreement including payment in full of all amounts under the Bank Credit Agreement; and (b) all expenses which have been or will be incurred by Parent or Sub in connection with this Agreement and the transactions contemplated hereby.

      4.9 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business or activity (or conducted any operations) of any kind, entered into any agreement or arrangement with any Person, or incurred, directly or indirectly, any material liabilities or obligations, except in connection with its incorporation, the negotiation of this Agreement, the Merger and transactions contemplated hereby.

      4.10 Proxy Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement, and any amendments or supplements thereto will, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Canaan, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to Effective Time any event with respect to any of the Parent Companies or their officers and directors will occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event will be so described, and such amendment or supplement will be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Canaan.

      4.11 No Knowledge of Breach of Representations. Parent has no actual knowledge that any of Canaan's representations contained in this Agreement are untrue as of the date of this Agreement. If and to the extent that Parent has any such knowledge as of the date of this Agreement, Parent will not assert any remedy under this Agreement for breach of such representation (including, but not limited to, any right to not close the Merger due to a failure to satisfy the condition to Closing set forth in paragraph 6.2.1 arising solely as a result of any such breach).

      4.12 Prior Purchases. The Schedule 13D, as amended, filed by Parent pursuant to the Exchange Act with respect to prior purchases of Canaan Common Stock complies with the Exchange Act and all rules and regulations promulgated thereunder. Except as disclosed in the Schedule 13D as previously filed there are no other agreements or arrangements pursuant to which the sellers of the shares to the Parent are entitled to receive any additional consideration from any Parent Company or any Affiliate of the Parent.

   5. Covenants. From the date hereof until the Effective Time, Parent, Sub and Canaan hereby covenant and agree as follows:

      5.1 Conduct of Canaan Business Pending Closing. From the date hereof until the Effective Time, Canaan covenants and agrees that, unless Parent otherwise agrees in writing, the businesses of Canaan will be conducted only in, and Canaan will not take any action except in, the ordinary course of business and in a manner consistent with past practice, and Canaan will use its reasonable best efforts to preserve substantially intact the business organization of Canaan, to keep available the services of the current officers, employees and consultants of Canaan and to preserve the goodwill of those current relationships of Canaan with customers, suppliers and other Persons with which Canaan have significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, Canaan will not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

          5.1.1 Amend or otherwise change the certificate of incorporation or bylaws or equivalent organizational documents of Canaan;

          5.1.2 Issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of: (a) any shares of any class of capital stock of Canaan, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Canaan (except for the issuance of shares of Canaan Common Stock issuable pursuant to Canaan Stock Options outstanding on the date hereof and disclosed in the Canaan Disclosure Schedule); or (b) any assets of Canaan, except for sales of oil and gas production in the ordinary course of business;

          5.1.3 Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          5.1.4 Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or amend or modify any warrant or other right to acquire any capital stock;

          5.1.5 (a) Acquire (including, without limitation, by formation, merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any material amount of assets other than in the ordinary course of business; (b) incur any indebtedness for borrowed money in excess of the existing borrowing base under the current Bank Credit Agreement or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contribution to, or investments in, any other Person, except in the ordinary course of business and consistent with past practice, but in no event in excess of $100,000; or (c) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph 5.1.5;

          5.1.6 Increase the compensation payable or to become payable to any officers or employees, except for increases in accordance with past practices in salaries or wages of employees of Canaan who are not officers of Canaan, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Canaan (except as permitted by this Agreement), or establish, adopt, enter into, modify or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance phantom stock plan or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          5.1.7 Make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability;

          5.1.8 Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Canaan Financial Statements or subsequently incurred in the ordinary course of business and consistent with past practices;

          5.1.9 Settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated hereby, except if such settlement or compromise would not have a Material Adverse Effect;

          5.1.10 Undertake or agree to: (a) any capital commitment outside Arkansas, Oklahoma and Texas (the "Canaan Area"); (b) any new land or lease initiatives or acquisitions; (c) any capital expenditures in the Canaan Area in an individual amount greater than $10,000 net to Canaan's interest or, when aggregated with all other capital commitments, in an aggregate amount greater than

       $200,000 net to Canaan's interest unless such capital expenditure is in an oil and gas well proposed by a Parent Company, proposed by a third party and participated in by a Parent Company or approved by the Parent; or (d) any new well proposals or regulatory or governmental action with respect to any well activities, provided however, Canaan agrees to provide notice to the Parent of any new well proposal within three (3) days after receipt and the Parent will have fifteen (15) days thereafter to consent to the proposal, in which case Canaan will participate in such well proposal (to the extent Canaan is required to act in a shorter time period the notice and response periods will be shortened so that Parent will be provided a minimum of 24 hours to consent);

          5.1.11 Make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Canaan, except insofar as may have been required by a change in GAAP;

          5.1.12 Make, enter into or renew, extend, amend, modify, or waive any provisions of any Canaan Material Agreement or any other material commitment or relinquish or waive any Canaan Material Agreement rights or agree to the termination of any material Canaan Material Agreement, except in the ordinary course of business consistent with prior practice;

          5.1.13 Agree to any covenant of Canaan not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) or any other covenant restricting the development, manufacture, marketing or distribution of the products and services of Canaan or otherwise limiting the freedom of Canaan to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any material assets or which would so limit the freedom of Parent or any of its Affiliates after the consummation of the Merger;

          5.1.14 Amend, modify, terminate, waive or permit to lapse any material right of first refusal, preferential right, right of first offer or any other material right of Canaan; or

          5.1.15 Take or offer or propose to take, or agree to take in writing, or otherwise, any of the actions described in paragraphs 5.1.1 through 5.1.14 of this paragraph 5.1 or any action which would result in any of the conditions to the Merger not being satisfied.

      5.2 Access to Information. Canaan will afford to Parent and Parent Representatives (including, without limitation, directors, officers and employees of Parent and its Affiliates, and counsel, accountants and other professionals retained by Parent) such access, during normal business hours throughout the period prior to the Effective Time, to Canaan's books, records (including, without limitation, Tax returns and work papers of Canaan's independent auditors), properties, personnel and to such other information as Parent reasonably requests and will permit Parent to make such inspections as Parent may reasonably request and will cause the officers of all of Canaan to furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of Canaan as Parent may from time to time reasonably request, provided, however, that no investigation pursuant to this paragraph 5.2 will affect or be deemed to modify any of the representations or warranties made by Canaan in this Agreement. All information exchanged pursuant to this paragraph 5.2 will be subject to the Confidentiality Agreement.

      5.3 No Solicitation. Immediately following the execution of this Agreement, Canaan:

          5.3.1 Will (and will cause each of the Canaan Representatives to) terminate any and all existing activities, discussions and negotiations with third parties (other than Parent) with respect to any possible transaction involving any proposal to acquire all or any part of the Canaan Common Stock or all or a material portion of the assets, business or equity interests of Canaan (other than the transactions contemplated by this Agreement), whether by merger, purchase of assets, tender offer, exchange offer or otherwise.

          5.3.2  Will not (and will cause the Canaan Representatives not to):
       (a) solicit, initiate or encourage the submission of, any offer or proposal to acquire any of the Canaan Common Stock (other than the exercise of Canaan Stock Options) or all or any material portion of the assets, business or equity interests of Canaan or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger (other than the transactions contemplated by this Agreement), whether by merger, purchase of assets, tender offer, exchange offer or otherwise (an "Alternative Proposal"); (b) engage in negotiations or discussions concerning or provide any non-public information to any Person relating to an Alternative Proposal; or (c) agree to, approve or recommend, or otherwise facilitate any effort or attempt to make or implement, any Alternative Proposal, or withdraw its recommendation of the Merger, provided, however, that: (i) Canaan's board of directors may take and disclose to the stockholders of Canaan a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Proposal; and (ii) following receipt from a third party (without any solicitation, initiation or encouragement by Canaan or any Canaan Representatives) of a bona fide written Alternative Proposal, (x) Canaan may, upon written notice to Parent, engage in discussions or negotiations with such third party and may furnish such third party non-public information concerning Canaan, and Canaan's business, properties and assets if, prior to furnishing such information to such third party, such third party executes a confidentiality agreement not materially less favorable to Canaan than the Confidentiality Agreement (but containing provisions permitting Canaan to comply with paragraphs
       5.3.2 and 5.3.3 hereof) and (y) the board of directors of Canaan may recommend such Alternative Proposal or withdraw, modify or not make its recommendation referred to in paragraph 3.18, if and only to the extent that Canaan's board of directors determines in good faith that: (1) based on the advice of Canaan's counsel, the failure to recommend such Alternative Proposal would constitute a breach of the board's fiduciary duties; and (2) based on the advice of Canaan's financial advisor, such Alternative Proposal, if consummated, would result in a transaction more favorable to Canaan's stockholders from a financial point of view than the transaction contemplated by this Agreement (a "Superior Proposal") and the Person making such Superior Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction.

          5.3.3 Will promptly notify Parent after receipt by Canaan or any of the Canaan Representatives of any Alternative Proposal, any inquiries indicating that any Person is considering making or wishes to make an Alternative Proposal or any requests for nonpublic information and the terms and conditions of any proposals or offers and the status of any actions, including any discussions, taken pursuant to such Alternative Proposal. Canaan agrees that it will keep Parent informed, on a current basis, of the status and terms of any such Alternative Proposal and of any discussions or negotiations regarding same.

          5.3.4 Will use Canaan's best efforts to cause each of the Irrevocable Proxies to be executed and delivered to Parent simultaneously with the execution of this Agreement, all in form and substance satisfactory to Parent and its legal counsel.

   Nothing in this paragraph 5.3 will permit Canaan to terminate this Agreement or to change or withdraw its recommendation except as specifically provided in paragraph 7.1.

      5.4 Canaan Stockholder Meeting. As promptly as practicable after the date hereof, Canaan will: (a) take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders for the purpose of voting on this Agreement and the Merger; (b) distribute to its stockholders the Proxy Statement in accordance with applicable federal and state law and with its certificate of incorporation and bylaws, which Proxy Statement will contain the recommendation of the board of directors of Canaan that its stockholders approve the merger; (c) use all reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger, this Agreement and the transactions contemplated hereby and to secure the Canaan stockholders approval; and (d) cooperate and consult with Parent with respect to each of the foregoing matters; provided, that nothing in this paragraph will prohibit the board of directors of Canaan from failing to make or from withdrawing or modifying its recommendation to Canaan's stockholders hereunder to the extent permitted by paragraph 5.3.2 of this Agreement

      5.5 Proxy Statement. With respect to the Proxy Statement, the Parties agree that:

          5.5.1 Parent and Canaan will cooperate and promptly prepare a preliminary Proxy Statement and Canaan will file the preliminary Proxy Statement with the SEC as soon as practicable after the date hereof.

          5.5.2 Parent and Canaan will cause the Proxy Statement, at the time it is delivered to the Canaan stockholders, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder.

          5.5.3 Canaan hereby covenants and agrees with Parent that the Proxy Statement (at the time it is first mailed to stockholders of Canaan, at the time of the Canaan Stockholder Meeting, and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to Canaan, or with respect to other information included in the Proxy Statement, occurs and such event is required to be described in a supplement to the Proxy Statement, such event will be so described and such supplement will be promptly prepared, filed and disseminated.

          5.5.4 Parent hereby covenants and agrees with Canaan that the Proxy Statement (at the time it is first mailed to stockholders of Canaan, at the time of the Canaan Stockholder Meeting, and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this provision will only apply to any information contained in the Proxy Statement that was supplied by Parent specifically for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to any information concerning Parent included in the Proxy Statement, occurs and such event is required to be described in a supplement to the Proxy Statement, such event will be disclosed to Canaan to be so described and such supplement will be promptly prepared, filed and disseminated.

          5.5.5 Neither the Proxy Statement nor any amendment or supplement thereto will be filed or disseminated to the stockholders of Canaan without the approval of both Parent and Canaan which approval will not be unreasonably withheld.

      5.6 Public Announcements. Prior to Closing, Canaan will consult with Parent before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and will not issue any press release or make any such public statement prior to obtaining the approval of Parent; provided, however, that such approval will not be required where such release or announcement is required by applicable law; and provided further, that Canaan may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with previously issued press releases.

      5.7 Notification of Certain Matters. Canaan will give prompt notice to Parent of: (a) any representation or warranty of Canaan contained in this Agreement being untrue or inaccurate when made; (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty of Canaan contained in this Agreement to be untrue or inaccurate on the Closing Date; or (c) any failure of Canaan to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. Parent will give prompt notice to Canaan of: (i) any representation or warranty of Parent contained in this Agreement being untrue or inaccurate when made; (ii) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty of Parent contained in this Agreement to be untrue or inaccurate on the Closing Date; or (iii) any failure of Parent to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

      5.8 Indemnification. From and after the Effective Time, Parent agrees that:

          5.8.1 Parent will indemnify and hold harmless each present and former director and/or officer of Canaan, determined as of the Effective Time (the "Indemnified Parties"), that is made a party or threatened to be made a party to any threatened, pending or completed, action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of Canaan prior to the Effective Time and arising out of actions or omissions of the Indemnified Party in any such capacity occurring at or prior to such Effective Time (a "Claim") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities reasonably incurred in connection with any Claim, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Canaan would have been permitted under Oklahoma law, the certificate of incorporation or bylaws of Canaan or written indemnification agreements in effect at the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit.

          5.8.2 Any Indemnified Party wishing to claim indemnification under paragraph 5.8.1, upon learning of any such Claim, will promptly notify Parent thereof, but the failure to so notify Parent will not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice Parent. In the event of any such Claim (whether arising before or after the Effective Time): (a) Parent will have the right to assume the defense thereof and Parent will not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense, the Indemnified Party may retain counsel reasonably satisfactory to Parent, and Parent will pay reasonable fees and expenses of such counsel for the Indemnified Party; provided, however, that Parent will be obligated pursuant to this paragraph 5.8.2 to pay for only one firm or counsel for all Indemnified Parties unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (b) such Indemnified Parties will cooperate in the defense of any such matter; and (c) Parent will not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld; and provided, further, however, that Parent will not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction will ultimately determine, and such determination will have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If such indemnity is not available with respect to any Indemnified Party, then Parent and the Indemnified Party will contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits, with any allocation of respective "fault" otherwise allocable to Canaan being allocated to Parent.

          5.8.3 The rights of each Indemnified Party shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of Canaan, under the OGCA, under existing indemnification agreements, or otherwise, all of which will be assumed by the Surviving Corporation.

          5.8.4 In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidations or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either case, proper provisions shall be made so that the successors and assigns of Parent, as case may be, shall assume the obligations as set forth in this paragraph.

          5.8.5 The provisions of this paragraph 5.8 shall survive consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

      5.9  Employee and Severance Matters.

          5.9.1  Attached as Section 5.9 of the Canaan Disclosure Schedule is:
       (1) a current list of each of Canaan's employees (the "Canaan Employees"); (2) a copy of Canaan's severance policy (the "Canaan

       Severance Policy"); (3) a severance package table which lists the cost of all severance pay to be paid to each of the Canaan Employees; (4) a list of Canaan Employees with written employment agreements (the "Contract Employees"); (5) a list of all contract pumpers and other independent contractors (the "Independent Contractors") and a summary of the terms of such arrangements including, without limitation, any severance package; and (6) a list of each of the Canaan Employees with change in control agreements ("CIC Employees") together with the amounts and terms of such change in control agreements.

          5.9.2 On or immediately prior to the Closing Date, Canaan will pay the amounts payable to the CIC Employees under the applicable change in control agreements in an amount not to exceed the amounts disclosed in the Canaan Disclosure Schedule, provided the CIC Employee has tendered the CIC Employee's resignation and executed all other documents and taken all actions required under this Agreement, the change of control agreement or the CIC Employee's employment agreement. Canaan will also pay the severance pay as indicated on the severance package table to the Canaan Employees. Notwithstanding the immediately preceding sentence, Canaan will not pay such severance pay to: (1) any Canaan Employee who is not a Contract Employee and to whom Parent or Sub offers a substantially comparable job (as determined by Parent in its reasonable discretion) with equal or better base salary at such employee's current location; (2) any Contract Employee who chooses not to terminate his employment agreement with Canaan on the Closing Date; (3) any Independent Contractor who is covered by the Canaan Severance Policy and chooses not to terminate his contract with Canaan on the Closing Date; or (4) any Canaan Employee who does not execute a severance agreement in substantially the form required by the Canaan Severance Policy. With respect to any Canaan Employee who is not paid severance pay on or immediately prior to the Effective Date, all the terms and provisions of the Canaan Severance Policy and the Contract Employees' employment agreements will continue in full force and effect. Parent shall provide funding to Canaan at the Closing sufficient in amount for Canaan to make all payments required or permitted by this paragraph 5.9.2.

          5.9.3 Neither Canaan nor Parent is under any obligation to retain or hire any Canaan Employee after the Effective Time. At least five (5) days before the Closing Date, Parent will provide to Canaan a list of those Canaan Employees to whom an offer of employment has been or will be made to be effective on the day after the Closing Date. On reasonable prior notice during normal business hours, Parent and the Parent Representatives will be given reasonable access to the facilities and to personnel, safety and other relevant records of Canaan (to the extent access to such records does not violate any law or the legitimate privacy rights of the Canaan Employee concerned) for the purpose of preparing for and conducting employment interviews with any Canaan Employees. Canaan will be responsible for and pay, on or before the Closing Date, any and all severance or other payments due to the Canaan Employees.

          5.9.4 To the extent legally required by COBRA, for a period of 18 months following the Effective Time, Parent will, or will cause the Surviving Corporation to: (a) maintain Canaan's health benefit plans for the benefit of the continuing and terminated Canaan Employees; or (b) provide such continuing and terminated Canaan Employees with the rights and benefits of Parent's employee health benefit plans; provided, that Parent will not be required to pay, or cause the Surviving Corporation to pay, the premiums for coverage under such plans for any terminated Canaan Employee. Parent will, or will cause the Surviving Corporation to, fulfill all coverage continuation obligations imposed by Section 4980B of the Code and Section 601 of ERISA for those Canaan Employees who are not retained by Parent or the Surviving Corporation. The provisions of this Section 5.9.4 are intended to be for the benefit of, and will be enforceable by, the Parties and the Canaan Employees covered by the Employee Plans at the Effective Time and their respective heirs and representatives.

          5.9.5 The Parent shall give to all Canaan employees who continue their employment with a Parent Company or the Surviving Corporation after the Effective Time ("Affected Employees") the opportunity to participate in all employee benefit plans maintained by Parent for its employees generally and shall give full credit for their continuous service with Canaan (including deemed service credited by Canaan) for purposes of eligibility to participate in vesting (but not benefit accruals under any defined benefit pension plan) under all employee benefit plans, programs, policies or arrangements which are maintained by Parent or any Parent Company for such Affected Employees to the same extent recognized by Canaan immediately prior to the Effective Time under any similar Canaan Employee Benefit Plans. Parent and the Surviving Corporation shall (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plan, that such employees may be eligible to participate in after the Effective Time (other than limitations or waiting periods that are already in effect with respect to any such employees under the Canaan plans and that have not been satisfied as of the Effective Time) and
       (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time (in the calendar year of the Effective Time) and satisfying any applicable deductible or out-of-pocket requirements for the year in which the Effective Time occurred under any welfare plans that such employees are eligible to participate in after the Effective Time. For any Affected Employee who is terminated without cause within six months following the Effective Time, such Affected Employee shall receive a severance payment equal to the greater of the amount payable under the Canaan Severance Policy or any Parent severance plan or policy applicable to employees generally.

          5.9.6 Canaan will use its best efforts to cause Canaan's Profit Sharing Plan and Indian Oil's 401(k) to be terminated immediately prior to the Closing with the result that all participants therein shall be 100% vested. The Parent shall cause the Surviving Corporation to take all of such action as is necessary as promptly as reasonably possible to receive IRS approval for the termination of such plans and promptly thereafter to distribute to the participants in the plans all amounts that they are entitled to receive under the plans. Parent will permit Affected Employees receiving distributions from the Canaan Profit Sharing Plan to be eligible for rollover contributions to any similar plans maintained by the Parent and will permit any outstanding plan loans that are in compliance with the applicable plan and the applicable law to be continued.

      5.10 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties will use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including: (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (b) the obtaining of all necessary consents, approvals or waivers from third parties; (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Transaction Documents or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (d) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of the Transaction Documents. In connection with and without limiting the foregoing, the Canaan and Canaan's board of directors will: (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or the Transaction Documents; and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger or the Transaction Documents, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by the Transaction Documents and otherwise to minimize the effect of such statute or regulation on the Merger.

      5.11  Stock Options.

          5.11.1 As soon as practicable following the date of this Agreement, Canaan's board of directors (or, if appropriate, any committee administering the Canaan Plans) will adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Canaan Stock Options granted under any Canaan Plan to confirm that each of the Canaan Stock Options outstanding immediately prior to the acceptance for payment of shares of Canaan Common Stock pursuant to the terms of this Agreement will be canceled, with the holder thereof becoming entitled to receive an amount of cash equal to the product of
       (a) the excess, if any, of (i) the Per Share Merger Consideration over
       (ii) the exercise price per share of Canaan Common Stock subject to such Canaan Stock Option, multiplied by (b) the number of shares of Canaan Common Stock issuable pursuant to the unexercised portion of such Canaan Stock Option. Subject to the Closing of the Merger, Parent agrees to provide any funding out of the Merger Consideration necessary to make the foregoing payments.

          5.11.2 All amounts payable pursuant to paragraph 5.11.1 will be subject to any required withholding of Taxes and will be paid at or as soon as practicable at or following the Effective Time, but in any event within seven days following the Effective Time, without interest. The cancellation of a Canaan Stock Option in exchange for the cash payment described in paragraph 5.11.1 will be deemed a release of any and all rights the holder of such Canaan Stock Option had or may have had in respect thereof.

          5.11.3 As soon as practicable following the date of this Agreement, Canaan's board of directors (or, if appropriate, any committee administering the Canaan Plans) will take or cause to be taken such actions as are required to cause (i) the Canaan Plans to terminate as of the Effective Time and (ii) the provisions in any other plan, program or agreement providing for the issuance, transfer or grant of any capital stock of Canaan or any interest in respect of any capital stock of Canaan to be terminated as of the Effective Time. Canaan will ensure that following the Effective Time no holder of a Canaan Stock Option or any participant in any Canaan Plan or other benefit plan, program or agreement will have any right thereunder to acquire any capital stock of Canaan or the Surviving Corporation.

      5.12 Stockholder Litigation. Canaan will give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against Canaan and its directors relating to the Merger and Canaan will not agree to any settlement of such litigation without Parent's consent.

      5.13 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Canaan or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Canaan or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Canaan acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

      5.14 Rights Agreement; Consequences if Rights Triggered. Canaan's board of directors will take all action requested in writing by Parent in order to render the Canaan Rights inapplicable to the Merger and the transactions contemplated by this Agreement. Except as approved in writing by Parent, Canaan's board of directors will not (i) amend the Canaan Rights Agreement,
   (ii) redeem the Canaan Rights or (iii) take any action with respect to, or make any determination under, the Canaan Rights Agreement, in each case in a manner adverse to Parent or Sub. If any triggering event occurs under the Canaan Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, Canaan and Parent will make such adjustment to the Per Share Merger Consideration as Canaan and Parent will mutually agree so as to preserve the economic benefits that Canaan and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions.

      5.15 Payment of Expenses. Except as set forth in this paragraph 5.15, all expenses incurred in connection with this Agreement will be paid by the party incurring such expenses, whether or not the

   Merger is consummated. "Expenses" as used in this Agreement will include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the Merger.

      5.16 Canaan Termination Fee. Parent and Canaan agree that: (a) if Canaan terminates this Agreement pursuant to paragraph 7.1.4(a); or (b) if Parent terminates this Agreement pursuant to paragraph 7.1.5; or (c) if (i) Canaan or Parent terminates this Agreement pursuant to paragraph 7.1.2 due to the failure of Canaan's stockholders to approve and adopt this Agreement, the Merger and the transactions contemplated hereby or by Parent pursuant to paragraph 7.1.3, and (ii) at the time of such termination, there exists an Alternative Proposal with respect to Canaan which has been publicly announced and remains pending and, prior to or within twelve (12) months of the termination of this Agreement, Canaan enters into a definitive agreement with any third party with respect to such Alternative Proposal with respect to Canaan which is ultimately consummated, then Canaan will pay to Parent $5,000,000.00 (the "Canaan Termination Fee"). The Canaan Termination Fee will be paid to Parent: (i) prior to, and will be a pre-condition to effectiveness of termination of this Agreement pursuant to paragraph 7.1.4(a); (ii) within three (3) business day after a termination of this Agreement pursuant to paragraph 7.1.5; and (iii) within one (1) business day after consummation of a definitive agreement entered into with a third party with respect to an Alternative Proposal if this Agreement is terminated pursuant to paragraph 7.1.2 or paragraph 7.1.3. All payments under this paragraph 5.16 will be made by wire transfer of immediately available funds to an account designated by Parent.

      5.17 Dissenting Stockholder Payments. Any and all payments made to settle appraisal rights of Dissenting Stockholders or made pursuant to the OGCA will be made solely out of Canaan assets and neither Parent nor Sub will have any liability therefor.

      5.18 Name. As of the Effective Time, the Surviving Corporation and Parent hereby release any claim to the use of the name "Canaan" and will provide an assignment of such rights to LJ Natural Gas Company, an Oklahoma corporation.

      5.19 Related Agreements. As of the Effective Time the parties will execute or cause to be executed the Goodwill Protection Agreements and the Office Space Agreement. The periodic payments to be paid under: (1) Leo E. Woodard's Goodwill Protection Agreement will be $500,000; (2) John K. Penton's Goodwill Protection Agreement will be $500,000; and (3) Michael S. Mewbourn's Goodwill Protection Agreement will be $300,000.

   6. Conditions Precedent. The obligations of the Parties under this Agreement will be subject to the following conditions precedent:

      6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each of the Parties to effect the Merger will be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

          6.1.1 Stockholder Approval. This Agreement and the Merger will have been duly and validly approved and adopted by a majority of the outstanding Canaan Common Stock voting as one class.

          6.1.2 Other Approvals. If applicable, the waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Canaan, Parent and Sub will have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect.

          6.1.3 No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect; provided, however, that prior to invoking this condition, each party will have complied fully with its obligations under this Agreement and, in addition, will use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

      6.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Sub:

          6.2.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement and any document delivered in connection herewith: (1) to the extent qualified by Material Adverse Effect or any other materiality qualification will be true and correct as of the date of this Agreement and as of the Closing Date; and (2) to the extent not qualified by Material Adverse Effect or any other materiality qualification will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date; provided that the foregoing condition will be deemed to have been satisfied unless the failure of such representations and warranties to be true and correct (without regard to any Material Adverse Effect or any other materiality qualification or threshold set forth in paragraph 3 of this Agreement), individually or in the aggregate, results in or would reasonably be expected to result in a Material Adverse Effect on Canaan. At Closing the Parent will have received a certificate of the Company, executed on its behalf by its chief executive officer, dated as of the Closing Date, certifying to the foregoing.

          6.2.2 Performance of Covenants and Agreements by Canaan. Canaan will have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Parent will have received a certificate signed by the chief executive officer of Canaan to such effect.

          6.2.3 No Adverse Change. From the date of this Agreement through the Closing, there will not have occurred any change in the condition (financial or otherwise), operations or business of Canaan that would have or would reasonably be expected to have a Material Adverse Effect on Canaan.

          6.2.4 Dissenting Stockholders. Holders of no more than ten percent (10%) of the outstanding shares of Canaan Common Stock will have exercised, nor will they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares of Canaan Common Stock by virtue of the Merger.

          6.2.5 Releases. Each officer and director of Canaan will have executed and delivered a Release in substantially the form attached hereto as Exhibit "D" and resignation as officer and director.

          6.2.6 Opinion of Counsel. Parent will have received from Crowe & Dunlevy, counsel to Canaan, an opinion in form and substance substantially as set forth in Exhibit "E" attached hereto addressed to Parent and dated as of the Closing Date.

      6.3 Conditions to Obligation of Canaan. The obligation of Canaan to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Canaan:

          6.3.1 Representations and Warranties. The representations and warranties of Parent and Sub set forth in paragraph 4 will be true and correct as of the Closing Date as though made on and as of that time, and Canaan will have received a certificate signed by the chief executive officer or the chief financial officer of Parent to such effect; provided, however, that the condition set forth in this paragraph 6.3.1 will be deemed to be satisfied even if one or more of such representations and warranties are not true and correct, so long as the failure of such representations and warranties to be true and correct (in the aggregate) does not result in Parent and/or Sub being unable to perform its obligations under this Agreement.

          6.3.2  Performance of Covenants and Agreements by Parent and
       Sub. Parent and Sub will have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and Canaan will have received a certificate signed by the chief executive officer or the chief financial officer of Parent to such effect.

   7. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of Canaan on the following terms.

      7.1  Termination Rights.  Any termination of this Agreement will be:

          7.1.1 Mutual Consent. By mutual written consent of Parent and Canaan;

          7.1.2 Date Certain. By either Canaan or Parent if: (a) the Merger has not been consummated by December 31, 2002 (provided, however, that the right to terminate this Agreement pursuant to this clause (a) will not be available to any party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (b) any Governmental Authority has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (b) will not be available to any party until such party has used all reasonable efforts to remove such injunction, order or decree); or (c) this Agreement and the Merger have not been approved by the holders of a majority of the outstanding Canaan Common Stock voting as one class at the Canaan Stockholder Meeting or at any adjournment thereof;

          7.1.3 By Parent. By Parent if: (a) there has been a breach of any of the representations and warranties made by Canaan in this Agreement or the Canaan Disclosure Schedule the aggregate of which would have a Material Adverse Effect on Canaan and such breach has not been, or cannot be, cured within twenty (20) days after notice and demand for cure thereof; or (b) Canaan has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within twenty (20) days after notice and demand for cure thereof, provided however Parent will not have the right to terminate this Agreement pursuant to this paragraph 7.1.3 if at the time Parent is in breach of any representation, warranty or covenant under this Agreement such that the conditions to Closing under paragraph 6.3 of this Agreement will not be satisfied.

          7.1.4 By Canaan. By Canaan if: (a) as a result of a Superior Proposal received by Canaan from a Person other than a party to this Agreement or any of its Affiliates, Canaan's board of directors determines to accept such Superior Proposal as provided in paragraph 5.3.2; provided, however, that prior to the effective date of any such termination, Canaan will provide Parent with an opportunity (of not less than five (5) full business days) to make such adjustments in the terms and conditions of this Agreement or the Merger as would enable Canaan to proceed with the transactions contemplated hereby; provided, further, that it will be a condition to the effectiveness of termination by Canaan pursuant to this paragraph 7.1.4, that Canaan will have paid the Canaan Termination Fee to Parent required by paragraph 5.16 of this Agreement; or (b) there has been a breach of the representations and warranties made by Parent in paragraph 4 of this Agreement the aggregate effect of which would cause Parent to be unable to perform its obligations under this Agreement, and the condition described in paragraph 6.3.1, other than the provision thereof relating to the certificate signed by the chief executive officer or chief financial officer of Parent, would not be satisfied if the Closing were to occur on the day on which Canaan gives Parent notice of such termination; or
       (c) Parent has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within twenty (20) days after notice and demand for cure thereof; or

          7.1.5  Superior Proposal.  By Parent if the board of directors of
       Canaan: (a) recommends any Alternative Proposal to Canaan's stockholders; or (b) withdraws or modifies in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, or, on request by Parent, fails to reaffirm such approval or recommendation.

      7.2 Effect of Termination. If this Agreement is terminated by either Canaan or Parent pursuant to the provisions of paragraph 7.1, this Agreement will forthwith become void and there will be no further obligation on the part of any party hereto or its respective Affiliates, directors, officers or stockholders except pursuant to, the provisions of this paragraph 7.2 and paragraphs 3.10, 4.7, 5.2, 5.5, 5.15 and 5.16 (which will continue pursuant to their terms). The termination of this Agreement will not relieve any party hereto from any liability for damages incurred as a result of a breach by such party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.

   8.  Miscellaneous.  It is further agreed as follows:

      8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement, and no agreements or obligations arising under the Confidentiality Agreement, will survive the consummation of the Merger, except for the agreements contained in paragraphs 2, 5.8, 5.9, and in this paragraph 8.

      8.2 Amendment. This Agreement may be amended by the Parties at any time before or after approval of the Merger and this Agreement by the stockholders of Canaan; provided, however, that after any such approval, no amendment will be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by a written instrument signed on behalf of each of the Parties.

      8.3 Notices. Any notice or other communication required or permitted hereunder will be in writing and either delivered personally, by facsimile transmission or by registered or certified mail (postage prepaid and return receipt requested) and will be deemed given when received (or, if mailed, five (5) business days after the date of mailing) at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a party as will be specified by like notice):

    To Parent or Sub:                         Chesapeake Energy Corporation
                                              6100 North Western Avenue
                                              Oklahoma City, Oklahoma 73118
                                              Attention: Aubrey K. McClendon
                                              Telephone: 405-879-9226
                                              Facsimile: 405-848-8588

    With a copy to:                           Commercial Law Group, P.C.
                                              2725 Oklahoma Tower
                                              210 Park Avenue
                                              Oklahoma City, Oklahoma 73102
                                              Attention: Ray Lees
                                              Telephone: 405-232-3001
                                              Facsimile: 405-232-5553

 To Canaan:                                Canaan Energy Corporation
                                           211 North Robinson, Suite 1000N
                                           Oklahoma City, Oklahoma 73102
                                           Attention:       John K. Penton
                                           Telephone:       (405) 604-9200
                                           Facsimile:       (405) 604-9295

 With a copy to:                           Crowe & Dunlevy
                                           20 North Broadway, Suite 1800
                                           Oklahoma City, Oklahoma 73102
                                           Attention:       Michael M. Stewart
                                           Telephone:       (405) 235-7747
                                           Facsimile:       (405) 272-5238

      8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

      8.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

      8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the documents and instruments delivered by the Parties in connection with this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) except as provided in paragraph 2 or paragraphs 5.8 or 5.9, is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder.

      8.7 Applicable Law. This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Oklahoma regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      8.8 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein will not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement will terminate pursuant to paragraph 7 hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent Governmental Authority, such party will not incur any liability or obligation unless such party breached its obligation under paragraph 5.10 or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

      8.9 Enforcement of Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. Accordingly, the Parties hereby agree that each party hereto will be entitled to specific performance of the terms and provisions hereof in addition to any other remedy at law or in equity.

      8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any newly formed direct or indirect wholly-owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

      8.11 Waivers. At any time prior to the Effective Time, the Parties may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereof will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

      8.12 References and Titles. All references in this Agreement to Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions of or to this Agreement and/or the schedules attached hereto unless expressly provided otherwise. Except for the defined terms in paragraph 1, titles appearing at the beginning of any Sections, paragraphs, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof.

      8.13 Incorporation. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

                          [SIGNATURE PAGES TO FOLLOW]

                                SIGNATURE PAGE

                        (Agreement and Plan of Merger)

   IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

ATTEST:                                  CANAAN ENERGY CORPORATION, an Oklahoma
                                           corporation

By:          /s/  SUE BARNARD            By:        /s/  LEO E. WOODARD
    ----------------------------------       ----------------------------------
          Sue Barnard, Secretary             Leo E. Woodard, Chairman and Chief
                                                     Executive Officer

ATTEST:

By:          /s/  SUE BARNARD            By:        /s/  JOHN K. PENTON
    ----------------------------------       ----------------------------------
          Sue Barnard, Secretary                 John K. Penton, President

                                  ("Canaan")

                                SIGNATURE PAGE

                        (Agreement and Plan of Merger)

   IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

ATTEST:                                  CHESAPEAKE ENERGY CORPORATION, an
                                           Oklahoma corporation

By:      /s/  JENNIFER M. GRIGSBY        By:      /s/  AUBREY K. MCCLENDON
    ----------------------------------       ----------------------------------
                Secretary                        Aubrey K. McClendon, Chief
                                                     Executive Officer

                                  ("Parent")

ATTEST:                                  CHK ACQUISITION, INC., an Oklahoma
                                           corporation

By:      /s/  JENNIFER M. GRIGSBY                 /s/  AUBREY K. MCCLENDON
    ----------------------------------       ----------------------------------
                Secretary                        Aubrey K. McClendon, Chief
                                                     Executive Officer

                                    ("Sub")

              APPENDIX B--FAIRNESS OPINION OF CIBC WORLD MARKETS

                                          April 19, 2002

Board of Directors
Canaan Energy Corporation
211 North Robinson, Suite 1000N
Oklahoma City, OK 73102

Gentlemen:

   You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Fairness Opinion") to the Board of Directors as to the fairness to the shareholders of Canaan Energy Corporation (the "Company"), from a financial point of view, of the consideration to be received pursuant to the Agreement and Plan of Merger (the "Agreement"), dated April 19, 2002, by and among the Company, CHK Acquisition, Inc. ("Sub"), and Chesapeake Energy Corporation ("Parent"). The Agreement provides for, among other things, a transaction whereby Sub will be merged with and into the Company (the "Merger"). Pursuant to the Merger, each outstanding share of the Company's common stock (including the associated preferred share purchase rights issued pursuant to the Company's Rights Agreement) will be converted into the right to receive $18.00 in cash (the "Merger Consideration") from Parent.

   In arriving at our Fairness Opinion we:

      (a) reviewed the draft Agreement, dated April 16, 2002 (the "Proposed Agreement");

      (b) reviewed the Company's audited financial statements for the three fiscal years ended December 31, 2001;

      (c) reviewed certain financial projections of the Company prepared by the management of the Company and furnished to us by the Company;

      (d) reviewed the Company's Annual Reports and Forms 10-K for the three fiscal years ended December 31, 2001;

      (e) reviewed the historical market prices and trading volume for the Company's common stock;

      (f) held discussions with senior management of the Company with respect to the business and prospects for future growth of the Company;

      (g) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to the Company;

      (h) performed discounted cash flow analyses of the Company using certain assumptions of future performance provided to us by the management of the Company;

      (i) reviewed and analyzed an independent reserve report as prepared by Netherland Sewall & Associates as of December 31, 2001 (reflecting the best available information, estimates and judgment of the Company and its management);

      (j) reviewed and analyzed certain publicly available financial information for transactions we deemed comparable to the Merger; and

      (k) performed such other analyses and reviewed such other information as we deemed appropriate.

   In rendering our Fairness Opinion we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to us by the Company and its respective employees, representatives and affiliates and Netherland Sewell & Associates. With respect to forecasts of future financial condition and operating results of the Company provided to us, we assumed at the direction of the Company's management, without independent verification or investigation that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgment of the Company and its management. At the direction of representatives of the Company, we also assumed that the final terms of the Agreement will not vary materially from those set forth in the Proposed Agreement reviewed by us. We have neither made nor obtained any independent evaluations or appraisals of the assets, liabilities or oil and gas reserves of the Company or affiliated entities other than the independent reserve report prepared by Netherland Sewell & Associates. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of the surviving corporation following the Merger, or the price at which the surviving corporation's common stock will trade subsequent to the Merger. We have not been asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company, or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us as of the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

   As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

   We acted as financial advisor to the Company in connection with the Merger and to the Board of Directors of the Company in rendering this opinion and will receive a fee for our services and will be indemnified by the Company against certain liabilities and expenses in connection with the rendering of such services, including liabilities under Federal securities laws. In the ordinary course of its business, CIBC World Markets and its affiliates may actively trade securities of the Company for their own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

   Based upon and subject to the foregoing, and such other factors as we deem relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the Company's shareholders pursuant to the Agreement is fair to the shareholders of the Company from a financial point of view. This Fairness Opinion is for the use of the Board of Directors of the Company. Neither this Fairness Opinion nor the services provided by CIBC World Markets in connection herewith may be publicly disclosed or referred to in any manner by the Company without the prior written approval by CIBC World Markets. CIBC World Markets consents to the inclusion of this opinion in its entirety and reference to this opinion in any proxy statement required to be distributed to the Company's shareholders in connection with the Merger.

                                          Very truly yours,

                                          CIBC World Markets Corp.

       APPENDIX C--SECTION 1091 OF THE OKLAHOMA GENERAL CORPORATION ACT

             SECTION 1091 OF THE OKLAHOMA GENERAL CORPORATION ACT

SEC. 1091.  APPRAISAL RIGHTS.

   A. Any shareholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection D of this section with respect to the shares, who continuously holds the shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection D of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to the provisions of Section 1073 of this title shall be entitled to an appraisal by the district court of the fair value of the shares of stock under the circumstances described in subsections B and C of this section. As used in this section, the word "shareholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include that is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and "depository receipt" means an instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository. The provisions of this subsection shall be effective only with respect to mergers or consolidations consummated pursuant to an agreement of merger or consolidation entered into after November 1, 1988.

   B. 1. Except as otherwise provided for in this subsection, appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation, or of the acquired corporation in a share acquisition, to be effected pursuant to the provisions of Section 1081, other than a merger effected pursuant to subsection G of
Section 1081, and Sections 1082, 1086, 1087, 1090.1 or 1090.2 of this title.

      2. a. No appraisal rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either:

          (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

          (2) held of record by more than two thousand holders.

   No appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided in subsection G of Section 1081 of this title.

      b. In addition, no appraisal rights shall be available for any shares of stock, or depository receipts in respect thereof, of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided for in subsection F of Section 1081 of this title.

      3. Notwithstanding the provisions of paragraph 2 of this subsection, appraisal rights provided for in this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to the provisions of Sections 1081, 1082, 1086, 1087, 1090.1 or 1090.2 of this title to accept for the stock anything except:

          a   shares of stock of the corporation surviving or resulting from the merger or consolidation or depository receipts thereof, or

          b. shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than two thousand holders; or

          c. cash in lieu of fractional shares or fractional depository receipts described in subparagraphs a and b of this paragraph, or

          d. any combination of the shares of stock, depository receipts, and cash in lieu of the fractional shares or depository receipts described in subparagraphs a, b, and c of this paragraph.

      4. In the event all of the stock of a subsidiary Oklahoma corporation party to a merger effected pursuant to the provisions of Section 1083 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Oklahoma corporation.

   C. Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections D and E of this section, shall apply as nearly as is practicable.

   D.  Appraisal rights shall be perfected as follows:

      1. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its shareholders entitled to appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in the notice a copy of this section. Each shareholder electing to demand the appraisal of the shares of the shareholder shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of the shares of the shareholder. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shares of the shareholder. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of the merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation as of the date that the merger or consolidation has become effective; or

      2. If the merger or consolidation is approved pursuant to the provisions of Section 1073 or 1083 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten (10) days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all of the shares of the class or series of stock of the constituent corporation, and shall include in such notice a copy of this section; provided, if the notice is given on or after the effective date of the merger or consolidation, the notice shall be given by the surviving or resulting corporation to all the holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. The notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify the shareholders of the effective date of the merger or consolidation. Any shareholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of the holder's shares. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends to demand the appraisal of the holder's shares. If the notice does not notify shareholders of the effective date of the merger or consolidation either:

          a. each constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of the constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation, or

          b. the surviving or resulting corporation shall send a second notice to all holders on or within ten (10) days after the effective date of the merger or consolidation; provided, however, that if the second notice is sent more than twenty (20) days following the mailing of the first notice, the second notice need only be sent to each shareholder who is entitled to appraisal rights and who has demanded appraisal of the holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten (10) days prior to the date the notice is given; provided, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be the effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   E. Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with the provisions of subsections A and D of this section and who is otherwise entitled to appraisal rights, may file a petition in district court demanding a determination of the value of the stock of all such shareholders; provided, however, at any time within sixty (60) days after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw the demand of the shareholder for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty
(120) days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections A and D of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. The written statement shall be mailed to the shareholder within ten (10) days after the shareholder's written request for a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal pursuant to the provisions of subsection D of this section, whichever is later.

   F. Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which within twenty (20) days after such service, shall file, in the office of the court clerk of the district court in which the petition was filed, a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements regarding the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The court clerk, if so ordered by the court, shall give notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Notice shall also be given by one or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Oklahoma City, Oklahoma, or other publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

   G. At the hearing on the petition, the court shall determine the shareholders who have complied with the provisions of this section and who have become entitled to appraisal rights. The court may require the shareholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates of stock to the court clerk for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with this direction, the court may dismiss the proceedings as to that shareholder.

   H. After determining the shareholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to the provisions of subsection F of this section and who has submitted the certificates of stock of the shareholder to the court clerk, if required, may participate fully in all proceedings until it is finally determined that the shareholder is not entitled to appraisal rights pursuant to the provisions of this section.

   I. The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be so made to each shareholder, in the case of holders of uncertificated stock immediately, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing the stock. The court's decree may be enforced as other decrees in the district court may be enforced, whether the surviving or resulting corporation be a corporation of this state or of any state.

   J. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   K. From and after the effective date of the merger or consolidation, no shareholder who has demanded appraisal rights as provided for in subsection D of this section shall be entitled to vote the stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided for in subsection E of this section, or if the shareholder shall deliver to the surviving or resulting corporation a written withdrawal of the shareholder's demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided in subsection E of this section or thereafter with the written approval of the corporation, then the right of the shareholder to an appraisal shall cease; provided further, no appraisal proceeding in the district court shall be dismissed as to any shareholder without the approval of the court, and approval may be conditioned upon terms as the court deems just.

   L. The shares of the surviving or resulting corporation into which the shares of any objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                      PROXY

                            CANAAN ENERGY CORPORATION
                         211 NORTH ROBINSON, SUITE 1000N
                          OKLAHOMA CITY, OKLAHOMA 73102

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            CANAAN ENERGY CORPORATION

     The undersigned hereby appoints Sue Barnard and Michael S. Mewbourn, or any one of them, each with the power to appoint his or her substitute, as proxies (the "Proxies"), and hereby appoints and authorizes them to represent and vote as designated below, all the shares of common stock held of record by the undersigned on May 10, 2002, at the Special Meeting of Shareholders of Canaan Energy Corporation (the "Company") to be held at _________________located
at _____________________, at [ ]:00 [ ].m. on ________,    _____, 2002, and
at any adjournment thereof.

1. Proposal to adopt the merger agreement relating to the acquisition of the Company by Chesapeake Energy Corporation, an Oklahoma corporation, by means of a merger of CHK Acquisition, Inc., an Oklahoma corporation and a subsidiary of Chesapeake Energy Corporation, with and into the Company.

            FOR [_]            AGAINST  [_]            ABSTAIN [_]

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL IN ITEM 1. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

     Please sign exactly as the name appears below. When shares are held as joint tenants, the signature of only one of the joint tenants is required. When signing as attorney, executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign the full corporate name by the President or other authorized officer. If a partnership, please sign the partnership name by an authorized person. If a limited liability company, please sign the name by an authorized person.

                                  Signature(s)_________________________________



                                  Date ________________________________________


                                  PLEASE MARK, SIGN, DATE AND RETURN
                                  THIS PROXY CARD PROMPTLY USING THE
                                  ENCLOSED ENVELOPE.